PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering statement in which such Final Offering Circular was filed may be obtained.

Subject to Completion, dated September 6, 2017

Preliminary Offering Circular

Up to 2,000,000 Shares of Common Stock ($24,000,000) FAT Brands Inc.

This is the initial public offering of securities of FAT Brands Inc. (which we refer to as the “Company,” “we,” “our” and “us”). We are offering up to 2,000,000 shares of our common stock, par value $0.0001 (which we refer to as the “Common Stock”) at an offering price of $12.00 per share, for an aggregate offering amount of up to $24,000,000 (the “Offering”). There is no minimum number of shares that must be sold by us for the Offering to proceed.

The Offering will terminate at the earlier of: (1) the date at which $24,000,000 of shares has been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (which we refer to as the “SEC” or the “Commission”), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (which we refer to as the “Termination Date”). This Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. The Company may undertake one or more closings on a rolling basis; however, it intends to complete one closing. Until we complete a closing, the proceeds for the Offering will be kept in an escrow account, except with respect to those investors using a BANQ online brokerage account. At a closing, the proceeds will be distributed to the Company and the associated shares will be issued to investors. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the investments for this Offering will be promptly returned to investors, without deduction and without interest. Wilmington Trust, N.A. will serve as the escrow agent. There is a minimum purchase requirement for an investor of 50 shares of Common Stock in order to participate in the Offering.

TriPoint Global Equities, LLC has agreed to act as our exclusive, lead managing selling agent (which we refer to as the “Selling Agent”) to offer the shares to prospective investors on a “best efforts” basis. In addition, the Selling Agent may engage one or more sub-Selling Agents or selected dealers. The Selling Agent is not purchasing the shares offered by us, and is not required to sell any specific number or dollar amount of the shares in the Offering.

We expect to commence the offer and sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the SEC. Prior to this Offering, there has been no public market for our common stock. We intend to apply to list our Common Stock on the Nasdaq Capital Market (“NASDAQ”) under the symbol “FAT.” We expect our Common Stock to begin trading on NASDAQ upon consummation of the Offering.

Following this Offering, we will be a “controlled company” within the meaning of the corporate governance rules of NASDAQ. See “The Transactions” and “Management—Corporate Governance.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 14 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Price to Public	Selling Agent Fees (1)	Proceeds to Issuer (2)
Per Share	$12.00	$0.90	$24,000,000
Maximum Offering Amount	$24,000,000	$1,800,000	$21,200,000

(1)	We have agreed to pay the Selling Agent a fee of 7.5% of the gross proceeds received by the Company in the Offering and issue a warrant to the Selling Agent to purchase shares of Common Stock equal to 5.0% of the total shares sold in the Offering, exercisable for five years at $13.20 per share. We have also agreed to reimburse certain expenses to the Selling Agent.
(2)	We estimate that our total expenses for the Offering will be approximately $1,000,000, along with cash fees payable to the Selling Agent of $1,800,000 assuming the maximum amount is sold in the Offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The following would apply only if we are unable to obtain a listing on a national securities exchange and we seek for our Common Stock to trade on a platform of the OTC Markets:

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is               2017.

FATBURGER
OPEN
24 HOURS
FATBURGER & FATBAR
Las Vegas, Nevada

FATBURGER & FATBAR
Shanghai Tower, China

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Buffalo's
Southwest Cafe

BUFFALO'S CAFE
Hiram, Ga.

Buffalo's
WORLD FAMOUS WINGS

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BONANZA
STEAK & BBQ

BONANZA STEAK & BBQ
Seymour, Indiana

BONANZA STEAK & BBQ
Seymour, Indiana

iii

BEIRUT
VICTORVILLE
MACAU
DETROIT
ISTANBUL
GILBERT
MISSION
RIYADH
CALGARY
BUENA PARK
TEMPE
RIVERSIDE
SYLMAR
SAN JOSE
VENTURA
OKOTOKS
FATBURGER
Since 1952
TUNIS
CAMROSE
ERBIL
LIVERMORE
TORONTO
FEDERAL WAY
TORRANCE
ABBOTSFORD
LONDON
ALISO VIEJO
HENDERSON
DELHI
REGINA
WHITE ROCK
SPRUCE GROVE
JAKARTA
BRENTWOOD
ELKRIDGE
TEMECULA
ISSAQUAH
LETHBRIDGE
WINNIPEG
SETON
FRANCHISE
OPPORTUNITIES
AVAILABLE

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v

FATBURGER
FATBURGER
FATBURGER
Hollywood, Ca.

FATBAR
Russell
LEMON
ALE
IPA

FAT
FATBURGER
BAR

فاتبرجر
FATBURGER
فاتبرجر
FATBURGER
FATBURGER
Doha, Qatar

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We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

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USE OF MARKET AND INDUSTRY DATA

This Offering Circular includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Offering Circular.

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OFFERING CIRCULAR SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read the entire Offering Circular carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes thereto included elsewhere in this Offering Circular, before making an investment decision.

In this Offering Circular, unless the context requires otherwise, references to “FAT Brands,” the “company,” “we,” “our” or “us” refer collectively to, following consummation of the Reorganization Transactions, including this Offering, FAT Brands Inc. and, unless otherwise stated, all of its subsidiaries.

Our Company

FAT Brands is a leading multi-brand restaurant franchising company that develops, markets, and acquires predominantly fast casual restaurant concepts around the world. As a franchisor, we generally do not own or operate restaurant locations, but rather generate revenue by charging franchisees an initial franchise fee as well as ongoing royalties. This asset light franchisor model provides the opportunity for strong profit margins and an attractive free cash flow profile while minimizing restaurant operating company risk, such as long-term real estate commitments or capital investments. Our scalable management platform enables us to add new stores and restaurant concepts to our portfolio with minimal incremental corporate overhead cost, while taking advantage of significant corporate overhead synergies. The acquisition of additional brands and restaurant concepts as well as expansion of our existing brands are key elements of our growth strategy.

We currently operate the Fatburger, Buffalo’s Cafe and Buffalo’s Express restaurant concepts, with 181 total locations across eight states and 18 countries as of March 26, 2017. While our existing footprint covers 18 countries in which we have franchised restaurants open and operational as of March 26, 2017, our overall footprint (including development agreements for proposed stores in new markets and nine countries where our brands previously had a presence that we intend to resell to new franchisees) covers 32 countries. For each of our current restaurant brands and those that we will seek to acquire, the ability to expand the overall concept footprint, both domestically and internationally, is of critical importance and a primary acquisition evaluation criterion. We believe that our restaurant concepts have meaningful growth potential and appeal to a broad base of consumers globally.

Fatburger. Founded in Los Angeles, California in 1947, Fatburger (The Last Great Hamburger StandTM) has, throughout its history, maintained its reputation as an iconic, all-American, Hollywood favorite hamburger restaurant serving a variety of freshly made-to-order, customizable, big, juicy, and tasty Fatburgers, Turkeyburgers, Chicken Sandwiches, Veggieburgers, French fries, onion rings, soft-drinks and milkshakes. With a legacy spanning over 70 years, Fatburger’s dedication to superior quality inspires robust loyalty amongst its customer base and has long appealed to American cultural and social leaders. We have counted many celebrities and athletes as past franchisees and customers, and we believe this prestige has been a principal driver of the brand’s strong growth. Fatburger offers a premier dining experience, demonstrating the same dedication to serving gourmet, homemade, custom-built burgers as it has since 1947. As of March 26, 2017, there were 162 franchised and sub-franchised Fatburger locations across six states and 18 countries, and Fatburger is one of the fastest growing hamburger restaurant franchises, with 8.2% new store growth in 2016.

Buffalo’s Cafe. Established in Roswell, Georgia in 1985, Buffalo’s Cafe (Where Everyone is FamilyTM) is a family-themed casual dining concept known for its chicken wings and 13 distinctive homemade wing sauces, burgers, wraps, steaks, salads, and other classic American cuisine. Featuring a full bar and table service, Buffalo’s Cafe offers a distinctive dining experience affording friends and family the flexibility to share an intimate dinner together or to casually watch sporting events while enjoying extensive menu offerings. After acquiring the Buffalo’s Cafe brand in 2011, we developed and launched Buffalo’s Express, a fast-casual, smaller footprint variant of Buffalo’s Cafe offering a limited version of the full menu with an emphasis on chicken wings, wraps and salads. Current Buffalo’s Express outlets are co-branded with Fatburger locations, providing our franchisees with complementary concepts that share kitchen space and result in a higher average check (compared to stand-alone Fatburger locations). As of March 26, 2017, there were 19 franchised Buffalo’s Cafe and 66 co-branded Fatburger / Buffalo’s Express locations globally. Buffalo’s Cafe achieved 10.0% new store growth in 2016.

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Ponderosa & Bonanza Steakhouse. In March 2017, our parent company, Fog Cutter Capital Group, Inc., entered into a definitive agreement to acquire the franchisor of the Ponderosa Steakhouse (which we refer to as “Ponderosa”) and Bonanza Steakhouse (which we refer to as “Bonanza”) restaurants, and intends to complete the acquisitions and contribute Ponderosa and Bonanza to us, including one company-owned restaurant, concurrently with the consummation of this Offering. Ponderosa and Bonanza offer the quintessential American steakhouse experience, for which there is strong and growing demand in international markets, particularly in Asia, the Middle East, Europe and Central America. Ponderosa and Bonanza were established in 1965 and 1963, respectively, and as of March 27, 2017, there were 99 Ponderosa and 20 Bonanza restaurants operating under franchise and sub-franchise agreements in 19 states in the United States, Canada, Puerto Rico, the United Arab Emirates, Egypt, Qatar, Taiwan, and two company-owned Ponderosa restaurants in the United States.

Beyond our current brand portfolio and the Ponderosa and Bonanza acquisitions, we intend to acquire restaurant concepts that will allow us to offer additional food categories and expand our geographic footprint. In evaluating potential acquisitions, we specifically seek concepts with the following characteristics:

●	established, widely-recognized brands;
●	steady cash flows;
●	track records of long-term, sustainable operating performance;
●	good relationships with franchisees;
●	sustainable operating performance;
●	geographic diversification; and
●	growth potential, both geographically and through co-branding initiatives across our portfolio.

We approach acquisitions from a value perspective, targeting valuations of approximately 6.0x-8.0x 12-month leading cash flow to ensure that acquisitions are immediately accretive to our earnings. Leveraging our scalable management platform, we expect to achieve cost synergies post-acquisition by reducing the corporate overhead of the acquired company – most notably in the legal, accounting and finance functions. Adjusted for these cost synergies, we believe that we will have the opportunity to acquire complementary restaurant brands at a valuation multiple materially below 6.0x-8.0x 12-month leading cash flow. We also plan to grow the top line revenues of newly acquired brands through support from our management and systems platform, including public relations, marketing and advertising, supply chain assistance, site selection analysis, staff training and operational oversight and support.

Including Ponderosa and Bonanza, our experienced and diversified franchisee base consists of 127 franchisees, 46 of whom operate multiple locations. With the completion of the Ponderosa and Bonanza acquisitions, our franchisees will operate more than 300 restaurants, with system-wide store level sales in excess of $300 million. Since converting to a franchisor model in 2011, we have improved store-level operations and maintained positive same-store sales growth in our traditional domestic market over each of the last five years while operating less than 1% of total units. Over the same time period, our concepts have also experienced significant growth in total number of locations. As a result, between 2012 and 2016, unadjusted for the acquisition of Ponderosa and Bonanza, the company achieved compound annual growth rates in net revenue, net income, and EBITDA of 9.9%, 40.0% and 35.3%, respectively, reflecting consistent yearly growth over this period. By providing multiple support services that promote the financial and operational health of our franchisees – our direct customers – we believe that we will continue to enable our franchisees to increase their same-store sales and grow their store counts, thereby driving our sustained strong financial performance. For a discussion of how we calculate same-store sales growth, please refer to “Selected Historical Combined Financial and Other Data of Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc. and Subsidiary” beginning on page 41.

The FAT Brands Difference – Fresh. Authentic. Tasty.

Our name represents the values that we embrace as a company and the food that we provide to customers – Fresh. Authentic. Tasty (which we refer to as “FAT”). The success of our franchisor model is tied to consistent delivery by our restaurant operators of freshly prepared, made-to-order food that our customers desire. With the input of our customers and franchisees, we continually strive to keep a fresh perspective on our brands by enhancing our existing menu offerings and introducing appealing new menu items. When enhancing our offerings, we ensure that any changes are consistent with the core identity and attributes of our brands, although we do not intend to adapt our brands to be all things to all people. In conjunction with our restaurant operators (which means the individuals who manage and/or own our franchised restaurants), we are committed to delivering authentic, consistent brand experiences that have strong brand identity with customers. Ultimately, we understand that we are only as good as the last meal served, and we are dedicated to having our franchisees consistently deliver tasty, high-quality food and positive guest experiences in their restaurants.

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In pursuing acquisitions and entering new restaurant segments, we are committed to instilling our FAT Brands values into new restaurant concepts. As our restaurant portfolio continues to grow, we believe that both our franchisees and diners will recognize and value this ongoing commitment as they enjoy a wider concept offering.

Competitive Strengths

We believe that our competitive strengths include:

●	Management Platform Built for Growth. We have developed a robust and comprehensive management and systems platform that supports the expansion of our existing brands while enabling the accretive and efficient acquisition and integration of additional restaurant concepts. We dedicate our considerable resources and industry knowledge to promote the success of our franchisees, offering them multiple support services such as public relations, marketing and advertising, supply chain assistance, site selection analysis, staff training and operational oversight and support. Furthermore, our platform is scalable and adaptable, allowing us to incorporate new concepts into the FAT Brands family with minimal incremental corporate costs. For example, following our acquisition of the Buffalo’s Cafe brand in 2011, we leveraged our platform to refresh the brand, expand the concept into the fast casual segment (through the Buffalo’s Express concept), and grew the brand appeal to a broader base of FAT Brands’ franchisees. As a result, as of March 26, 2017, we had grown the number of co-branded Buffalo’s Express stores from launch to 66 locations while increasing the number of franchisees from 12 to 29. As such, we intend to grow our existing brands as well as make strategic and opportunistic acquisitions that complement our existing portfolio of concepts providing an entrance into targeted restaurant segments. We believe that our platform is a key differentiator in pursuing this strategy.

●	Capital Light Business Model Driving High Free Cash Flow Conversion. We maintain an asset light business model requiring minimal capital expenditures by franchising our restaurant concepts to our owner / operators. The multi-brand franchisor model also enables us to efficiently scale the number of restaurant locations with very limited incremental corporate overhead and minimal exposure to store-level risk, such as long-term real estate commitments and increases in employee wage costs. Our multi-brand approach also gives us the organizational depth to provide a host of services to our franchisees, which we believe enhances their financial and operational performance. As a result, new store growth and accelerating financial performance of the FAT Brands network drive increases in our franchise fee and royalty revenue streams while expanding profit and free cash flow margins. From 2012 to 2016, our EBITDA margin expanded from 27.2% to 64.3%.

●	Strong Brands Aligned with FAT Brands Vision. We have an enviable track record of delivering Fresh, Authentic, and Tasty meals across our franchise system. Our current Fatburger and Buffalo’s concepts have built distinctive brand identities within their respective segments, providing made-to-order, high-quality food at competitive prices. The Ponderosa and Bonanza brands, which we will acquire upon consummation of this Offering, deliver an authentic American steakhouse experience with which customers identify. By maintaining alignment with the FAT Brands vision across an expanding platform, we believe that our concepts will appeal to a broad base of domestic and global consumers.

●	Experienced and Diverse Global Franchisee Network. As of March 26, 2017 and including Ponderosa and Bonanza, our franchise base consisted of 127 franchisees, 46 of whom operate multiple locations. With the completion of the Ponderosa and Bonanza acquisitions, our franchisees will operate more than 300 restaurants, with system-wide sales in excess of $300 million. Based on existing new restaurant commitments of over 300 locations across our brands, we anticipate that our current franchisees will open more than 30 new restaurants annually for at least the next four years. The acquisition of additional restaurant franchisors will also increase the number of restaurants operated by our existing franchisee network. Additionally, our franchise development team has built an attractive pipeline of new potential franchisees, with many experienced restaurant operators and new entrepreneurs eager to join the FAT Brands family.

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●	Ability to Cross-Sell Existing Franchisees Concepts from the FAT Brands Portfolio. Our ability to easily, and efficiently, cross-sell our existing franchisees new brands from our FAT Brands portfolio affords us the ability to grow more quickly and satisfy our existing franchisees’ demands to expand their organizations. By having the ability to offer our franchisees a variety of concepts (i.e., a fast-casual better-burger concept, a fast-casual chicken wing concept, a casual dining concept and steakhouse concepts) from the FAT Brands portfolio, our existing franchisees are able to acquire the rights to, and develop, their respective markets with a well-rounded portfolio of FAT Brands concept offerings affording them the ability to strategically satisfy their respective market demands by developing our various concepts where opportunities are available.

●	Seasoned and Passionate Management Team. Our management team and employees are critical to our success. Our senior leadership team has more than 200 years of combined experience in the restaurant industry, and many have been a part of our team since the acquisition of the Fatburger brand in 2003. We believe that our management team has the track record and vision to leverage the FAT Brands platform to achieve significant future growth. In addition, through their holdings in FCCG, our senior executives will own a significant equity interest in the company following the consummation of this Offering, ensuring long-term commitment and alignment with our public shareholders. Our management team is complemented by an accomplished Board of Directors.

Growth Strategy

The principal elements of our growth strategy include:

●

Opportunistically Acquire New Brands. Our management platform was developed to cost-effectively and seamlessly scale with new restaurant concept acquisitions. In connection with the Buffalo’s Cafe acquisition, we have also garnered expertise and developed a track record of efficiently on-boarding new brands at minimal incremental corporate cost. The anticipated acquisition of the Ponderosa and Bonanza brands is a continuation of this growth strategy, which will remain a critical facet of our future plan. In particular, we have identified food categories that appeal to a broad international base of customers, targeting the chicken, pizza, coffee, sandwich and dessert segments for future growth. We have developed a strong and actionable pipeline of potential acquisition opportunities to achieve our objectives. We seek concepts with established, widely-recognized brands; steady cash flows; track records of long-term, good relationships with franchisees; sustainable operating performance; geographic diversification; and growth potential, both geographically and through co-branding initiatives across our portfolio. We approach acquisitions from a value perspective, targeting modest multiples of franchise-level cash flow valuations to ensure that acquisitions are immediately accretive to our earnings prior to anticipated synergies.

In addition to our pending acquisition of Ponderosa and Bonanza, as of the date of this Offering Circular we have entered into a letter of intent to acquire an additional restaurant concept with approximately 60 franchised stores, and are in discussions to acquire another restaurant concept with approximately 50 stores. However, there can be no assurance that we will enter definitive agreements based on such letter of intent or discussions, consummate such acquisitions or acquire any additional restaurant brands. Furthermore, our acquisitions are subject to a number of risks and uncertainties, including as to when, whether and to what extent the anticipated benefits and cost savings of a particular acquisition will be realized. See “Risk Factors.”

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Accelerate Same-Store Sales Growth. Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year. For each of the last five years, we have achieved positive annual same-store sales growth in our traditional domestic market, which represented approximately 69% of our royalty revenue in 2016. To maintain this performance, we have embraced a multi-faceted same-store sales growth strategy. We utilize customer feedback and closely analyze sales data to introduce, test and perfect existing and new menu items. In addition, we regularly utilize public relations and experiential marketing, which we leverage via social media and targeted digital advertising to expand the reach of our brands and to drive traffic to our stores. Furthermore, we have embraced emerging technology to develop our own brand-specific mobile applications, allowing guests to find restaurants, order online, earn rewards and join our e-marketing providers. We have also partnered with third-party delivery service providers, including UberEATS, Grub Hub, Amazon Restaurants and Postmates, which provide online and app-based delivery services and constitute a new sales channel for our existing locations. Finally, many of our franchisees are pursuing a robust capital expenditure program to remodel legacy restaurants and to opportunistically co-brand them with our Buffalo’s Express and / or Fat Bar concepts (serving beer, wine, spirits and cocktails).

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●	Drive Store Growth through Co-Branding. We franchise co-branded Fatburger / Buffalo’s Express locations, giving franchisees the flexibility of offering multiple concepts, while sharing kitchen space, resulting in a higher average check (compared to stand-alone Fatburger locations). Franchisees benefit by serving a broader customer base, and we estimate that co-branding results in a 20%-30% increase in average unit volume compared to stand-alone locations with minimal incremental cost to franchisees. Our acquisition strategy reinforces the importance of co-branding, as we expect to offer each of the complementary brands that we acquire to our existing franchisees on a co-branded basis.

●	Extend Brands into New Segments. We have a strong track record of extending our brands into new segments, and we believe that we have a significant opportunity to capture new markets by strategically adapting our concepts while reinforcing the brand identity. In addition to dramatically expanding the traditional Buffalo’s Cafe customer base through Fatburger / Buffalo’s Express co-branding, we have also begun evaluating opportunities to leverage the Buffalo’s brand by promoting Buffalo’s Express on a stand-alone basis. Furthermore, we also recently began the roll-out of Fat Bars (serving beer, wine, spirits and cocktails), which we are opportunistically introducing to select existing Fatburger locations on a modular basis. Similarly, post-acquisition, we plan to create smaller-scale, fast casual Ponderosa and Bonanza concepts, to drive new store growth, particularly internationally.

●	Continue Expanding FAT Brands Internationally. We have a significant global presence, with international franchised stores in Bahrain, Canada, China, Egypt, Fiji, India, Indonesia, Iraq, Kuwait, Malaysia, Oman, Pakistan, Panama, Philippines, Qatar, Saudi Arabia, Taiwan, Tunisia, the United Arab Emirates, and the United Kingdom. We have also recently selected a local franchisee in Japan, where we expect to open new stores in the near future. We believe that the appeal of our Fresh, Authentic, and Tasty concepts is global, and we are targeting further penetration of Middle Eastern and Asian markets, particularly through leveraging the Buffalo’s and Ponderosa brands.

●	Enhance Footprint in Existing Markets through Current Franchisee Networks. Including Ponderosa and Bonanza, we had 127 franchisees who collectively operated more than 300 restaurants as of March 26, 2017. As noted, our existing franchisees have made new store commitments of over 300 locations across our brands, and we anticipate that our current franchisees will open more than 30 new stores annually for at least the next four years. Beyond these existing commitments, we have found that many of our franchisees have grown their businesses over time, increasing the number of stores operated in their organizations and expanding their concept offerings across the FAT Brands portfolio of concepts.

●	Attract New Franchisees in Existing and Unpenetrated Markets. In addition to the large pipeline of new store commitments from current franchisees, we believe the existing markets for Fatburger, Buffalo’s Cafe, Buffalo’s Express, and Ponderosa and Bonanza locations are far from saturated and can support a significant increase in units. Furthermore, new franchisee relationships represent the optimal way for our brands to penetrate geographic markets where we do not currently operate. In many cases, prospective franchisees have experience in and knowledge of markets where we are not currently active, facilitating a smoother brand introduction than we or our existing franchisees could achieve independently. We generate franchisee leads through various channels, including franchisee referrals, traditional and non-traditional franchise brokers and broker networks, franchise development advertising, and franchise trade shows and conventions.

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Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in the section entitled “Risk Factors,” including the following risks, before investing in our Common Stock:

●	Our operating results and growth strategies are closely tied to the success and cooperation of our franchisees, and we have experienced volatility in unit economics of our franchisees in recent years.

●	Our franchisees could take actions that could harm our business, and may not accurately report sales which drives our royalties.

●	We may not open new domestic and international franchisee-owned restaurants on a timely basis.

●	We may not successfully identify, recruit and contract with a sufficient number of qualified franchisees.

●	We may not achieve our target development goals, aggressive development could cannibalize existing sales and new restaurants and acquisitions of new brands may not be successful or profitable.

●	Our growth and financial results depend in part on the pending acquisition of Ponderosa and Bonanza, for which we lack history of operations under our ownership, and successfully identifying, closing and integrating future acquisitions of other brands.

●	Food safety and foodborne illness concerns may have an adverse effect on our business.

●	Our business may be adversely impacted by changes in consumer discretionary spending and general economic conditions in our franchisee markets.

●	Our international operations subject us to operating and geographic risks and foreign currency risks that could negatively affect our business and financial results.

●	We depend on key executive management.

●	We expect that FCCG will remain a significant stockholder, whose interests may differ from those of our public stockholders.

●	Given our expected market capitalization, there may be limited trading liquidity in our Common Stock.

Our Corporate Information

FAT Brands Inc., the issuer of the Common Stock in this Offering, was incorporated as a Delaware corporation on March 21, 2017. Our corporate headquarters are located at 9720 Wilshire Blvd., Suite 500, Beverly Hills, California 90212. Our main telephone number is (310) 402-0600. Our principal Internet website address is www.fatbrands.com. The information on our website is not incorporated by reference into, or a part of, this Offering Circular.

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Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include the following:

●	we are required to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

●	we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”);

●	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (which we refer to as the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

●	we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of this Offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period (as such amounts may be adjusted from time-to-time). We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced disclosure with respect to financial statements and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure. As a result of this election, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity.

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

7

The Offering

Issuer in this Offering	FAT Brands Inc.

Securities offered	Common Stock

Common Stock to be outstanding before this Offering	8,000,000 shares (1)

Common Stock to be outstanding after this Offering	10,000,000 shares, assuming the maximum amount of shares are sold (1)

Price per share	$12.00

Maximum Offering amount	2,000,000 shares at $12.00 per share, or $24,000,000. There is no minimum number of shares that must be sold by in the Offering.

Proposed NASDAQ listing	We intend to apply to list our Common Stock on the Nasdaq Capital Market under the symbol “FAT.” Our Common Stock will not commence trading on NASDAQ until all of the following conditions are met: (i) the Offering is completed; and (ii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A (“Form 8-A”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the Offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the Offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock on NASDAQ.

Use of proceeds

We estimate that the net proceeds to us from this Offering, after deducting Selling Agent fees and estimated offering expenses, will be approximately $21,200,000, assuming the maximum amount of shares are sold.

We intend to use the net proceeds that we receive from this Offering as follows: (i) $10,550,000 to fund the acquisition of Ponderosa Franchising Company and Bonanza Restaurant Company, and (ii) $9,500,000 to repay a portion of the Related Party Debt owed to FCCG, which will use this payment to repay indebtedness that it previously incurred in acquiring Buffalo’s Franchise Concepts, Inc.. See “Use of Proceeds.” These amounts assume that at least $20,050,000 in net proceeds is raised in the Offering. If less than this amount is raised in the Offering, the repayment of Related Party Debt will be reduced accordingly, and FCCG intends to repay the balance of its indebtedness and fund the purchase of Homestyle Dining LLC from other sources.

8

Controlled company

Following this Offering we will be a “controlled company” within the meaning of the corporate governance rules of NASDAQ. However we do not intend to rely on these exemptions and intend to have the same requisite independent directors and board committee structure as non-controlled companies. See “Management—Corporate Governance.”

Dividend policy	We intend to distribute as dividends to holders of our Common Stock, on a quarterly basis, substantially all of our distributable earnings, net of applicable corporate taxes and amounts payable under the Tax Sharing Agreement, in excess of amounts determined by our Board of Directors to be necessary or appropriate to be retained in the Company to provide for the conduct of our businesses, to make appropriate investments in our businesses, and to comply with the terms of debt instruments that we may enter into, other agreements and applicable law. Our targeted quarterly dividend will be 4% of the price per share in this Offering, or $0.48 per share annually ($0.12 per share quarterly), which amount may be raised or lowered in the future without advance notice. See “Dividend Policy.”

Tax Sharing Agreement

We will enter into a Tax Sharing Agreement with FCCG that provides that FCCG will file consolidated federal, California and Oregon (and possibly other jurisdictions where revenue is generated, at FCCG’s election) income tax returns with us and our subsidiaries. We will pay to FCCG the amount that our tax liability would have been had we filed a separate return and not been consolidated with FCCG. To the extent our required payment exceeds our share of the actual consolidated income tax liability (which may occur due to the application of FCCG’s net operating loss carryforwards), we will be permitted to reimburse FCCG in cash or, at the election of a committee of our Board of Directors comprised solely of disinterested directors (directors not affiliated with or interested in FCCG), we may issue to FCCG an equivalent amount of our Common Stock in lieu of cash, valued at the fair market value of our Common Stock at the time of such payment. In addition, our inter-company credit of approximately $11,660,000 due from FCCG will be applied first to reduce such excess income tax payment obligation to FCCG under the Tax Sharing Agreement. See “Certain Relationships and Related Party Transactions—Tax Sharing Agreement.”

Risk factors	Investing in shares of our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 14 of this Offering Circular for a discussion of factors you should carefully consider before investing in shares of our Common Stock.

Proposed NASDAQ symbol	We intend to apply to list the shares of our Common Stock on the Nasdaq Capital Market under the symbol “FAT.”

(1) Excludes:

●	1,000,000 shares available for future issuance under our 2017 Omnibus Equity Incentive Plan, and stock options to purchase 367,500 shares which we expect to issue under the Plan to directors and employees upon consummation of this Offering.

●	up to 100,000 shares issuable upon exercise of the warrants to be issued to the Selling Agent in connection with this Offering, exercisable at $13.20 per share.

9

Summary Historical and Pro Forma Consolidated Financial Data

The following tables present the summary historical financial data for Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc.. Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc. were historically under common control of FCCG and are the predecessors of the issuer, FAT Brands Inc., for financial reporting purposes.

The summary statement of operations data for each of the 13 weeks ended March 26, 2017 and March 27, 2016, and the summary balance sheet data as of March 26, 2017 are derived from the unaudited financial statements of Fatburger North America, Inc. and the unaudited financial statements of Buffalo’s Franchise Concepts, Inc. contained herein. The summary statement of operations data for each of the years in the two-year period ended December 25, 2016 and December 27, 2015, and the summary balance sheet data as of December 25, 2016 and December 27, 2015 are derived from the audited financial statements of Fatburger North America, Inc. and the audited financial statements of Buffalo’s Franchise Concepts, Inc. contained herein. The historical financial data of Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc. have been consolidated on a pro forma basis through mathematical addition to show how FAT Brands Inc. would have performed as an operating entity for the periods presented. In the opinion of our management, such financial data reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation financial position and results of operations for those periods.

The summary unaudited pro forma financial data for the fiscal year ended December 25, 2016 gives effect to (i) the Reorganization Transactions, (ii) the Ponderosa Acquisition (defined below in “The Reorganization Transactions”), and (iii) the consummation of this Offering as if all such transactions had occurred on December 25, 2016. The unaudited pro forma consolidated financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this Offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma consolidated financial data.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The information set forth below should be read together with the “Selected Historical Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the accompanying notes appearing elsewhere in this Offering Circular.

10

(In thousands, except net income per share data)

	13 weeks ended March 26, 2017			13 weeks ended March 27, 2016
	FBNA	BFCI	Combined	FBNA	BFCI	Combined

Statement of operations data:

Revenues
Royalties	$1,153	$308	$1,461	$1,210	$352	$1,562
Sales of franchises	795	105	900	775	130	905
Management fee	15	-	15	29	-	29
Total revenues	1,963	413	2,376	2,014	482	2,496

Selling, general and administrative expenses	580	140	720	730	176	906

Income from operations	1,383	273	1,656	1,284	306	1,590

Other income (expense)			-			-
Interest income (expense)	-	-	-	-	-	-
Other income (expense)	1	-	1	(24)	36	12
Total other income (expense)	1	-	1	(24)	36	12

Income before income tax expense	1,384	273	1,657	1,260	342	1,602

Income tax expense	497	96	593	496	117	613

Net income	$887	$177	$1,064	$764	$225	$989

EBITDA (1)	$1,384	$273	$1,657	$1,260	$342	$1,602

Pro forma net income per share data (unaudited) (2)
Pro forma weighted average shares of Common Stock outstanding:
Basic	10,000	10,000	10,000	10,000	10,000	10,000
Diluted	10,000	10,000	10,000	10,000	10,000	10,000
Pro forma net income available to Common Stock per share:
Basic	$0.09	$0.02	$0.11	$0.08	$0.02	$0.10
Diluted	$0.09	$0.02	$0.11	$0.08	$0.02	$0.10

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

11

A reconciliation of net income to EBITDA is set forth below:

	13 weeks ended March 26, 2017			13 weeks ended March 27, 2016
	FBNA	BFCI	Combined	FBNA	BFCI	Combined

(in thousands)

Net income	$887	$177	$1,044	$764	$225	$989
Depreciation expense	-	-	-	-	-	-
Interest income (expense)	-	-	-	-	-	-
Income tax expense	497	96	593	496	117	613
EBITDA	$1,384	$273	$1,657	$1,260	$342	$1,602

(2) The unaudited pro forma net income data give effect to the Reorganization Transactions, the Ponderosa Acquisition, and the sale of shares of our Common Stock by us in this Offering at the initial public offering price of $ per share and the use of proceeds contemplated hereby. For a detailed presentation of the unaudited pro forma information, including a description of the transactions and assumptions underlying the pro forma adjustments giving rise to these results, see the section entitled “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this Offering Circular.

(In thousands)

	March 26, 2017
	FBNA	BFCI	Combined
			(unaudited)
Combined balance sheet data:

Cash	-	-	-
Total assets	13,863	8,245	22,108
Total liabilities	5,649	1,181	6,830
Total stockholders’ equity	8,214	7,064	15,278

12

(In thousands, except net income (loss) per share data)

	Fiscal year ended December 25, 2016			Fiscal year ended December 27, 2015			Fiscal year ended December 28, 2014
	FBNA	BFCI	Combined	FBNA	BFCI	Combined	FBNA	BFCI	Combined
			(unaudited)			(unaudited)			(unaudited)
Statement of operations data:

Revenues
Royalties	$4,632	$1,349	$5,981	$5,144	$1,317	$6,461	$5,350	$1,271	$6,621
Sales of franchises	3,750	255	4,005	2,306	706	3,012	2,353	115	2,468
Management fee	75	—	75	83	—	83	24	—	24
Total revenues	8,457	1,604	10,061	7,533	2,023	9,556	7,727	1,386	9,113

Selling, general and administrative expenses	2,932	663	3,595	2,590	732	3,322	2,646	834	3,480

Income from operations	5,525	941	6,466	4,943	1,291	6,234	5,081	552	5,633

Other income (expense)			—			—			—
Interest income (expense)	—	—	—	—	—	—	—	(5)	(5)
Other income (expense)	—	36	36	—	85	85	—	61	61
Total other income (expense)	—	36	36	—	85	85	—	56	56

Income before income tax expense	5,525	977	6,502	4,943	1,376	6,319	5,081	608	5,689

Income tax expense (benefit)	1,979	319	2,298	2,283	528	2,811	2,145	(15)	2,130

Net income	$3,546	$658	$4,204	$2,660	$848	$3,508	$2,936	$623	$3,559

EBITDA (1)	$5,525	$977	$6,502	$4,943	$1,376	$6,319	$5,081	$613	$5,694

Pro forma net income per share data (unaudited) (2)
Pro forma weighted average shares of Common Stock outstanding:
Basic	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000
Diluted	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000
Pro forma net income available to Common Stock per share:
Basic	$0.35	$0.07	$0.42	$0.27	$0.08	$0.35	$0.29	$0.06	$0.35
Diluted	$0.35	$0.07	$0.42	$0.27	$0.08	$0.35	$0.29	$0.06	$0.35

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a GAAP measure of our financial performance or liquidity and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

A reconciliation of net income to EBITDA is set forth below:

	Fiscal year ended December 25, 2016			Fiscal year ended December 27, 2015
	FBNA	BFCI	Combined	FBNA	BFCI	Combined

(in thousands)

Net income	$3,546	$658	$4,204	$2,660	$848	$3,508
Depreciation expense	-
Interest income (expense)	-
Income tax expense	1,979	317	2,298	2,283	528	2,811
EBITDA	$5,525	$977	$6,502	$4,943	$1,376	$6,319

(2) The unaudited pro forma net income data give effect to the Reorganization Transactions, the Ponderosa Acquisition, and the sale of shares of our Common Stock by us in this Offering at the initial public offering price of $ per share and the use of proceeds contemplated hereby. For a detailed presentation of the unaudited pro forma information, including a description of the transactions and assumptions underlying the pro forma adjustments giving rise to these results, see the section entitled “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this Offering Circular.

(In thousands)

	Fiscal year ended December 25, 2016			Fiscal year ended December 27, 2015			Fiscal year ended December 25, 2014
	FBNA	BFCI	Combined	FBNA	BFCI	Combined	FBNA	BFCI	Combined
			(unaudited)			(unaudited)			(unaudited)
Combined balance sheet data:

Cash	$-	$-	$-	$211	$41	$252	$-	$-	$-
Total assets	14,189	8,179	22,368	15,205	7,771	22,976	19,032	8,041	27,073
Total liabilities	6,362	1,192	7,554	9,225	1,242	10,467	8,711	1,961	10,672
Total stockholders’ equity	7,827	6,987	14,814	5,981	6,529	12,510	10,321	6,080	16,401

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RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. Our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. You should carefully review the risks described below as they identify important factors that could cause our actual results to differ materially from our forward looking statements and historical trends.

Risks Related to Our Business and Industry

Our operating and financial results and growth strategies are closely tied to the success of our franchisees.

Substantially all of our restaurants are operated by our franchisees, which makes us dependent on the financial success and cooperation of our franchisees. We have limited control over how our franchisees’ businesses are run, and the inability of franchisees to operate successfully could adversely affect our operating and financial results through decreased royalty payments. If our franchisees incur too much debt, if their operating expenses or commodity prices increase or if economic or sales trends deteriorate such that they are unable to operate profitably or repay existing debt, it could result in their financial distress, including insolvency or bankruptcy. If a significant franchisee or a significant number of our franchisees become financially distressed, our operating and financial results could be impacted through reduced or delayed royalty payments. Our success also depends on the willingness and ability of our franchisees to implement major initiatives, which may include financial investment. Our franchisees may be unable to successfully implement strategies that we believe are necessary for their further growth, which in turn may harm the growth prospects and financial condition of the company. Additionally, the failure of our franchisees to focus on the fundamentals of restaurant operations, such as quality service and cleanliness (even if such failures do not rise to the level of breaching the related franchise documents), could have a negative impact on our business.

Our franchisees could take actions that could harm our business and may not accurately report sales.

Our franchisees are contractually obligated to operate their restaurants in accordance with the operations, safety, and health standards set forth in our agreements with them and applicable laws. However, although we will attempt to properly train and support all of our franchisees, franchisees are independent third parties whom we do not control. The franchisees own, operate, and oversee the daily operations of their restaurants, and their employees are not our employees. Accordingly, their actions are outside of our control. Although we have developed criteria to evaluate and screen prospective franchisees, we cannot be certain that our franchisees will have the business acumen or financial resources necessary to operate successful franchises at their approved locations, and state franchise laws may limit our ability to terminate or not renew these franchise agreements. Moreover, despite our training, support and monitoring, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and adequately train qualified managers and other restaurant personnel. The failure of our franchisees to operate their franchises in accordance with our standards or applicable law, actions taken by their employees or a negative publicity event at one of our franchised restaurants or involving one of our franchisees could have a material adverse effect on our reputation, our brands, our ability to attract prospective franchisees, our company-owned restaurants, and our business, financial condition or results of operations.

Franchisees typically use a point of sale, or POS, cash register system to record all sales transactions at the restaurant. We require franchisees to use a particular brand or model of hardware or software components for their restaurant system. Currently, franchisees report sales manually and electronically, but we do not have the ability to verify all sales data electronically by accessing their POS cash register systems. We have the right under our franchise agreement to audit franchisees to verify sales information provided to us, and we have the ability to indirectly verify sales based on purchasing information. However, franchisees may underreport sales, which would reduce royalty income otherwise payable to us and adversely affect our operating and financial results.

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If we fail to identify, recruit and contract with a sufficient number of qualified franchisees, our ability to open new franchised restaurants and increase our revenues could be materially adversely affected.

The opening of additional franchised restaurants depends, in part, upon the availability of prospective franchisees who meet our criteria. Most of our franchisees open and operate multiple restaurants, and our growth strategy requires us to identify, recruit and contract with a significant number of new franchisees each year. We may not be able to identify, recruit or contract with suitable franchisees in our target markets on a timely basis or at all. In addition, our franchisees may not have access to the financial or management resources that they need to open the restaurants contemplated by their agreements with us, or they may elect to cease restaurant development for other reasons. If we are unable to recruit suitable franchisees or if franchisees are unable or unwilling to open new restaurants as planned, our growth may be slower than anticipated, which could materially adversely affect our ability to increase our revenues and materially adversely affect our business, financial condition and results of operations.

If we fail to open new domestic and international franchisee-owned restaurants on a timely basis, our ability to increase our revenues could be materially adversely affected.

A significant component of our growth strategy includes the opening of new domestic and international franchised restaurants. Our franchisees opened 14 new restaurants in 2016. Our franchisees face many challenges associated with opening new restaurants, including:

●	identification and availability of suitable restaurant locations with the appropriate size, visibility, traffic patterns, local residential neighborhoods, local retail and business attractions and infrastructure that will drive high levels of customer traffic and sales per restaurant;

●	competition with other restaurants and retail concepts for potential restaurant sites and anticipated commercial, residential and infrastructure development near new or potential restaurants;

●	ability to negotiate acceptable lease arrangements;

●	availability of financing and ability to negotiate acceptable financing terms;

●	recruiting, hiring and training of qualified personnel;

●	construction and development cost management;

●	completing their construction activities on a timely basis;

●	obtaining all necessary governmental licenses, permits and approvals and complying with local, state and federal laws and regulations to open, construct or remodel and operate our franchised restaurants;

●	unforeseen engineering or environmental problems with the leased premises;

●	avoiding the impact of adverse weather during the construction period; and

●	other unanticipated increases in costs, delays or cost overruns.

As a result of these challenges, our franchisees may not be able to open new restaurants as quickly as planned or at all. Our franchisees have experienced, and expect to continue to experience, delays in restaurant openings from time to time and have abandoned plans to open restaurants in various markets on occasion. Any delays or failures to open new restaurants by our franchisees could materially and adversely affect our growth strategy and our results of operations.

15

We may experience difficulties in integrating Ponderosa and Bonanza with our existing business.

The pending acquisition of Ponderosa and Bonanza involves the integration of these brands and their related companies with our existing business and financial accounting and reporting systems. The difficulties of integration include:

●	coordinating and consolidating geographically separated systems and facilities;

●	integrating the management and personnel of the acquired brands, maintaining employee morale and retaining key employees;

●	implementing our management information systems and financial accounting and reporting systems;

●	establishing and maintaining effective internal control over financial reporting; and

●	implementing operational procedures and disciplines to control costs and increase profitability.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business and that of our Ponderosa and Bonanza, and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisition and the integration of the Ponderosa and Bonanza operations could have an adverse effect on our business, results of operations and financial condition after the acquisition.

Achieving the anticipated benefits of the acquisition will depend in part upon whether we can integrate Ponderosa and Bonanza in an efficient and effective manner. We may not accomplish this integration process smoothly or successfully. If management is unable to successfully integrate the acquired brands, the anticipated benefits of the acquisition may not be realized.

Our strategy includes pursuing opportunistic acquisitions of additional brands, and we may not find suitable acquisition candidates or successfully operate or integrate any brands that we may acquire.

As part of our strategy, we intend to opportunistically acquire new brands and restaurant concepts. Although we believe that opportunities for future acquisitions may be available from time to time, competition for acquisition candidates may exist or increase in the future. Consequently, there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify, acquire, manage or successfully integrate additional brands or restaurant concepts without substantial costs, delays or operational or financial problems. In the event we are able to acquire additional brands or restaurant concepts, the integration and operation of such acquisitions may place significant demands on our management, which could adversely affect our ability to manage our existing restaurants. We may be required to obtain additional financing to fund future acquisitions. There can be no assurance that we will be able to obtain additional financing on acceptable terms or at all.

We may not achieve our target development goals and the addition of new franchised restaurants may not be profitable.

Our growth strategy depends in part on our ability to add franchisees and our franchisees’ ability to increase our net restaurant count in domestic and foreign markets. The successful development and retention of new restaurants depends in large part on our ability to attract franchisee investment commitments and the ability of our franchisees to open new restaurants and operate these restaurants profitably. We cannot guarantee that we or our current or future franchisees will be able to achieve our expansion goals or that new restaurants will be operated profitably. Further, there is no assurance that any new restaurant will produce operating results similar to those of our franchisees’ existing restaurants.

Expansion into target markets could also be affected by our franchisees’ ability to obtain financing to construct and open new restaurants. If it becomes more difficult or more expensive for our franchisees to obtain financing to develop new restaurants, the expected growth of our system could slow and our future revenues and operating cash flows could be adversely impacted.

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Opening new franchise restaurants in existing markets and aggressive development could cannibalize existing sales and may negatively affect sales at existing franchised restaurants.

We intend to continue opening new franchised restaurants in our existing markets as a core part of our growth strategy. Expansion in existing markets may be affected by local economic and market conditions. Further, the customer target area of our franchisees’ restaurants varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, the opening of a new restaurant in or near markets in which our franchisees’ restaurants already exist could adversely affect the sales of these existing franchised restaurants. Our franchisees may selectively open new restaurants in and around areas of existing franchised restaurants. Sales cannibalization between restaurants may become significant in the future as we continue to expand our operations and could affect sales growth, which could, in turn, materially adversely affect our business, financial condition or results of operations. There can be no assurance that sales cannibalization will not occur or become more significant in the future as we increase our presence in existing markets.

The number of new franchised restaurants that actually open in the future may differ materially from the number of signed commitments from potential new franchisees.

The number of new franchised restaurants that actually open in the future may differ materially from the number of signed commitments from potential new franchisees. Historically, a portion of our commitments sold have not ultimately opened as new franchised restaurants. The historic conversion rate of signed commitments to new franchised locations may not be indicative of the conversion rates we will experience in the future and the total number of new franchised restaurants actually opened in the future may differ materially from the number of signed commitments disclosed at any point in time.

Termination of development agreements with certain franchisees could adversely impact our revenues.

We enter into development agreements with certain franchisees that plan to open multiple restaurants in a designated area. These franchisees are granted certain rights with respect to specified territories, and at their discretion, these franchisees may open more restaurants than specified in their agreements. In fiscal years 2016, 2015 and 2014 we derived 39.8%, 31.5% and 27.1%, respectively, of our franchise and development fees from development agreements. The termination of development agreements with a franchisee or a lack of expansion by these franchisees could result in the delay of the development of franchised restaurants, discontinuation or an interruption in the operation of one of our brands in a particular market or markets. We may not be able to find another operator to resume development activities in such market or markets. While termination of development agreements may result in a short-term recognition of forfeited deposits as revenue, any such delay, discontinuation or interruption would result in a delay in, or loss of, long-term royalty income to us by way of reduced sales and could materially and adversely affect our business, financial condition or results of operations.

Our brands may be limited or diluted through franchisee and third party activity.

Although we monitor and regulate franchisee activities through our franchise agreements, franchisees or other third parties may refer to or make statements about our brands that do not make proper use of our trademarks or required designations, that improperly alter trademarks or branding, or that are critical of our brands or place our brands in a context that may tarnish our reputation. This may result in dilution of or harm to our intellectual property or the value of our brands. Franchisee noncompliance with the terms and conditions of our franchise agreements may reduce the overall goodwill of our brands, whether through the failure to meet health and safety standards, engage in quality control or maintain product consistency, or through the participation in improper or objectionable business practices. Moreover, unauthorized third parties may use our intellectual property to trade on the goodwill of our brands, resulting in consumer confusion or dilution. Any reduction of our brands’ goodwill, consumer confusion, or dilution is likely to impact sales, and could materially and adversely impact our business and results of operations.

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Our success depends substantially on our corporate reputation and on the value and perception of our brands.

Our success depends in large part upon our and our franchisees’ ability to maintain and enhance the value of our brands and our customers’ loyalty to our brands. Brand value is based in part on consumer perceptions on a variety of subjective qualities. Business incidents, whether isolated or recurring, and whether originating from us, franchisees, competitors, suppliers or distributors, can significantly reduce brand value and consumer trust, particularly if the incidents receive considerable publicity or result in litigation. For example, our brands could be damaged by claims or perceptions about the quality or safety of our products or the quality or reputation of our suppliers, distributors or franchisees, regardless of whether such claims or perceptions are true. Similarly, entities in our supply chain may engage in conduct, including alleged human rights abuses or environmental wrongdoing, and any such conduct could damage our or our brands’ reputations. Any such incidents (even if resulting from actions of a competitor or franchisee) could cause a decline directly or indirectly in consumer confidence in, or the perception of, our brands and/or our products and reduce consumer demand for our products, which would likely result in lower revenues and profits. Additionally, our corporate reputation could suffer from a real or perceived failure of corporate governance or misconduct by a company officer, or an employee or representative of us or a franchisee.

Our success depends in part upon effective advertising and marketing campaigns, which may not be successful, and franchisee support of such advertising and marketing campaigns.

We believe our brands are critical to our business. We expend resources in our marketing efforts using a variety of media, including social media. We expect to continue to conduct brand awareness programs and customer initiatives to attract and retain customers. Additionally, some of our competitors have greater financial resources, which enable them to spend significantly more on marketing and advertising than us. Should our competitors increase spending on marketing and advertising, or should our advertising and promotions be less effective than our competitors, our business, financial condition and results of operations could be materially adversely affected.

The support of our franchisees is critical for the success of our advertising and marketing campaigns we seek to undertake, and the successful execution of these campaigns will depend on our ability to maintain alignment with our franchisees. Our franchisees are required to spend approximately 1%-3% of net sales directly on local advertising or contribute to a local fund managed by franchisees in certain market areas to fund the purchase of advertising media. Our franchisees are also required to contribute 1% of their net sales to a national fund to support the development of new products, brand development and national marketing programs. In addition, we, our franchisees and other third parties have contributed additional advertising funds in the past. While we maintain control over advertising and marketing materials and can mandate certain strategic initiatives pursuant to our franchise agreements, we need the active support of our franchisees if the implementation of these initiatives is to be successful. Additional advertising funds are not contractually required, and we, our franchisees and other third parties may choose to discontinue contributing additional funds in the future. Any significant decreases in our advertising and marketing funds or financial support for advertising activities could significantly curtail our marketing efforts, which may in turn materially adversely affect our business, financial condition and results of operations.

Our inability or failure to recognize, respond to and effectively manage the accelerated impact of social media could adversely impact our business.

In recent years, there has been a marked increase in the use of social media platforms, including blogs, chat platforms, social media websites, and other forms of Internet based communications which allow individuals access to a broad audience of consumers and other interested persons. The rising popularity of social media and other consumer oriented technologies has increased the speed and accessibility of information dissemination. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to our interests and/or may be inaccurate. The dissemination of information via social media could harm our business, reputation, financial condition, and results of operations, regardless of the information’s accuracy. The damage may be immediate without affording us an opportunity for redress or correction.

In addition, social media is frequently used to communicate with our customers and the public in general. Failure by us to use social media effectively or appropriately, particularly as compared to our brands’ respective competitors, could lead to a decline in brand value, customer visits and revenue. Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about our brands, exposure of personally identifiable information, fraud, hoaxes or malicious dissemination of false information. The inappropriate use of social media by our customers or employees could increase our costs, lead to litigation or result in negative publicity that could damage our reputation and adversely affect our results of operations.

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Negative publicity relating to one of our franchised restaurants could reduce sales at some or all of our other franchised restaurants.

Our success is dependent in part upon our ability to maintain and enhance the value of our brands, consumers’ connection to our brands and positive relationships with our franchisees. We may, from time to time, be faced with negative publicity relating to food quality, public health concerns, restaurant facilities, customer complaints or litigation alleging illness or injury, health inspection scores, integrity of our franchisees or their suppliers’ food processing, employee relationships or other matters, regardless of whether the allegations are valid or whether we are held to be responsible. The negative impact of adverse publicity relating to one franchised restaurant may extend far beyond that restaurant or franchisee involved to affect some or all of our other franchised restaurants. The risk of negative publicity is particularly great with respect to our franchised restaurants because we are limited in the manner in which we can regulate them, especially on a real-time basis. The considerable expansion in the use of social media over recent years can further amplify any negative publicity, and do so very quickly, that could be generated by such incidents. A similar risk exists with respect to unrelated food service businesses, if consumers associate those businesses with our own operations. Additionally, employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims would have a material adverse effect on our business, financial condition and results of operations. Consumer demand for our products and our brands’ value could diminish significantly if any such incidents or other matters create negative publicity or otherwise erode consumer confidence in us or our products, which would likely result in lower sales and could have a material adverse effect on our business, financial condition and results of operations.

Failure to protect our service marks or other intellectual property could harm our business.

We regard our Fatburger®, Buffalo’s Cafe®, Ponderosa® and Bonanza® service marks, and other service marks and trademarks related to our franchise restaurant businesses, as having significant value and being important to our marketing efforts. We rely on a combination of protections provided by contracts, copyrights, patents, trademarks, service marks and other common law rights, such as trade secret and unfair competition laws, to protect our franchised restaurants and services from infringement. We have registered certain trademarks and service marks in the U.S. and foreign jurisdictions. However, from time to time we become aware of names and marks identical or confusingly similar to our service marks being used by other persons. Although our policy is to oppose any such infringement, further or unknown unauthorized uses or other misappropriation of our trademarks or service marks could diminish the value of our brands and adversely affect our business. In addition, effective intellectual property protection may not be available in every country in which our franchisees have, or intend to open or franchise, a restaurant. There can be no assurance that these protections will be adequate and defending or enforcing our service marks and other intellectual property could result in the expenditure of significant resources. We may also face claims of infringement that could interfere with the use of the proprietary knowhow, concepts, recipes, or trade secrets used in our business. Defending against such claims may be costly, and we may be prohibited from using such proprietary information in the future or forced to pay damages, royalties, or other fees for using such proprietary information, any of which could negatively affect our business, reputation, financial condition, and results of operations.

If our franchisees are unable to protect their customers’ credit card data and other personal information, our franchisees could be exposed to data loss, litigation, and liability, and our reputation could be significantly harmed.

Privacy protection is increasingly demanding, and the use of electronic payment methods and collection of other personal information expose our franchisees to increased risk of privacy and/or security breaches as well as other risks. The majority of our franchisees’ restaurant sales are by credit or debit cards. In connection with credit or debit card transactions in-restaurant, our franchisees collect and transmit confidential information by way of secure private retail networks. Additionally, our franchisees collect and store personal information from individuals, including their customers and employees.

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Although our franchisees use secure private networks to transmit confidential information and debit card sales, our security measures and those of technology vendors may not effectively prohibit others from obtaining improper access to this information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect for long periods of time, which may cause a breach to go undetected for an extensive period of time. Advances in computer and software capabilities, new tools, and other developments may increase the risk of such a breach. Further, the systems currently used for transmission and approval of electronic payment transactions, and the technology utilized in electronic payment themselves, all of which can put electronic payment at risk, are determined and controlled by the payment card industry, not by us, through enforcement of compliance with the Payment Card Industry-Data Security Standards. Our franchisees must abide by the Payment Card Industry-Data Security Standards, as modified from time to time, in order to accept electronic payment transactions. Furthermore, the payment card industry is requiring vendors to become compatible with smart chip technology for payment cards, referred to as EMV-Compliant, or else bear full responsibility for certain fraud losses, referred to as the EMV Liability Shift, which could adversely affect our business. To become EMV-Compliant, merchants must utilize EMV-Compliant payment card terminals at the point of sale and also obtain a variety of certifications. The EMV Liability Shift became effective on October 1, 2015.

If a person is able to circumvent our franchisees’ security measures or those of third parties, he or she could destroy or steal valuable information or disrupt our operations. Our franchisees may become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and our franchisees may also be subject to lawsuits or other proceedings relating to these types of incidents. Any such claim or proceeding could cause our franchisees to incur significant unplanned expenses, which could have an adverse impact on our financial condition, results of operations and cash flows. Further, adverse publicity resulting from these allegations could significantly harm our reputation and may have a material adverse effect on us and our franchisees’ business.

We and our franchisees rely on computer systems to process transactions and manage our business, and a disruption or a failure of such systems or technology could harm our ability to effectively manage our business.

Network and information technology systems are integral to our business. We utilize various computer systems, including our franchisee reporting system, by which our franchisees report their weekly sales and pay their corresponding royalty fees and required advertising fund contributions. When sales are reported by a franchisee, a withdrawal for the authorized amount is initiated from the franchisee’s bank on a set date each week based on gross sales during the week ended the prior Sunday. This system is critical to our ability to accurately track sales and compute royalties and advertising fund contributions and receive timely payments due from our franchisees. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. Despite the implementation of protective measures, our systems are subject to damage and/or interruption as a result of power outages, computer and network failures, computer viruses and other disruptive software, security breaches, catastrophic events, and improper usage by employees. Such events could result in a material disruption in operations, a need for a costly repair, upgrade or replacement of systems, or a decrease in, or in the collection of, royalties and advertising fund contributions paid to us by our franchisees. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability which could materially affect our results of operations. It is also critical that we establish and maintain certain licensing and software agreements for the software we use in our day-to-day operations. A failure to procure or maintain these licenses could have a material adverse effect on our business operations.

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We may engage in litigation with our franchisees.

Although we believe we generally enjoy a positive working relationship with the vast majority of our franchisees, the nature of the franchisor-franchisee relationship may give rise to litigation with our franchisees. In the ordinary course of business, we are the subject of complaints or litigation from franchisees, usually related to alleged breaches of contract or wrongful termination under the franchise arrangements. We may also engage in future litigation with franchisees to enforce the terms of our franchise agreements and compliance with our brand standards as determined necessary to protect our brands, the consistency of our products and the customer experience. We may also engage in future litigation with franchisees to enforce our contractual indemnification rights if we are brought into a matter involving a third party due to the franchisee’s alleged acts or omissions. In addition, we may be subject to claims by our franchisees relating to our franchise disclosure document, including claims based on financial information contained in our franchise disclosure document. Engaging in such litigation may be costly and time-consuming and may distract management and materially adversely affect our relationships with franchisees and our ability to attract new franchisees. Any negative outcome of these or any other claims could materially adversely affect our results of operations as well as our ability to expand our franchise system and may damage our reputation and brands. Furthermore, existing and future franchise-related legislation could subject us to additional litigation risk in the event we terminate or fail to renew a franchise relationship.

The retail food industry in which we operate is highly competitive.

The retail food industry in which we operate is highly competitive with respect to price and quality of food products, new product development, advertising levels and promotional initiatives, customer service, reputation, restaurant location, and attractiveness and maintenance of properties. If consumer or dietary preferences change, if our marketing efforts are unsuccessful, or if our franchisees’ restaurants are unable to compete successfully with other retail food outlets in new and existing markets, our business could be adversely affected. We also face growing competition as a result of convergence in grocery, convenience, deli and restaurant services, including the Offering by the grocery industry of convenient meals, including pizzas and entrees with side dishes. Competition from delivery aggregators and other food delivery services has also increased in recent years, particularly in urbanized areas. Increased competition could have an adverse effect on our sales, profitability or development plans, which could harm our financial condition and operating results.

Shortages or interruptions in the availability and delivery of food and other supplies may increase costs or reduce revenues.

The food products sold by our franchisees are sourced from a variety of domestic and international suppliers. We, along with our franchisees, are also dependent upon third parties to make frequent deliveries of food products and supplies that meet our specifications at competitive prices. Shortages or interruptions in the supply of food items and other supplies to our franchisees’ restaurants could adversely affect the availability, quality and cost of items we use and the operations of our franchisees’ restaurants. Such shortages or disruptions could be caused by inclement weather, natural disasters, increased demand, problems in production or distribution, restrictions on imports or exports, the inability of vendors to obtain credit, political instability in the countries in which suppliers and distributors are located, the financial instability of suppliers and distributors, suppliers’ or distributors’ failure to meet our standards, product quality issues, inflation, the price of gasoline, other factors relating to the suppliers and distributors and the countries in which they are located, food safety warnings or advisories or the prospect of such pronouncements, the cancellation of supply or distribution agreements or an inability to renew such arrangements or to find replacements on commercially reasonable terms, or other conditions beyond our control or the control of our franchisees.

A shortage or interruption in the availability of certain food products or supplies could increase costs and limit the availability of products critical to our franchisees’ restaurant operations, which in turn could lead to restaurant closures and/or a decrease in sales and therefore a reduction in royalty fees to us. In addition, failure by a key supplier or distributor to our franchisees to meet its service requirements could lead to a disruption of service or supply until a new supplier or distributor is engaged, and any disruption could have an adverse effect on our franchisees and therefore our business. See “Business—Supply Chain.”

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An increase in food prices may have an adverse impact on our and our franchisees’ profit margins.

Our franchisees’ restaurants depend on reliable sources of large quantities of raw materials such as protein (including beef and poultry), cheese, oil, flour and vegetables (including potatoes and lettuce). Raw materials purchased for use in our franchisees’ restaurants are subject to price volatility caused by any fluctuation in aggregate supply and demand, or other external conditions, such as weather conditions or natural events or disasters that affect expected harvests of such raw materials. As a result, the historical prices of raw materials used in the operation of our franchisees’ restaurants have fluctuated. We cannot assure you that we or our franchisees will continue to be able to purchase raw materials at reasonable prices, or that prices of raw materials will remain stable in the future. In addition, a significant increase in gasoline prices could result in the imposition of fuel surcharges by our distributors.

Because our franchisees provide competitively priced food, we may not have the ability to pass through to customers the full amount of any commodity price increases. If we and our franchisees are unable to manage the cost of raw materials or to increase the prices of products proportionately, it may have an adverse impact on our and our franchisees’ profit margins and their ability to remain in business, which would adversely affect our results of operations.

Food safety and foodborne illness concerns may have an adverse effect on our business.

Foodborne illnesses, such as E. coli, hepatitis A, trichinosis and salmonella, occur or may occur within our system from time to time. In addition, food safety issues such as food tampering, contamination and adulteration occur or may occur within our system from time to time. Any report or publicity linking one of our franchisee’s restaurants, or linking our competitors or our industry generally, to instances of foodborne illness or food safety issues could adversely affect our brands and reputations as well as our revenues and profits, and possibly lead to product liability claims, litigation and damages. If a customer of one of our franchisees’ restaurants becomes ill as a result of food safety issues, restaurants in our system may be temporarily closed, which would decrease our revenues. In addition, instances or allegations of foodborne illness or food safety issues, real or perceived, involving our franchised restaurants, restaurants of competitors, or suppliers or distributors (regardless of whether we use or have used those suppliers or distributors), or otherwise involving the types of food served at our franchisees’ restaurants, could result in negative publicity that could adversely affect our revenues or the sales of our franchisees. The occurrence of foodborne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, which could result in disruptions in our supply chain and/or lower margins for us and our franchisees.

Health concerns arising from outbreaks of viruses or other diseases may have an adverse effect on our business.

Our business could be materially and adversely affected by the outbreak of a widespread health epidemic. The occurrence of such an outbreak of an epidemic illness or other adverse public health developments could materially disrupt our business and operations. Such events could also significantly impact our industry and cause a temporary closure of restaurants, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

Furthermore, viruses may be transmitted through human contact, and the risk of contracting viruses could cause employees or guests to avoid gathering in public places, which could adversely affect restaurant guest traffic or the ability to adequately staff franchised restaurants. We could also be adversely affected if jurisdictions in which our franchisees’ restaurants operate impose mandatory closures, seek voluntary closures or impose restrictions on operations of restaurants. Even if such measures are not implemented and a virus or other disease does not spread significantly, the perceived risk of infection or health risk may affect our business.

New information or attitudes regarding diet and health could result in changes in regulations and consumer consumption habits that could adversely affect our results of operations.

Government regulation and consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the health effects of consuming certain menu offerings. These changes have resulted in, and may continue to result in, laws and regulations requiring us to disclose the nutritional content of our food offerings, and they have resulted, and may continue to result in, laws and regulations affecting permissible ingredients and menu offerings. For example, a number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information, or have enacted legislation restricting the use of certain types of ingredients in restaurants. These requirements may be different or inconsistent with requirements under the Patient Protection and Affordable Care Act of 2010 (which we refer to as the “PPACA”), which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the PPACA requires chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. These inconsistencies could be challenging for us to comply with in an efficient manner. The PPACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request. An unfavorable report on, or reaction to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our products and materially adversely affect our business, financial condition and results of operations.

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Compliance with current and future laws and regulations regarding the ingredients and nutritional content of our menu items may be costly and time-consuming. Additionally, if consumer health regulations or consumer eating habits change significantly, we may be required to modify or discontinue certain menu items, and we may experience higher costs associated with the implementation of those changes. We cannot predict the impact of the new nutrition labeling requirements under the PPACA until final regulations are promulgated. The risks and costs associated with nutritional disclosures on our menus could also impact our operations, particularly given differences among applicable legal requirements and practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of nutritional information obtained from third-party suppliers.

Our business may be adversely impacted by changes in consumer discretionary spending and general economic conditions.

Purchases at our franchisees’ restaurants are generally discretionary for consumers and, therefore, our results of operations are susceptible to economic slowdowns and recessions. Our results of operations are dependent upon discretionary spending by consumers of our franchisees’ restaurants, which may be affected by general economic conditions globally or in one or more of the markets we serve. Some of the factors that impact discretionary consumer spending include unemployment rates, fluctuations in the level of disposable income, the price of gasoline, stock market performance and changes in the level of consumer confidence. These and other macroeconomic factors could have an adverse effect on sales at our franchisees’ restaurants, which could lead to an adverse effect on our profitability or development plans, and harm our financial condition and operating results.

Our expansion into international markets exposes us to a number of risks that may differ in each country where we have franchised restaurants.

We currently have franchised restaurants in Canada, China, UAE, the United Kingdom, Kuwait, Saudi Arabia, Bahrain, Egypt, Iraq, Pakistan, Philippines, Indonesia, India, Malaysia, Fiji, Oman, Qatar and Tunisia, and plan to continue to grow internationally. Expansion in international markets may be affected by local economic and market as well as geopolitical conditions. Therefore, as we expand internationally, our franchisees may not experience the operating margins we expect, and our results of operations and growth may be materially and adversely affected. Our financial condition and results of operations may be adversely affected if global markets in which our franchised restaurants compete are affected by changes in political, economic or other factors. These factors, over which neither our franchisees nor we have control, may include:

●	recessionary or expansive trends in international markets;

●	changing labor conditions and difficulties in staffing and managing our foreign operations;

●	increases in the taxes we pay and other changes in applicable tax laws;

●	legal and regulatory changes, and the burdens and costs of our compliance with a variety of foreign laws;

●	changes in inflation rates;

●	changes in exchange rates and the imposition of restrictions on currency conversion or the transfer of funds;

●	difficulty in protecting our brand, reputation and intellectual property;

●	difficulty in collecting our royalties and longer payment cycles;

●	expropriation of private enterprises;

●	increases in anti-American sentiment and the identification of our brands as American brands;

●	political and economic instability; and

●	other external factors.

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Our international operations subject us to risks that could negatively affect our business.

A significant portion of our franchised restaurants are operated in countries and territories outside of the United States, including in emerging markets, and we intend to continue expansion of our international operations. As a result, our business is increasingly exposed to risks inherent in international operations. These risks, which can vary substantially by country, include political instability, corruption and social and ethnic unrest, as well as changes in economic conditions (including consumer spending, unemployment levels and wage and commodity inflation), the regulatory environment, income and non-income based tax rates and laws, foreign exchange control regimes, consumer preferences and the laws and policies that govern foreign investment in countries where our franchised restaurants are operated. In addition, our franchisees do business in jurisdictions that may be subject to trade or economic sanction regimes. Any failure to comply with such sanction regimes or other similar laws or regulations could result in the assessment of damages, the imposition of penalties, suspension of business licenses, or a cessation of operations at our franchisees’ businesses, as well as damage to our and our brands’ images and reputations, all of which could harm our profitability.

Foreign currency risks and foreign exchange controls could adversely affect our financial results.

Our results of operations and the value of our foreign assets are affected by fluctuations in currency exchange rates, which may adversely affect reported earnings. More specifically, an increase in the value of the U.S. dollar relative to other currencies could have an adverse effect on our reported earnings. Our Canadian franchisees pay us franchise fees as a percentage of sales denominated in Canadian dollars, which are then converted to U.S. dollars at the prevailing exchange rate. This exposes us to risk of an increase in the value of the U.S. dollar relative to the Canadian dollar. There can be no assurance as to the future effect of any changes in currency exchange rates on our results of operations, financial condition or cash flows.

We depend on key executive management.

We depend on the leadership and experience of our relatively small number of key executive management personnel, and in particular key executive management, particularly our Chief Executive Officer, Andrew Wiederhorn. The loss of the services of any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. We do not maintain key man life insurance policies on any of our executive officers. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

Labor shortages or difficulty finding qualified employees could slow our growth, harm our business and reduce our profitability.

Restaurant operations are highly service oriented and our success depends in part upon our franchisees’ ability to attract, retain and motivate a sufficient number of qualified employees, including restaurant managers and other crew members. The market for qualified employees in our industry is very competitive. Any future inability to recruit and retain qualified individuals may delay the planned openings of new restaurants by our franchisees and could adversely impact our existing franchised restaurants. Any such delays, material increases in employee turnover rate in existing franchised restaurants or widespread employee dissatisfaction could have a material adverse effect on our and our franchisees’ business and results of operations.

In addition, strikes, work slowdowns or other job actions may become more common in the United States. Although none of the employees employed by our franchisees are represented by a labor union or are covered by a collective bargaining agreement, in the event of a strike, work slowdown or other labor unrest, the ability to adequately staff our restaurants could be impaired, which could result in reduced revenue and customer claims, and may distract our management from focusing on our business and strategic priorities.

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Changes in labor and other operating costs could adversely affect our results of operations.

An increase in the costs of employee wages, benefits and insurance (including workers’ compensation, general liability, property and health) could result from government imposition of higher minimum wages or from general economic or competitive conditions. In addition, competition for qualified employees could compel our franchisees to pay higher wages to attract or retain key crew members, which could result in higher labor costs and decreased profitability. Any increase in labor expenses, as well as increases in general operating costs such as rent and energy, could adversely affect our franchisees’ profit margins, their sales volumes and their ability to remain in business, which would adversely affect our results of operations.

A broader standard for determining joint employer status may adversely affect our business operations and increase our liabilities resulting from actions by our franchisees.

In 2015, the National Labor Relations Board (which we refer to as the “NLRB”) adopted a new and broader standard for determining when two or more otherwise unrelated employers may be found to be a joint employer of the same employees under the National Labor Relations Act. In addition, the general counsel’s office of the NLRB has issued complaints naming McDonald’s Corporation as a joint employer of workers at its franchisees for alleged violations of the U.S. Fair Labor Standards Act. In June 2017, the U.S. Department of Labor announced the rescission of these guidelines. However, there can be no assurance that future changes in law, regulation or policy will cause us or our franchisees to be liable or held responsible for unfair labor practices, violations of wage and hour laws, or other violations or require our franchises to conduct collective bargaining negotiations regarding employees of our franchisees. Further, there is no assurance that we or our franchisees will not receive similar complaints as McDonald’s Corporation in the future, which could result in legal proceedings based on the actions of our franchisees. In such events, our operating expenses may increase as a result of required modifications to our business practices, increased litigation, governmental investigations or proceedings, administrative enforcement actions, fines and civil liability.

We could be party to litigation that could adversely affect us by increasing our expenses, diverting management attention or subjecting us to significant monetary damages and other remedies.

We may become involved in legal proceedings involving consumer, employment, real estate related, tort, intellectual property, breach of contract, securities, derivative and other litigation. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may not be accurately estimated. Regardless of whether any such claims have merit, or whether we are ultimately held liable or settle, such litigation may be expensive to defend and may divert resources and management attention away from our operations and negatively impact reported earnings. With respect to insured claims, a judgment for monetary damages in excess of any insurance coverage could adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also adversely affect our reputation, which in turn could adversely affect our results of operations.

In addition, the restaurant industry around the world has been subject to claims that relate to the nutritional content of food products, as well as claims that the menus and practices of restaurant chains have led to customer health issues, including weight gain and other adverse effects. These concerns could lead to an increase in the regulation of the content or marketing of our products. We may also be subject to such claims in the future and, even if we are not, publicity about these matters (particularly directed at the quick service and fast casual segments of the retail food industry) may harm our reputation and adversely affect our business, financial condition and results of operations.

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Changes in, or noncompliance with, governmental regulations may adversely affect our business operations, growth prospects or financial condition.

We and our franchisees are subject to numerous laws and regulations around the world. These laws change regularly and are increasingly complex. For example, we and our franchisees are subject to:

●	The Americans with Disabilities Act in the U.S. and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas.

●	The U.S. Fair Labor Standards Act, which governs matters such as minimum wages, overtime and other working conditions, as well as family leave mandates and a variety of similar state laws that govern these and other employment law matters.

●	Laws and regulations in government mandated health care benefits such as the Patient Protection and Affordable Care Act.
●	Laws and regulations relating to nutritional content, nutritional labeling, product safety, product marketing and menu labeling.

●	Laws relating to state and local licensing.

●	Laws relating to the relationship between franchisors and franchisees.

●	Laws and regulations relating to health, sanitation, food, workplace safety, child labor, including laws prohibiting the use of certain “hazardous equipment” by employees younger than the age of 18 years of age, and fire safety and prevention.

●	Laws and regulations relating to union organizing rights and activities.

●	Laws relating to information security, privacy, cashless payments, and consumer protection.

●	Laws relating to currency conversion or exchange.

●	Laws relating to international trade and sanctions.

●	Tax laws and regulations.

●	Antibribery and anticorruption laws.

●	Environmental laws and regulations.

●	Federal and state immigration laws and regulations in the U.S.

Compliance with new or existing laws and regulations could impact our operations. The compliance costs associated with these laws and regulations could be substantial. Any failure or alleged failure to comply with these laws or regulations by our franchisees or indirectly by us could adversely affect our reputation, international expansion efforts, growth prospects and financial results or result in, among other things, litigation, revocation of required licenses, internal investigations, governmental investigations or proceedings, administrative enforcement actions, fines and civil and criminal liability. Publicity relating to any such noncompliance could also harm our reputation and adversely affect our revenues.

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Failure to comply with antibribery or anticorruption laws could adversely affect our business operations.

The U.S. Foreign Corrupt Practices Act and other similar applicable laws prohibiting bribery of government officials and other corrupt practices are the subject of increasing emphasis and enforcement around the world. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors, agents, franchisees or other third parties will not take actions in violation of our policies or applicable law, particularly as we expand our operations in emerging markets and elsewhere. Any such violations or suspected violations could subject us to civil or criminal penalties, including substantial fines and significant investigation costs, and could also materially damage our reputation, brands, international expansion efforts and growth prospects, business and operating results. Publicity relating to any noncompliance or alleged noncompliance could also harm our reputation and adversely affect our revenues and results of operations.

Tax matters, including changes in tax rates, disagreements with taxing authorities and imposition of new taxes could impact our results of operations and financial condition.

We are subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value added, net worth, property, withholding and franchise taxes in both the U.S. and various foreign jurisdictions. We are also subject to regular reviews, examinations and audits by the U.S. Internal Revenue Service (which we refer to as the “IRS”) and other taxing authorities with respect to such income and non-income based taxes inside and outside of the U.S. If the IRS or another taxing authority disagrees with our tax positions, we could face additional tax liabilities, including interest and penalties. Payment of such additional amounts upon final settlement or adjudication of any disputes could have a material impact on our results of operations and financial position.

In addition, we are directly and indirectly affected by new tax legislation and regulation and the interpretation of tax laws and regulations worldwide. Changes in legislation, regulation or interpretation of existing laws and regulations in the U.S. and other jurisdictions where we are subject to taxation could increase our taxes and have an adverse effect on our operating results and financial condition.

Conflict or terrorism could negatively affect our business.

We cannot predict the effects of actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against any foreign state or group located in a foreign state or heightened security requirements on local, regional, national or international economies or consumer confidence. Such events could negatively affect our business, including by reducing customer traffic or the availability of commodities.

Risks Related to Our Company and Our Organizational Structure

We will be included in FCCG’s consolidated group for federal income tax purposes and, as a result, may be liable for any shortfall in FCCG’s federal income tax payments

For so long as FCCG continues to own at least 80% of the total voting power and value of our capital stock, we expect to be included in FCCG’s consolidated group for federal income tax purposes. By virtue of its controlling ownership and the Tax Sharing Agreement that we anticipate entering into with FCCG, FCCG will effectively control all our tax decisions. Moreover, notwithstanding the Tax Sharing Agreement, federal tax law provides that each member of a consolidated group is jointly and severally liable for the group’s entire federal income tax obligation. Thus, to the extent FCCG or other members of the group fail to make any federal income tax payments required of them by law, we would be liable for the shortfall. Similar principles generally apply for income tax purposes in some state, local and foreign jurisdictions.

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We are controlled by FCCG, whose interests may differ from those of our public stockholders.

Immediately following this Offering and the application of net proceeds from this Offering, FCCG will control approximately 80% of the combined voting power of our Common Stock, assuming the sale of the maximum number of shares in the Offering. FCCG will, for the foreseeable future, have significant influence over corporate management and affairs, and will be able to control virtually all matters requiring stockholder approval. FCCG is able to, subject to applicable law, elect a majority of the members of our Board of Directors and control actions to be taken by us, including amendments to our certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. It is possible that the interests of FCCG may in some circumstances conflict with our interests and the interests of our other stockholders, including you. For example, FCCG may have different tax positions from us, especially in light of the Tax Sharing Agreement, that could influence its decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any future challenges by any taxing authority to our tax reporting positions may take into consideration FCCG’s tax or other considerations, which may differ from the considerations of us or our other stockholders. See “Certain Relationships and Related Party Transactions—Tax Sharing Agreement.”

We are a “controlled company” within the meaning of the NASDAQ listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Because of the aggregate voting power of FCCG, we are considered a “controlled company” for the purposes of the listing standards of The Nasdaq Stock Market LLC. As such, we are exempt from certain corporate governance requirements of NASDAQ, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors and (iii) the requirement that we have a compensation committee that is composed entirely of independent directors. We do not intend to rely on these exemptions and intend to have the same requisite independent directors and board committee structure as non-controlled companies, but we may in the future choose to not maintain a majority of independent directors or compensation and nominating and corporate governance committees consisting entirely of independent directors. Accordingly, in the future you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

Our anti-takeover provisions could prevent or delay a change in control of our company, even if such change in control would be beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon consummation of this Offering, as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such change in control would be beneficial to our stockholders. These provisions include:

●

net operating loss protective provisions, which require that any person wishing to become a “5% shareholder” (as defined in our certificate of incorporation) must first obtain a waiver from our board of directors, and any person that is already a “5% shareholder” of ours cannot make any additional purchases of our stock without a waiver from our board of directors;

●	authorizing the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

●	limiting the ability of stockholders to call special meetings or amend our bylaws;

●	providing for a classified board of directors with staggered, three-year terms;

●	requiring all stockholder actions to be taken at a meeting of our stockholders; and

●	establishing advance notice and duration of ownership requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

In addition, the Delaware General Corporation Law, or the DGCL, to which we are subject, prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who owns at least 15% of our common stock.

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We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Common Stock, which could depress the price of our Common Stock.

Our amended and restated certificate of incorporation will authorize us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Common Stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our Common Stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Common Stock.

The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or the bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Risks Related to This Offering and Ownership of Our Common Stock

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Following the consummation of this Offering, FCCG will own approximately 80% of our outstanding Common Stock. As a result, FCCG will indirectly beneficially own shares sufficient for majority votes over all matters requiring stockholder votes, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our certificate of incorporation or our bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders. The interests of FCCG may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of us. Also, FCCG may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this Offering. As a result, the market price of our Common Stock could decline or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our Common Stock because investors may perceive disadvantages in owning shares in a company with significant stockholders.

A limited public trading market may cause volatility in the price of our Common Stock.

While we plan to apply for the listing of our Common Stock on the Nasdaq Capital Market, there can be no assurance that our Common Stock will continue to be quoted on NASDAQ or that a meaningful, consistent and liquid trading market will develop. As a result, our stockholders may not be able to sell or liquidate their holdings in a timely manner or at the then-prevailing trading price of our Common Stock. In addition, sales of substantial amounts of our Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings.

We do not know whether a market will develop for our Common Stock or what the market price of our Common Stock will be and as a result it may be difficult for you to sell your shares of our Common Stock.

Before this Offering, there was no public trading market for our Common Stock. If a market for our Common Stock does not develop or is not sustained, it may be difficult for you to sell your shares of Common Stock at an attractive price or at all. We cannot predict the prices at which our Common Stock will trade. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our Common Stock may fall.

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If our operating and financial performance in any given period does not meet the guidance that we provide to the public, our stock price may decline.

We may provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this Offering Circular and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts or if we reduce our guidance for future periods, the market price of our Common Stock may decline as well.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Common Stock, the price of our Common Stock could decline.

The trading market for our Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our Common Stock could decline. If one or more of these analysts cease to cover our Common Stock, we could lose visibility in the market for our stock, which in turn could cause our Common Stock price to decline.

Our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

After this Offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

●	low same-store sales growth compared to market expectations;

●	delays in the planned openings of new stores;

●	quarterly variations in our operating results compared to market expectations;

●	changes in preferences of our customers;

●	adverse publicity about us, the industries we participate in or individual scandals;

●	announcements of new offerings or significant price reductions by us or our competitors;

●	stock price performance of our competitors;

●	changes in the price and availability of food commodities, particularly beef and poultry;

●	fluctuations in stock market prices and volumes, which could be exacerbated by the relatively small number of publicly owned shares;

●	changes in senior management or key personnel;

●	changes in financial estimates by securities analysts;

●	the market’s reaction to our reduced disclosure as a result of being an “emerging growth company” under the JOBS Act;

●	negative earnings or other announcements by us or other restaurant companies;

●	defaults on indebtedness, incurrence of additional indebtedness, or issuances of additional capital stock;

●	global economic, legal and regulatory factors unrelated to our performance; and

●	the other factors listed in this “Risk Factors” section.

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The initial public offering price of our Common Stock will be determined by negotiations between us and the Selling Agent based upon a number of factors and may not be indicative of prices that will prevail following the closing of this Offering. Volatility in the market price of our common stock may prevent investors from being able to sell their Common Stock at or above the initial public offering price. As a result, you may suffer a loss on your investment.

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Substantial future sales of our Common Stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our Common Stock in the public market after this Offering, or the perception that these sales could occur, could adversely affect the price of our Common Stock and could impair our ability to raise capital through the sale of additional shares. Upon the closing of this Offering, we will have shares of Common Stock outstanding (or if the Offering is increased). The shares of Common Stock issued in this Offering will be freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

We and each of our directors, executive officers and holders of substantially all of our outstanding common stock, which collectively will hold 80% of our outstanding capital stock after giving effect to the sale of the maximum shares in this Offering, have agreed with the Selling Agent, subject to certain exceptions, not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock during the period from the date of this Offering Circular continuing through the date 180 days after the date of this Offering Circular, except with the prior written consent of the Selling Agent. See “Plan of Distribution.” All of our shares of common stock outstanding as of the date of this Offering Circular may be sold in the public market by existing stockholders following the expiration of the applicable lock-up period, subject to applicable limitations imposed under federal securities laws.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issued or issuable upon exercise of outstanding options under our stock plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market following the expiration of the applicable lock-up period. We expect that the initial registration statement on Form S-8 will cover shares of our Common Stock.

See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock after this Offering.

In the future, we may also issue additional securities if we need to raise capital, which could constitute a material portion of our then-outstanding shares of common stock.

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Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our Common Stock less attractive to investors.

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

●	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

●	be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act (which we refer to as the “Dodd-Frank Act”);

●	be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”); and

●	be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on the financial statements.

We currently intend to take advantage of each of the exemptions described above. We have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 107(b) of the JOBS Act. We could be an emerging growth company for up to five years after this Offering. We cannot predict if investors will find our Common Stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our Common Stock.

We will incur increased costs as a result of becoming a public company and in the administration of our organizational structure.

As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). Following the consummation of this Offering, we will incur ongoing periodic expenses in connection with the administration of our organizational structure. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any significant degree of certainty. In estimating these costs however, we took into account expenses related to insurance, legal, accounting, and compliance activities, as well as other expenses not currently incurred. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

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Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. However, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we have undertaken various actions, and may need to take additional actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Our ability to pay regular dividends to our stockholders is subject to the discretion of our Board of Directors and may be limited by our holding company structure and applicable provisions of Delaware law.

Following consummation of this Offering, subject to certain conditions and limitations, we expect to pay cash dividends to the holders of our Common Stock on a quarterly basis. Our board of directors may, in its sole discretion, decrease the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of our operating subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay dividends to our stockholders. Our ability to pay dividends will be subject to our consolidated operating results, cash requirements and financial condition, the applicable provisions of Delaware law which may limit the amount of funds available for distribution to our stockholders, our compliance with covenants and financial ratios related to existing or future indebtedness, and our other agreements with third parties. In addition, each of the companies in the corporate chain must manage its assets, liabilities and working capital in order to meet all of its cash obligations, including the payment of dividends or distributions.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. All statements other than statements of historical facts contained in this Offering Circular may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the Reorganization Transactions, expected new franchisees, brands, store openings and future capital expenditures are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:

●	our inability to manage our growth;

●	the actions of our franchisees;

●	our inability to maintain good relationships with our franchisees;

●	our inability to successfully add franchisees, brands and new stores, and timely develop and expand our operations;

●	our inability to protect our brands and reputation;

●	our ability to adequately protect our intellectual property;

●	success of our advertising and marketing campaigns;

●	our inability to protect against security breaches of confidential guest information;

●	our business model being susceptible to litigation;

●	competition from other restaurants;

●	shortages or interruptions in the supply or delivery of food products;

●	our vulnerability to increased food commodity costs;

●	our failure to prevent food safety and food-borne illness incidents;

●	changes in consumer tastes and nutritional and dietary trends;

●	our dependence on key executive management;

●	our inability to identify qualified individuals for our workforce;

●	our vulnerability to labor costs;

●	our inability to comply with governmental regulation;

●	violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws;

●	our inability to maintain sufficient levels of cash flow, or access to capital, to meet growth expectations; and

●	FCCG’s control of us.

The forward-looking statements in this Offering Circular are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those presented in the forward-looking statements.

These forward-looking statements speak only as of the date of this Offering Circular. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this Offering Circular after we distribute this Offering Circular, whether as a result of any new information, future events or otherwise.

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THE REORGANIZATION TRANSACTIONS

Existing Structure

FAT Brands Inc. is currently 100% owned by Fog Cutter Capital Group Inc. (which we refer to as “FCCG”), and was formed on March 21, 2017 to serve as the eventual holding company of all of our brands and the issuer of the Common Stock to be issued in this Offering.

The Reorganization Transactions

In connection with the closing of this Offering, we intend to consummate the following transactions, which we refer to collectively as the “Reorganization Transactions”:

●	FCCG will contribute to us its two operating subsidiaries, Fatburger North America Inc. and Buffalo’s Franchise Concepts Inc., in exchange for an unsecured promissory note with a principal balance of $30,000,000, bearing interest at a rate of 10.0% per annum, and maturing in five years.

●	FCCG will consummate the acquisition of Homestyle Dining LLC, and will immediately contribute Ponderosa Franchising Company and Bonanza Restaurant Company (including related intellectual property) to us as new operating subsidiaries (which we refer to as the “Ponderosa Acquisition”). FCCG agreed in March 2017 to acquire Homestyle Dining LLC from Metromedia Company and its affiliate (“Metromedia”) pursuant to a Membership Interest Purchase Agreement, as amended, which provides for a cash purchase price of $10,550,000 to be paid at closing. The Purchase Agreement also contains customary representations, warranties and covenants of Metromedia, and customary indemnification provisions under which Metromedia has agreed to indemnify FCCG, subject to certain caps and thresholds, for any liabilities and losses arising out of any inaccuracy in, or breaches of, the representations, warranties and covenants of Metromedia in the Purchase Agreement. A copy of the Purchase Agreement is filed as an exhibit to our Regulation A Offering Statement on Form 1-A, and is incorporated herein by this reference.

●

We will apply the net proceeds of this Offering as follows:

(i) $10,550,000 will be used to fund the Ponderosa Acquisition by FCCG; and

(ii) $9,500,000 will be used to repay a portion of Related Party Debt owed to FCCG, which will use this payment to repay indebtedness that it previously incurred in acquiring Buffalo’s Franchise Concepts, Inc.

These amounts assume that at least $20,050,000 in net proceeds is raised in this Offering. If less than this amount is raised, the repayment of Related Party Debt will be reduced accordingly, and FCCG intends to repay the balance of its indebtedness and fund the purchase of Homestyle Dining LLC from other sources.

●	We will enter into a Tax Sharing Agreement with FCCG that provides that FCCG will file consolidated federal, California and Oregon (and possibly other jurisdictions where revenue is generated, at FCCG’s election) income tax returns with us and our subsidiaries. We will pay to FCCG the amount that our tax liability would have been had we filed a separate return and not been consolidated with FCCG. To the extent our required payment exceeds our share of the actual consolidated income tax liability (which may occur due to the application of FCCG’s net operating loss carryforwards), we will be permitted to reimburse FCCG in cash or, at the election of a committee of our Board of Directors comprised solely of disinterested directors (directors not affiliated with or interested in FCCG), we may issue to FCCG an equivalent amount of our Common Stock in lieu of cash, valued at the fair market value of our Common Stock at the time of such payment. In addition, our inter-company credit of approximately $11,660,000 due from FCCG will be applied first to reduce such excess income tax payment obligation to FCCG under the Tax Sharing Agreement.

Concurrently with or shortly following the closing of this Offering, we also expect to enter into a credit facility with a third-party lender, providing for debt financing of between $35,000,000 and $50,000,000. Upon consummation of such credit facility, we intend to repay the remaining Related Party Debt, which is expected to total approximately $20,000,000 after giving effect to the Reorganization Transactions described above.

Organizational Structure Following this Offering

Immediately following the completion of the Reorganization Transactions, including this Offering:

●	FAT Brands Inc. will be a holding company for four major franchised restaurant brands, Fatburger, Buffalo Cafe / Buffalo’s Express, Ponderosa Steakhouse and Bonanza Steakhouse.

●	Approximately 20% of our Common Stock will be owned by investors in this Offering and 80% will be owned by FCCG.

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The following diagram shows our organizational structure after giving effect to the Reorganization Transactions, including this Offering:

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USE OF PROCEEDS

We estimate that the net proceeds to us of the sale of the maximum shares of Common Stock that we are offering will be approximately $21,200,000, assuming an initial public offering price of $12.00 per share, and after deducting the estimated cash Selling Agent fees of $1,800,000 and estimated Offering expenses of $1,000,000. However, there is no minimum number of shares that must be sold by us for the Offering to proceed.

We intend to use the net proceeds that we receive from this Offering as follows: (i) $10,550,000 to fund the acquisition of Homestyle Dining LLC by FCCG, which will immediately contribute Ponderosa Franchising Company, Bonanza Restaurant Company (including related intellectual property) to us as new operating subsidiaries, and (ii) $9,500,000 to repay a portion of the Related Party Debt owed by us to FCCG (see “The Reorganization Transactions”). FCCG will use such payment to repay indebtedness that it incurred in acquiring Buffalo’s Franchise Concepts, Inc.. These amounts assume that at least $20,050,000 in net proceeds is raised in the Offering. If less than this amount is raised in the Offering, the repayment of Related Party Debt will be reduced accordingly, and FCCG intends to repay the balance of its indebtedness and fund the purchase of Homestyle Dining LLC from other sources. We will use any net proceeds in excess of $20,050,000 for our general corporate purposes.

The Related Party Debt will be unsecured, bear interest at a rate of 10.0% per annum, and mature in five years.

Our director and Chief Executive Officer, Andrew Wiederhorn, is also Chairman and Chief Executive Officer of FCCG. The stockholders of FCCG, including Mr. Wiederhorn, will indirectly benefit from the proceeds of this Offering.

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CAPITALIZATION

The following table sets forth the cash and capitalization as of March 26, 2017, as follows:

●	of Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc., and Subsidiaries on a historical combined basis, as predecessor entities, and

●	of FAT Brands Inc. and its subsidiaries on a pro forma, as adjusted basis to give effect to the Reorganization Transactions, including our issuance and sale of 2,000,000 shares of Common Stock in this Offering at an assumed initial public offering price of $12.00 per share, after (i) deducting the estimated cash Selling Agent fees of $1,800,000 and estimated Offering expenses of $1,000,000, and (ii) the application of the proceeds from the Offering, each as described under “Use of Proceeds.”

For more information, please see “The Reorganization Transactions,” “Use of Proceeds” and “Unaudited Pro Forma Consolidated Financial Information” elsewhere in this Offering Circular. You should read this information in conjunction with our combined financial statements and the related notes appearing at the end of this Offering Circular and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this Offering Circular.

	As of March 26, 2017
	Historical	Pro Forma as Adjusted(1)
	(Unaudited)
(in thousands, except per share data)
Cash and cash equivalents	$-	1,150

Note payable – affiliate	-	20,500
Common Stock, par value $0.0001 per share, 25,000 shares authorized and shares issued and outstanding on a pro forma as adjusted basis	-
Members’/stockholders’ equity:	-
Members’ equity (Predecessor Entities Combined)
Common Stock, par value $0.001 per share, 25,000 shares authorized and 10,000 shares issued and outstanding on a pro forma as adjusted basis	-	-
Additional paid-in capital	8,639	8,639
Accumulated earnings	6,677	6,677
Public stockholders’ equity
Common Stock, par value $0.001 per share, 25,000 shares authorized and 10,000 shares issued and outstanding on a pro forma as adjusted basis	-	20
Additional paid-in capital	-	23,980

Total capitalization	$15,316	$59,816

(1) The table above excludes:

●

1,000,000 shares available for future issuance under our 2017 Omnibus Equity Incentive Plan, and options to purchase 367,500 shares which we expect to issue under the Plan to directors and employees upon consummation of this Offering.

●	up to 100,000 shares issuable upon exercise of the warrants to be issued to the Selling Agent in connection with this Offering, exercisable at $13.20 per share.

38

DIVIDEND POLICY

We intend to distribute as dividends to holders of our Common Stock, on a quarterly basis, substantially all of our distributable earnings, net of applicable corporate taxes and amounts payable under the Tax Sharing Agreement, in excess of amounts determined to be necessary or appropriate to be retained by our Board of Directors to provide for the conduct of our businesses, to make appropriate investments in our businesses, and to comply with the terms of debt instruments that we may enter into, other agreements and applicable law.

Our targeted quarterly dividend will be 4% of the price per share in this Offering, or $0.48 per share annually ($0.12 per share quarterly), which amount may be raised or lowered in the future without advance notice. The declaration and payment of all future dividends, if any, will be at the sole discretion of our Board of Directors and may be discontinued at any time. In determining the amount of any future dividends, our Board of Directors will take into account: (i) our consolidated financial results, available cash, and cash requirements and capital requirements, (ii) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders, (iii) general economic and business conditions, and (iv) any other factors that our Board of Directors may deem relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries.

39

DILUTION

Dilution is the amount by which the Offering price paid by the purchasers of the Common Stock in this Offering exceeds the pro forma net tangible book value per share of Common Stock after the Offering. Our net tangible book value as of March 26, 2017, assuming that our operating subsidiaries were owned by us as of such date, was $7.2 million. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Common Stock deemed to be outstanding at that date.

If you invest in our Common Stock in this Offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our Common Stock after this Offering.

Pro forma net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Common Stock, after giving effect to the Reorganization Transactions and the sale of the maximum number of shares in this Offering. Our pro forma net tangible book value as of March 26, 2017 would have been approximately negative $12.1 million, or negative $1.21 per share of Common Stock. This amount represents an immediate increase in pro forma net tangible book value of $2.12 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $13.21 per share to new investors purchasing shares of Common Stock in this Offering. We determine dilution by subtracting the pro forma net tangible book value per share after this Offering from the amount of cash that a new investor paid for a share of Common Stock. The following table illustrates this dilution:

Assumed initial public offering price per share		$12.00
Pro forma net tangible book value per share as of March 26, 2017 before this Offering(1)	$0.72
Decrease per share attributable to Reorganization Transactions	(3.00)
Acquisition of intangible assets	(1.05)
Increase per share attributable to investors in this Offering	2.12
Pro forma net tangible book value per share after this Offering (1)		(1.21)
Dilution per share to new Common Stock investors		$13.21

(1) The computation of pro forma net tangible book value as of March 26, 2017 before and after this Offering is set forth below:

(in thousands, except per share data)
Numerator
Book value of tangible assets	$14,052
Less: total liabilities	(6,830)
Pro forma net tangible book value before this Offering(a)	$7,222

Offering proceeds	21,200
Reorganization Transactions	(30,000)
Acquisition of intangible assets	(10,491)
Pro forma net tangible book value after this Offering(a)	$(12,069)

Denominator
Existing stockholders	8,000
New investors	2,000
Shares of Common Stock to be outstanding after this Offering	10,000

(a) Excludes 367,500 shares of Common Stock issuable upon the exercise of stock options expected to be issued at the Offering under the 2017 Omnibus Equity Incentive Plan.

40

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA OF

FATBURGER NORTH AMERICA, INC. AND

BUFFALO’S FRANCHISE CONCEPTS, INC. AND SUBSIDIARY

The following tables present the summary historical financial and other data for Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc., Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc. were historically under common control of FCCG and are the predecessors of the issuer, FAT Brands Inc., for financial reporting purposes. The selected statement of operations data for each of the 13 weeks ended March 26, 2017 and March 27, 2016, and the summary balance sheet data as of March 26, 2017 are derived from the unaudited financial statements of Fatburger North America, Inc. and the unaudited financial statements of Buffalo’s Franchise Concepts, Inc. contained herein. The selected statement of operations and combined statement of operations data for each of the years ended December 25, 2016 and December 27, 2015, and the selected balance sheet data and combined balance sheet data as of December 25, 2016 and December 27, 2015 are derived from the audited financial statements of Fatburger North America, Inc. and the audited consolidated financial statements of Buffalo’s Franchise Concepts, Inc. and Subsidiary contained herein. The selected statement of operations and combined statement of operations data for each of the years ended December 28, 2014, December 29, 2013 and December 25, 2012, and the selected balance sheet data and combined balance sheet data as of December 28, 2014, December 29, 2013 and December 25, 2012 are derived from the audited financial statements of Fatburger North America, Inc. and the audited consolidated financial statements of Buffalo’s Franchise Concepts, Inc. and Subsidiary that are not contained herein.

The historical financial and other data of Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc. have been combined on a pro forma basis through mathematical addition to show how FAT Brands Inc. would have performed if simply combined as one operating entity for the periods presented. All same-store sales growth percentages were calculated on a local currency basis to exclude the effect of currency fluctuations. In the opinion of our management, such financial and other data reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation financial position and results of operations for those periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The information set forth below should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the financial statements and the combined financial statements, and the accompanying notes included elsewhere in this Offering Circular.

41

(In thousands, except net income per share data)

	13 weeks ended March 26, 2017			13 weeks ended March 27, 2016
	FBNA	BFCI	Combined	FBNA	BFCI	Combined

Statement of operations data:

Revenues
Royalties	$1,153	$308	$1,461	$1,210	$352	$1,562
Sales of franchises	795	105	900	775	130	905
Management fee	15	-	15	29	-	29
Total revenues	1,963	413	2,377	2,014	482	2,496

Selling, general and administrative expenses	580	140	720	730	176	906

Income from operations	1,383	273	1,656	1,284	306	1,590

Other income (expense)			-			-
Interest income (expense)	-	-	-	-	-	-
Other income (expense)	1	-	1	(24)	36	12
Total other income (expense)	1	-	1	(24)	36	12

Income before income tax expense	1,384	273	1,657	1,260	342	1,602

Income tax expense	497	96	593	496	117	613

Net income	$887	$177	$1,064	$764	$225	$989

EBITDA (1)	$1,384	$273	$1,657	$1,260	$342	$1,602

Pro forma net income per share data (unaudited) (2)
Pro forma weighted average shares of Common Stock outstanding:
Basic	10,000	10,000	10,000	10,000	10,000	10,000
Diluted	10,000	10,000	10,000	10,000	10,000	10,000
Pro forma net income available to Common Stock per share:
Basic	$0.09	$0.02	$0.11	$0.08	$0.02	$0.10
Diluted	$0.09	$0.02	$0.11	$0.08	$0.02	$0.10

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a GAAP measure of our financial performance or liquidity and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

42

A reconciliation of net income to EBITDA is set forth below:

	13 weeks ended March 26, 2017			13 weeks ended March 27, 2016
	FBNA	BFCI	Combined	FBNA	BFCI	Combined

(in thousands)

Net income	$887	$177	1,064	$764	$225	$989
Depreciation expense	-	-	-	-	-	-
Interest income (expense)	-	-	-	-	-	-
Income tax expense	497	96	593	496	117	613
EBITDA	$1,384	$273	$1,657	$1,260	$342	$1,602

(2)       The unaudited pro forma net income data give effect to the Reorganization Transactions, the Ponderosa Acquisition, and assume the sale of 2,000,000 shares of our Common Stock by us in this Offering at the initial public offering price of $12.00 per share and the use of proceeds contemplated hereby. For a detailed presentation of the unaudited pro forma information, including a description of the transactions and assumptions underlying the pro forma adjustments giving rise to these results, see the section entitled “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this Offering Circular.

(in thousands)

	March 26, 2017
	FBNA	BFCI	Combined
			(unaudited)
Combined balance sheet data:

Cash
Total assets	13,863	8,245	22,108
Total liabilities	5,649	1,181	6,830
Total stockholders' equity	8,214	7,064	15,278

43

(In thousands, except net income (loss) per share data)

	Year Ended			Year Ended			Year Ended			Year Ended			Year Ended
	December 25, 2016			December 27, 2015			December 28, 2014			December 29, 2013			December 25, 2012
	FBNA	BFCI	Combined	FBNA	BFCI	Combined	FBNA	BFCI	Combined	FBNA	BFCI	Combined	FBNA	BFCI	Combined
Statement of operations:
Revenues
Royalties	$4,632	$1,349	$5,982	5,144	$1,317	$6,461	$5,350	$1,271	$6,621	$5,040	$1,099	$6,139	$4,392	$1,424	$5,816
Franchise fees	3,750	255	4,005	2,306	706	3,012	2,353	115	2,468	2,745	35	2,780	1,078	15	1,093
Management fee	75	-	75	83	-	83	24	-	24	-	-	-	-	-	-
Total revenues	8,457	1,604	10,061	7,533	2,023	9,556	7,727	1,386	9,113	7,785	1,134	8,919	5,470	1,439	6,909

Selling, general and administrative expenses	2,932	663	3,595	2,590	732	3,322	2,646	834	3,480	3,559	1,357	4,916	3,182	1,799	4,981

Income (loss) from operations	5,525	941	6,466	4,943	1,291	6,234	5,081	552	5,633	4,226	(223)	4,003	2,288	(360)	1,928

Other income (expense)
Interest expense	-	-	-	-	-	-	-	(5)	(5)	-	(36)	(36)	-	(7)	(7)
Other income	-	36	36	-	85	85	-	61	61	-	9	9	-	-	-
Total other income (expense)	-	36	36	-	85	85	-	56	56	-	(27)	(27)	-	(7)	(7)

Income (loss) before income tax expense	5,525	977	6,502	4,943	1,376	6,319	5,081	608	5,689	4,226	(250)	3,976	2,288	(367)	1,921

Income tax expense (benefit)	1,979	319	2,298	2,283	528	2,811	2,145	(15)	2,130	1,776	(90)	1,686	965	(138)	827

Net income (loss)	$3,546	$658	$4,204	$2,660	$848	$3,508	$2,936	$623	$3,559	$2,450	$(160)	$2,290	$1,323	$(229)	$1,094

EBITDA (1)	5,525	977	6,502	4,943	1,376	6,319	5,081	613	5,694	4,226	(214)	4,012	2,288	(360)	1,928
Pro Forma Net income and Per Share Data: (2)
Pro forma net income available to Common Stock	$3,546	$658	$4,204	$2,660	$848	$3,508	$2,936	$623	$3,559	$2,450	$(160)	$2,290	$1,323	$(229)	$1,094
Pro forma net income per share of Common Stock
Basic	$0.35	$0.07	$0.42	$0.27	$0.08	$0.35	$0.29	$0.06	$0.35	$0.25	$(0.02)	$0.23	$0.13	$(0.02)	$0.11
Diluted	$0.35	$0.07	$0.42	$0.27	$0.08	$0.35	$0.29	$0.06	$0.35	$0.25	$(0.02)	$0.23	$0.13	$(0.02)	$0.11
Weighted average shares used in computing pro forma net income per share
Basic	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000
Diluted	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000

44

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a GAAP measure of our financial performance or liquidity and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

A reconciliation of net income to EBITDA is set forth below:

	Fiscal year ended December 25, 2016			Fiscal year ended December 27, 2015
	FBNA	BFCI	Combined	FBNA	BFCI	Combined

(in thousands)

Net income	$3,546	$658	$4,204	$2,660	$848	$3,508
Depreciation expense	-	-	-	-	-	-
Interest income (expense)	-	-	-	-	-	-
Income tax expense	1,979	319	2,298	2,283	528	2,811
EBITDA	$5,525	$977	$6,502	$4,943	$1,376	$6,319

(2)       The unaudited pro forma net income data give effect to the Reorganization Transactions, the Ponderosa Acquisition, and assume the sale of 2,000,000 shares of our Common Stock by us in this Offering at the initial public offering price of $12.00 per share and the use of proceeds contemplated hereby. For a detailed presentation of the unaudited pro forma information, including a description of the transactions and assumptions underlying the pro forma adjustments giving rise to these results, see the section entitled “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this Offering Circular.

(In thousands)

	Fiscal year ended December 25, 2016			Fiscal year ended December 27, 2015			Fiscal year ended December 28, 2014
	FBNA	BFCI	Combined	FBNA	BFCI	Combined	FBNA	BFCI	Combined
			(unaudited)			(unaudited)			(unaudited)
Combined balance sheet data:

Cash	$-	$-	$-	$211	$41	$252	$-	$-	$-
Total Assets	14,189	8,179	22,368	15,205	7,771	22,976	19,032	8,041	27,073
Total liabilities	6,362	1,192	7,554	9,225	1,242	10,467	8,711	1,961	10,672
Total stockholders' equity	7,827	6,987	14,814	5,981	6,529	12,510	10,321	6,080	16,401

45

	30 Weeks Ended
	July 23, 2017	July24, 2016
Other data:

Number of locations
Fatburger	160	161
Domestic	66	72
International	94	89
Buffalo’s	19	23
Domestic	15	18
International	4	5

System-wide sales (in thousands)
Fatburger (system-wide)	$63,330	$65,233
Domestic	$37,260	$38,433
International	$26,070	$26,800
Buffalo’s (system-wide)	$14,648	$18,321
Domestic	$13,770	$15,824
International	$878	$2,497

Same-store sales growth (adjusted)
Fatburger (system-wide) (1)	0.6%	(3.6)%
Domestic	8.2%	0.5%
International	(8.7%)	9.0%
Buffalo’s (system-wide) (2)	0.1%	3.2%
Domestic	0.1%	3.2%
International

46

	Year Ended
	December 25, 2016		December 27, 2015	December 28, 2014	December 29, 2013	December 30, 2012
Other data:

Number of locations
Fatburger	161		158	148	142	125
Domestic	68		71	73	76	73
International	93		87	75	66	52
Buffalo’s	21		20	19	16	23
Domestic	16		17	18	15	17
International	5		3	1	1	6

System-wide sales (in thousands)
Fatburger (system-wide)	$105,706		$112,261	$111,871	$102,807	$89,517
Domestic	$62,261		$64,740	$62,955	$57,751	$52,160
International	$43,445		$47,521	$48,916	$45,056	$37,367
Buffalo’s (system-wide)	$36.190		$36,395	$32,905	$26,808	$29,605
Domestic	$28.759		$29,217	$26,784	$23,935	$23,756
International	$7,431		$7,178	$6,121	$2,873	$5,849

Same-store sales growth (adjusted)
Fatburger (system-wide) (1)	(3.4	5)%	(0.1)%	3.1%	(2.6)%	0.2%
Domestic	1.5%		3.9%	6.3%	1.8%	3.2%
International	(8.8)%		(4.3)%	(1.6)%	(10.5)%	(8.7)%
Buffalo’s (system-wide) (2)	2.4%		3.3%	1.8%	1.3%	8.8%
Domestic	2.4%		3.3%	1.8%	1.3%	8.8%
International				0.0%	0.0%	0.0%

Average unit volumes (for stores open full year)
Fatburger
Domestic	$956,572		$922,335	$891,077	$822,008	$758,434
*Stores Open	65		66	69	67	65
International	$526,251		$629,032	$721,007	$765,136	$875,551
*Stores Open	80		70	58	51	36
Buffalo’s
Domestic	$1,596,682		$1,587,766	$1,644,426	$1,701,477	$1,583,616
*Stores Open	16		17	14	12	15
International	$1,256,748		$2,289,939	$2,754,818	$2,785,515	$2,817,070
*Stores Open	3		2	1	1	1

(1)       Fatburger adjusted same-store sales excludes two restaurants which were subject to extraordinary adverse operating conditions in 2015, 2016 and 2017, related to construction blocking direct access or visibility to the restaurant and political sanctions affecting the supply chain and the related local economy. The Fatburger restaurant on the Las Vegas Strip was affected by extensive construction on Las Vegas Blvd. The Fatburger restaurant located in Doha, Qatar in the Pearl District was affected by extensive construction and political sanctions affecting the supply chain and related local economy. If these restaurants were included same-store sales data, the percentage change in same-store sales for Domestic Fatburger in 2015, 2016 and through July 23, 2017 would have been 1.7%, 0.6% and 4.9% respectively; the percentage change in same-store sales for International Fatburger in 2015, 2016 and through July 23, 2017 would be (3.6%), (8.5%) and (11.4%) respectively; and the percentage change in same-store sales for System-wide Fatburger in 2015, 2016 and through July 23, 2017 would be (0.3%), (3.4%) and (1.9%) respectively. The 2015, 2016 and July 23, 2017 sales for these units are $7,364,617, $7,005,371 and $3,688,584 respectively for the Las Vegas Strip, and $1,970,779, $1,550,412 and $ 638,734 for the Pearl District. All other figures would remain unchanged.

(2)       Buffalo’s adjusted same-store sales excludes four restaurants which were subject to extraordinary adverse operating conditions in 2015, 2016 and 2017, related to construction blocking direct access or visibility to the restaurant, changes in the alcohol laws or political sanctions affecting the supply chain and the related local economy. The Hamilton Mill Atlanta, GA restaurant is being relocated within its shopping center and has been affected by extensive construction to the street and parking lot immediately surrounding the store. Until recently, the Canyon, Texas restaurant held the sole liquor license in a dry county. The Ezdan Mall Doha, Qatar, restaurant has been affected by political sanctions and the related local economy, and the Kingdom Mall Riyadh, Saudi Arabia restaurant is a non-traditional Buffalo’s Cafe food-court store model If these restaurants were included same-store sales data, the percentage change in same-store sales for 2015, 2016 and through July 23, 2017 would be 2.0%, (1.2%) and (4.4%) respectively. The 2015, 2016 and July 23, 2017 sales for these units are $2,491,157, $2,089,060 and $1,049,161 for Hamilton Mill Atlanta, $1,347,538, $1,419,221 and $712,446 for Canyon, Texas, $1,764,284, $1,305,373 and $568,464 for Ezdan Mall Doha, Qatar, and $281,191, $299,625 and $11,833 for the Kingdom Mall Riyadh, Saudi Arabia. All other figures would remain unchanged.

47

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF

PONDEROSA FRANCHISING COMPANY AND BONANZA RESTAURANT COMPANY

The following table presents the selected historical financial data for Ponderosa Franchising Company and Bonanza Restaurant Company, which were historically under common control by Homestyle Dining LLC. The selected statement of operations data for each of the 13 weeks ended March 27, 2017 and March 28, 2016, and the summary balance sheet data as of March 27, 2017 and March 28, 2016 are derived from the unaudited financial statements of Ponderosa Franchising Company and the unaudited financial statements of Bonanza Restaurant Company contained herein. The selected statement of operations data for each of the years in the two-year period ended December 26, 2016 and December 28, 2015 and the selected balance sheet data as of December 26, 2016 and December 28, 2015 are derived from the audited financial statements of Ponderosa Franchising Company and Bonanza Restaurant Company contained herein. The selected statement of operations data for the years ended December 29, 2014, December 29, 2013 and December 30, 2012, and the selected balance sheet data as of December 29, 2014, December 29, 2013 and December 30, 2012 are derived from the audited financial statements of Ponderosa Franchising Company and Bonanza Restaurant Company that are not contained herein.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

48

	(In thousands)

	13 Weeks Ended			13 Weeks Ended
	March 27, 2017			March 28, 2016
	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined
Statement of operations:

Revenues
Royalties	$731	$132	$863	$779	$173	$952
Franchise fees	-	-	-	5	6	11
Other revenue	-	-	-	-	-	-
Total revenues	731	132	863	784	179	963

Selling, general and
administrative expense	454	139	593	439	126	565

Income from operations	277	(7)	270	345	53	398

Other income
Interest income	7	-	7	7	-	7
Other income	-	-	-	-	-	-
Total other income	7	-	7	7	-	7

Income before income
tax expense	284	(7)	277	352	53	405

Income tax expense	-	-	-	-	-	-

Net income	$284	$(7)	$277	$352	$53	$405

EBITDA (1)	$277	$(7)	$270	$345	$53	$398

(1)       EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a GAAP measure of our financial performance or liquidity and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

A reconciliation of net income to EBITDA is set forth below:

	13 weeks ended March 27, 2017			13 weeks ended March 28, 2016
	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined

(in thousands)

Net income	$284	$(7)	$277	$352	$53	$405
Depreciation expense	-	-	-	-	-	-
Interest income (expense)	7	-	7	7	-	7
Income tax expense	-	-	-	-	-	-
EBITDA	$277	$(7)	$270	$345	$53	$398

	(In thousands)

	March 27, 2017			December 26, 2016
	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined
Balance sheet

Cash	$61	$51	$112	$50	$50	$100
Total assets	794	99	893	798	105	903
Total liabilities	3	-	3	-	5	5
Total partners equity	791	99	890	798	100	898

49

(In thousands)

	Year Ended			Year Ended			Year Ended			Year Ended			Year Ended
	December 26, 2016			December 28, 2015			December 29, 2014			December 29, 2013			December 30, 2012
	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined
Statement of operations:

Revenues
Royalties	$3,263	$560	$3,823	$3,582	$625	$4,207	$3,718	$686	$4,404	$3,766	$827	$4,593	$4,219	$984	$5,203
Franchise fees	5	15	20	50	-	50	3	-	3	179	4	183	46	4	50
Other revenue	-	-	-	1	-	1	-	-	-	-	-	-	-	-	-
Total revenues	3,268	575	3,843	3,633	625	4,258	3,721	686	4,407	3,945	831	4,776	4,265	988	5,253

Selling, general and administrative expenses	1,728	466	2,194	2,010	542	2,552	2,167	556	2,723	2,398	616	3,014	3,005	811	3,816

Income from operations	1,540	109	1,649	1,623	83	1,706	1,554	130	1,684	1,547	215	1,762	1,260	177	1,437

Other income
Interest income	24	1	25	29	-	29	15	-	15	-	-	-	-	-	-
Other income	-	40	40	-	-	-	-	-	-	-	-	-	-	-	-
Total other income	24	41	65	29	-	29	15	-	15	-	-	-	-	-	-

Income before income tax expense	1,564	150	1,714	1,652	83	1,735	1,569	130	1,699	1,547	215	1,762	1,260	177	1,437

Income tax expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Net income	$1,564	$150	$1,714	$1,652	$83	$1,735	$1,569	$130	$1,699	$1,547	$215	$1,762	$1,260	$177	$1,437

EBITDA (1)	$1,540	$149	$1,689	$1,623	$83	$1,706	$1,554	$130	$1,684	$1,547	$215	$1,762	$1,260	$177	$1,437

(1)       EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a GAAP measure of our financial performance or liquidity and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

50

A reconciliation of net income to EBITDA is set forth below:

	Year Ended December 26, 2016			Year Ended December 28, 2015			Year Ended December 29, 2014			Year Ended December 29, 2013			Year Ended December 30, 2012
	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined
(in thousands)

Net income	$1,564	$150	$1,714	$1,652	$83	$1,735	$1,569	$130	$1,699	$1,547	$215	$1,762	$1,260	$177	$1,437
Depreciation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Interest income (expense)	24	1	25	29	-	29	15	-	15	-	-	-	-	-	-
Income tax expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
EBITDA	$1,540	$149	$1,689	$1,623	$83	$1,706	$1,554	$130	$1,684	$1,547	$215	$1,762	$1,260	$177	$1,437

	(In thousands)
	Year Ended December 26, 2016			Year Ended December 28, 2015			Year Ended December 29, 2014			Year Ended December 29, 2013			Year Ended December 30, 2012
	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined	Ponderosa	Bonanza	Combined	Pro Forma IPO

Balance sheet:

Cash	$50	$50	$100	$85	$52	$137	$55	$51	$106	$14	$20	$34	$77	39	116	$
Total assets	798	105	903	961	104	1,065	910	119	1,029	720	104	824	650	113	763		-
Total liabilities	-	5	5	-	13	13	18	-	18	14	-	14	9	-	9		-
Total partners’ equity	798	100	898	961	91	1,052	892	119	1,011	706	104	810	641	113	754		-

51

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information presents the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of continuing operations as of and for the 13 weeks ended March 26, 2017, and the year ended December 25, 2016 (which we refer to as “fiscal 2016”) based upon the consolidated historical financial statements of FAT Brands, Ponderosa, and Bonanza, after giving effect to the following transactions (which we refer to as the “Transactions”):

●	the issuance of a maximum of 2,000,000 shares of Common Stock in the initial public offering of FAT Brands Inc. at $12.00 per share; and

●	the Reorganization Transactions.

The unaudited pro forma condensed consolidated statements of operations for the 13 weeks ended March 26, 2017 and the year ended December 25, 2016 give effect to the Transactions as if each of them had occurred on December 28, 2015. The unaudited pro forma condensed consolidated balance sheet as of March 26, 2017 gives effect to the Transactions as if each of them had occurred on March 26, 2017.

We have derived the unaudited pro forma consolidated statement of operations for the 13 weeks ended March 26, 2017 and the year ended December 25, 2016 from the unaudited consolidated financial statements of Fatburger North America, Inc. and the consolidated financial statements of Buffalo’s Franchise Concepts, Inc. and Subsidiary for the 13 weeks ended March 26, 2017 and the audited consolidated financial statements of Fatburger North America, Inc. and the consolidated financial statements of Buffalo’s Franchise Concepts, Inc. and Subsidiary for the year ended December 25, 2016 set forth elsewhere in this Offering Circular. The pro forma consolidated financial information is qualified in its entirety by reference to, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes included elsewhere in this Offering Circular.

The pro forma adjustments related to the Reorganization Transactions and this Offering are described in the notes to the unaudited pro forma consolidated financial information, and principally include the following:

●	Issuance of shares of our Common Stock to the purchasers in this Offering in exchange for net proceeds of approximately $21,200,000, assuming that the shares are sold at $12.000 per share, after deducting Selling Agent fees and Offering expenses.

●	Contribution by FCCG of its two operating subsidiaries, Fatburger North America Inc. and Buffalo’s Franchise Concepts Inc., to FAT Brands Inc. in exchange for an unsecured promissory note with a principal balance of $30,000,000, bearing interest at a rate of 10.0% per annum, and maturing in five years (the “Related Party Debt”).

●	Consummation by FCCG of the acquisition of Homestyle Dining LLC, and contribution of Ponderosa Franchising Company and Bonanza Restaurant Company (including related intellectual property) to FAT Brands Inc. as new operating subsidiaries (the “Ponderosa Acquisition”).

●

Application of the net proceeds of this Offering as follows:

(i) $10,550,000 to fund the Ponderosa Acquisition by FCCG; and

(ii) up to $9,500,000 to repay a portion of Related Party Debt owed to FCCG, which will use this payment to repay indebtedness that it previously incurred in acquiring Buffalo’s Franchise Concepts, Inc.

●	We will enter into a Tax Sharing Agreement with FCCG that provides that FCCG will file consolidated federal, California and Oregon (and possibly other jurisdictions where revenue is generated, at FCCG’s election) income tax returns with us and our subsidiaries. We will pay to FCCG the amount that our tax liability would have been had we filed a separate return and not been consolidated with FCCG. To the extent our required payment exceeds our share of the actual consolidated income tax liability (which may occur due to the application of FCCG’s net operating loss carryforwards), we will be permitted to reimburse FCCG in cash or, at the election of a committee of our Board of Directors comprised solely of disinterested directors (directors not affiliated with or interested in FCCG), we may issue to FCCG an equivalent amount of our Common Stock in lieu of cash, valued at the fair market value of our Common Stock at the time of such payment. In addition, our inter-company credit of approximately $11,660,000 due from FCCG will be applied first to reduce such excess income tax payment obligation to FCCG under the Tax Sharing Agreement.

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The pro forma adjustments related to the acquisition of Ponderosa and Bonanza are described in the notes to the unaudited pro forma consolidated financial information, and principally includes the assumption that Ponderosa and Bonanza will not have any cash or related party indebtedness when they are acquired.

Except as otherwise indicated, the unaudited pro forma consolidated financial information presented assumes that the size of the Offering is not increased.

As a public company, we will be implementing additional procedures and processes for the purpose of addressing the reporting and internal control and other standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these added costs.

The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly related to the Reorganization Transactions, including this Offering. The unaudited pro forma consolidated financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had the Reorganization Transactions, including this Offering, taken place on the dates indicated, or that may be expected to occur in the future. For further discussion of these matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this Offering Circular.

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FAT Brands Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the 13 Weeks Ended March 26, 2017

(In thousands)

	Predecessor Entities		FAT Brands			The	Acquisition	Pro Forma
	FBNA	BFCI	Inc.	Ponderosa	Bonanza	Offering	Adjustments	Consolidated

Revenues
Royalties	$1,153	$308	$1,461	$731	$132	$-	$-	$2,324
Sales of franchises	795	105	900	0	-	-	-	900
Management fee	15	-	15	-	-	-	-	15
Total revenues	1,963	413	2,376	731	132	-	-	3,239

Selling, general and administrative expenses	580	140	720	454	139	218	-	1,531

Income (loss) from operations	1,383	273	1,656	277	(7)	(218)	-	1,708

Other income (expense)
Interest income (expense)	-	-	-	7	-	238	(750)	(506)
Other income (expense)	1	(0)	1	-	-	-	-	1
Total other income (expense)	1	(0)	1	7	-	238	(750)	(505)

Income (loss) before income tax expense	1,384	273	1,657	284	(7)	20	-	1,203

Income tax expense	497	96	593	-	-	7	(171)	429

Net income (loss)	$887	$177	$1,064	$284	$(7)	13	(579)	$774

54

FAT Brands Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 25, 2016

(In thousands)

	Predecessor Entities		FAT Brands			The	Acquisition	Pro Forma
	FBNA	BFCI	Inc.	Ponderosa	Bonanza	Offering	Adjustments	Consolidated

Revenues
Royalties	$4,632	$1,349	$5,981	$3,263	$560	$-	$-	$9,804
Sales of franchises	3,750	255	4,005	5	15	-	-	4,025
Management fee	75	-	75	-	-	-	-	75
Total revenues	8,457	1,604	10,061	3,268	575	-	-	13,904

Selling, general and administrative expenses	2,932	663	3,595	1,728	466	647	-	6,660

Income from operations	5,525	941	6,466	1,540	109	(647)	-	7,244

Other income (expense)
Interest income (expense)	-	-	-	24	1	950	(3,000)	(2,025)
Other expense	-	36	36	-	40	-	-	76
Total other income (expense)	-	36	36	24	41	950	(3,000)	(1,949)

Income before income tax expense	5,525	977	6,502	1,564	150	79	(3,000)	5,295

Income tax expense	1,979	319	2,298	-	-	28	(463)	1,863

Net income (loss)	$3,546	$658	$4,204	$1,564	$150	51	(2,537)	$3,432

55

FAT Brands Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 26, 2017

(In thousands)

	Predecessor Entities		FAT Brands			The	Tax Sharing	Acquisition	Pro Forma
	FBNA	BFCI	Inc.	Ponderosa	Bonanza	Offering	Adjustments	Adjustments	Consolidated

Assets
Current Assets
Cash	$-	$-	$-	$61	$51	$11,700	$-	$(10,662)	$1,150
Accounts receivable	519	58	577	331	45	-	-	-	953
Other current assets	8	-	8	-	3	-	-	(3)	8
Advertising expenditures in excess of collections	-	-	-	-	-	-		-	-
Deferred income taxes	1,297	211	1,508	-	-	-	-	-	1,508
Total current assets	1,824	269	2,093	392	99	11,700		(10,665)	3,619

Due from affiliates	9,375	2,285	11,660	(3)	-	-	171	3	11,830
Notes receivable	-	-	-	402	-	-	-	-	402
Trademarks	2,135	27	2,162	-	-	-	-	9,772	11,934
Goodwill	529	5,365	5,894	-	-	-	-	-	5,894
Buffalo’s creative and advertising fund	-	299	299	-	-	-	-	-	299
Other assets	-	-	-	-	-	-	-	-	-
Total assets	$13,863	$8,245	$22,108	$791	$99	$11,700	$171	$(890)	$33,979

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$1,126	$140	$1,266	$-	$-	$-	-	$-	$1,266
Accrued expenses	1,180	43	1,223	-	-	-	-	-	1,223
Accrued interest	-	-	-	-	-	-	-	-	-
Deferred income	1,269	241	1,510	-	-	-	-	-	1,510
Note payable - affiliate	-	-	-	-	-	(9,500)	-	30,000	20,500
Total current liabilities	3,575	424	3,999		-	(9,500)	-	30,000	24,499

Deferred income – noncurrent	2,074	458	2,532	-	-	-	-	-	2,532
Buffalo’s creative and advertising fund - contra	-	299	299	-	-	-	-	-	299
Long-term debt	-	-	-	-	-	-	-	-	-
Total liabilities	5,649	1,181	6,830	-	-	(9,500)	-	30,000	27,330

Commitments and contingencies

Common stock	-	-	-	-	-	-	-	-	-
Stockholder’s equity							-
Common stock	0	-	0	-	-	20	-	-	20
Additional paid-in capital	3,500	5,139	8,639	-	-	21,180	-	(30,000)	(181)
Partners' equity	-	-	-	791	99	-	171	(890)	171
Retained earnings	4,714	1,925	6,639	-	-	-	-	-	6,639
Total stockholder’s equity	8,214	7,064	15,278	791	99	21,200	171	(30,890)	6,649

Total liabilities and stockholder’s equity	$13,863	$8,245	$22,108	$791	$99	$11,700	$171	$(890)	$33,979

56

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share information)

In connection with this Offering, FCCG will contribute to FAT Brands Inc. its operating subsidiaries, Fatburger North America Inc. and Buffalo’s Franchise Concepts Inc. FCCG has also entered into a definitive agreement to acquire the parent company of Ponderosa Franchising Company and Bonanza Restaurant Company, and intends to complete the acquisitions and contribute Ponderosa and Bonanza to us, including one company-owned restaurant, concurrently with the consummation of this Offering.

(1) Basis of presentation – The unaudited pro forma condensed consolidated financial statements are based on FAT Brands’, Fatburger’s, Buffalo’s, Ponderosa’s and Bonanza’s historical financial statements as adjusted to give effect to the acquisition of Ponderosa and Bonanza. The unaudited pro forma consolidated statements of operations for the 13 weeks ended March 26, 2017, and the twelve months ended December 25, 2016 give effect to the acquisitions as if they had occurred on December 28, 2015. The unaudited pro forma consolidated balance sheet as of March 26, 2017 gives effect to the acquisitions as if they had occurred on March 26, 2017.

(2) Preliminary purchase price allocation – On March 10, 2017, FCCG entered into an agreement to acquire the parent company of Ponderosa and Bonanza, which will involve total consideration of approximately $10.6 million. FCCG plans to finance the acquisition through the proceeds of this Offering. The unaudited pro forma condensed consolidated financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Ponderosa and Bonanza based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following table shows the preliminary allocation of the purchase price for Ponderosa and Bonanza to the acquired identifiable assets:

Total purchase price	$10,550
Accounts receivable	$376
Notes receivable	402
Trademarks	9,772
Total identifiable assets	$10,550

(3) Trademarks – We based our preliminary estimate of trademarks that we expect to recognize as part of the planned acquisitions on the purchase price that we have entered into with the sellers. However, these estimates are preliminary, as we have not completed these acquisitions or analyzed all the facts surrounding the business to be acquired and therefore have not been able to finalize the accounting for these transactions. These estimates will be refined once the Offering is completed and a third party valuation is completed.

(4) Cash Received from IPO – We expect our net proceeds from the Offering will be $21,200,000, based on the estimated initial public offering price of $12.00 per share, and after deducting estimated cash Selling Agent fees of $1,800,000 and estimated Offering expenses of $1,000,000.

(5) Pro forma adjustments – The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

Adjustments to the pro forma condensed statement of operations

(a)	Reflects the income tax effect of pro forma adjustments based on the estimated blended statutory tax rate of 36.0%.

(b)	Reflects the $30,000,000 Related Party Debt accruing annual interest at 10%.

(c)

Increase in compensation expenses related to the grant of 367,500 stock options which we expect to issue under the 2017 Omnibus Equity Incentive Plan to directors and employees upon consummation of this Offering. This amount was calculated assuming the stock options were granted on December 28, 2015 at an exercise price equal to the assumed offering price of $12.00 per share. The grant date fair value was determined using the Black-Scholes valuation model using the following assumptions:

Expected volatility	31.73%
Expected dividend yield	4.00%
Expected term (in years)	3.0
Risk-free interest rate	1.01%

Adjustments to the pro forma condensed consolidated balance sheet

(d)	Acquisition of Ponderosa and Bonanza is to be cash-free and debt-free at closing.

(e)	Reflects the assumed value of trademarks acquired in the purchase of Ponderosa and Bonanza, pending third party valuation.

(f)	Issuance of $30,000,000 note to FCCG for the contribution of Fatburger and Buffalo’s, and payment of $9,500,00 in principal amount of this note from proceeds of this Offering.

(g)	Net reduction of amounts due from FCCG for usage of tax net operating losses.

(h)	Costs associated with this Offering are charged against the proceeds of this Offering, with a corresponding reduction to additional paid-in capital.

57

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this Offering Circular. Unless otherwise stated or the context otherwise requires, references to “FAT Brands,” the “Company,” “we,” “our” or “us” refer collectively to, following consummation of the Reorganization Transactions, including this Offering, FAT Brands Inc. and, unless otherwise stated, all of its subsidiaries.

The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs, and expected performance. We caution that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of these factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Offering Circular.

Business Overview

FAT Brands is a leading multi-brand restaurant franchising company that develops, markets, and acquires predominantly fast casual restaurant concepts around the world. As a franchisor, we generally do not own or operate restaurant locations, but rather generate revenue by charging franchisees an initial franchise fee as well as ongoing royalties. This asset light franchisor model provides the opportunity for strong profit margins and an attractive free cash flow profile while minimizing restaurant operating company risk, such as long-term real estate commitments or capital investments. Our scalable management platform enables us to add new stores and restaurant concepts to our portfolio with minimal incremental corporate overhead cost, while taking advantage of significant corporate overhead synergies. The acquisition of additional brands and restaurant concepts as well as expansion of our existing brands are key elements of our growth strategy.

We currently operate the Fatburger, Buffalo’s Cafe and Buffalo’s Express restaurant concepts, with 181 total locations across eight states and 18 countries as of March 26, 2017. While our existing footprint covers 18 countries in which we have franchised restaurants open and operational as of March 26, 2017, our overall footprint (including development agreements for proposed stores in new markets and nine countries where our brands previously had a presence that we intend to resell to new franchisees) covers 32 countries. For each of our current restaurant brands and those that we will seek to acquire, the ability to expand the overall concept footprint, both domestically and internationally, is of critical importance and a primary acquisition evaluation criterion. We believe that our restaurant concepts have meaningful growth potential and appeal to a broad base of consumers globally.

We operate on a 52-week or 53-week fiscal year ending on the last Sunday of the calendar year. In a 52-week fiscal year, each quarter contains 13 weeks of operations; in a 53-week fiscal year, each of the first, second and third quarters includes 13 weeks of operations and the fourth quarter includes 14 weeks of operations. Every five or six years, a 53-week fiscal year occurs. Fiscal 2012 and fiscal 2013 were both 52-week years. Fiscal 2014 was a 53-week year and ended on December 31, 2014, which may cause our revenue, expenses and other results of operations to be higher due to an additional week of operations.

Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc. were historically under common control of FCCG, with a cost-sharing and reimbursement arrangement in place. After the closing of the Offering, the cost-sharing and reimbursement arrangement between FCCG and FBNA/BFCI will terminate and all employees will be moved to FAT Brands Inc. or its subsidiaries as appropriate. The historical financial statements are expected to be consistent with the new FAT Brands Inc. entity, in that reimbursement expense and direct employee costs both appear under SG&A and are expected to be materially the same amounts going forward.

Our experienced and diversified franchisee base consists of 69 franchisees, with 32 franchisees owning multiple locations. Since converting to a franchisor model in 2011, we have improved store-level operations and maintained positive same-store sales growth in our traditional domestic market over each of the last four years. Over the same time period, our concepts have also experienced significant growth in the total number of locations. As a result, between 2012 and 2016, unadjusted for the acquisition of Ponderosa and Bonanza, the company achieved strong compound annual growth rates in net revenue, net income, and EBITDA of 9.9%, 40.0%, and 35.3%, respectively, reflecting consistent yearly growth over this period.

58

Our name represents the values that we embrace as a company and the food that we provide to customers – Fresh. Authentic. Tasty (which we refer to as “FAT”). The success of our franchisor model is tied to our franchisee’s profitability and their consistent delivery of freshly prepared, made-to-order food that customers desire. With the input of customers and franchisees, we continually strive to keep a fresh perspective on our brands and perfect our existing offerings while introducing appealing new items.

As of March 26, 2017, we had grown the number of co-branded Buffalo’s Express stores from launch to 66 while increasing the number of franchisees from 12 to 29. As a result, new store growth and accelerating financial performance of the FAT Brands network drive increases in our franchise fee and royalty revenue streams while expanding profit and free cash flow margins. From 2012 to 2016, our EBITDA margin expanded from 27.2% to 64.3%.

Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year. For each of the last five years, we have achieved positive annual same-store sales growth in our traditional domestic market, which represented approximately 69% of our royalty revenue in 2016.

Jumpstart Our Business Startups Act of 2012

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Post-Offering – Taxation, Borrowings and Expenses

FAT Brands Inc. was formed March 21, 2017 and has not to date conducted any activities, other than those incident to its formation and the preparation of this Offering Circular. Immediately following the consummation of this Offering, FAT Brands Inc. will be a holding company for four major franchised restaurant brands, Fatburger, Buffalo’s Cafe / Buffalo’s Express, Ponderosa Steakhouse and Bonanza Steakhouse.

After consummation of this Offering, we will be subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income from our operations and will be taxed at the prevailing corporate tax rates. We expect to be taxed as part of a consolidated group with FCCG. Under our Tax Sharing Agreement with FCCG, FCCG will file consolidated federal, California and Oregon (and possibly other jurisdictions where revenue is generated, at FCCG’s election) income tax returns with us and our subsidiaries. We will pay to FCCG the amount that our tax liability would have been had we filed a separate return and not been consolidated with FCCG. To the extent our required payment exceeds our share of the actual consolidated income tax liability (which may occur due to the application of FCCG’s net operating loss carryforwards), we will be permitted to reimburse FCCG in cash or, at the election of a committee of our Board of Directors comprised solely of disinterested directors (directors not affiliated with or interested in FCCG), we may issue to FCCG an equivalent amount of our Common Stock in lieu of cash, valued at the fair market value of our Common Stock at the time of such payment. In addition, our inter-company credit of approximately $11,660,000 due from FCCG will be applied first to reduce such excess income tax payment obligation to FCCG under the Tax Sharing Agreement.

As part of the Reorganization Transactions, we will issue to FCCG an unsecured promissory note with a principal balance of $30,000,000, bearing interest at a rate of 10.0% per annum, and maturing in five years (the “Related Party Debt”). We will use up to $9,500,000 from this Offering to repay a portion of the Related Party Debt to FCCG, which will use this payment to repay indebtedness that it previously incurred in acquiring Buffalo’s Franchise Concepts, Inc. Concurrently with or shortly following the closing of this Offering, we expect to enter into a credit facility with a third-party lender, providing for debt financing of between $35,000,000 and $50,000,000. Upon consummation of such credit facility, we intend to repay the remaining Related Party Debt, which is expected to total approximately $20,000,000.

In addition, as a public company, we will be implementing additional procedures and processes for the purpose of addressing the reporting, internal controls and other standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

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Key Performance Indicators

To evaluate the performance of our business, we utilize a variety of financial and performance measures, which are typically calculated on a system-wide basis. These key measures include new store openings, average unit volumes and same-store sales growth in addition to the general income statement line items such as revenues, general and administrative expenses, income before income tax expense and net income.

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per year and the timing of stores openings has, and will continue to have, an impact on our results.

Average unit volumes - Average Unit Volumes for any 12-month period consist of the average sales of all stores over that period that have been open a full year. Average unit volumes are calculated by dividing total sales from all stores open a full year by the number of stores open during that period. The measurement of AUVs allows us to assess changes in guest traffic and per transaction patterns at our stores.

Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Thus, we do not include stores in the comparable store base until they have been open for at least one full fiscal year. We expect that this trend will continue for the foreseeable future as we continue to open and expand into new markets.

The following tables summarize key components of our results of operations for the periods indicated:

(In thousands)

	13 weeks ended March 26, 2017			13 weeks ended March 27, 2016
	FBNA	BFCI	Combined	FBNA	BFCI	Combined

Statement of operations data:

Revenues
Royalties	$1,153	$308	$1,461	$1,210	$352	$1,562
Sales of franchises	795	105	900	775	130	905
Management fee	15	-	15	29	-	29
Total revenues	1,963	413	2,376	2,014	482	2,496

Selling, general and administrative expenses	580	140	720	730	176	906

Income from operations	1,383	283	1,656	1,284	306	1590

Other income (expense)			-			-
Interest income (expense)	-	-	-	-	-	-
Other income (expense)	1	-	1	(24)	36	12
Total other income (expense)	1	-	1	(24)	36	12

Income before income tax expense	1,384	273	1,657	1,260	342	1,602

Income tax expense	497	96	593	496	117	613

Net income	$887	$177	$1,064	$764	$225	$989

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(In thousands)

	Year Ended December 25, 2016			Year Ended December 27, 2015
	FBNA	BFCI	Combined	FBNA	BFCI	Combined
Statement of operations:
Revenues
Royalties	$4,632	$1,349	$5,981	5,144	$1,317	$6,461
Franchise fees	3,750	255	4,005	2,306	706	3,012
Management fee	75	-	75	83	-	83
Total revenues	8,457	1,604	10,061	7,533	2,023	9,556

Selling, general and administrative expenses	2,932	663	3,595	2,590	732	3,322

Income from operations	5,525	941	6,466	4,943	1,291	6,234

Other income (expense)
Interest income (expense)	-	-	-	-	-	-
Other income (expense)	-	36	36	-	85	85
Total other income (expense)	-	36	36	-	85	85

Income before income tax expense	5,525	977	6,502	4,943	1,376	6,319

Income tax expense	1,979	319	2,298	2,283	528	2,811

Net income	$3,546	$658	$4,204	$2,660	$848	$3,508

Results of Operations of Fatburger North America

For the 13 Weeks Ended March 26, 2017, as Compared to the 13 Weeks Ended March 27, 2016

Revenues ― Fatburger’s revenues consist of royalty fees, recognition of franchise fees and management fees. Fatburger had revenues of $1,963,483 and $2,013,939 for the 13 weeks ended March 26, 2017 and March 27, 2016, respectively. The $50,456 or 2.5% decrease in revenues from the 13 weeks ended March 27, 2016 to the 13 weeks ended March 26, 2017 was primarily driven by a decrease in royalties.

General and Administrative Expenses ― General and administrative expenses of Fatburger consist primarily of salaries and wages. General and administrative expenses for the 13 weeks ended March 26, 2017 decreased $173,348 or 23.0% to $580,213, as compared to $753,561 for the 13 weeks ended March 27, 2016, which primarily reflects a decrease in allocated corporate overhead from the 13 weeks ended March 27, 2016 to the 13 weeks ended March 26, 2017.

Income before Income Tax Expense — Income before income tax expense of Fatburger increased by $122,892 or 9.7% to $1,383,270 for the 13 weeks ended March 26, 2017, as compared to Income before Income Tax Expense of $1,260,378 for the 13 weeks ended March 27, 2016, due primarily to a decrease in general and administrative expenses.

Net Income ― Net income of Fatburger for the 13 weeks ended March 26, 2017 increased by $122,625 or 13.4% to $886,739, as compared to $764,114 for the 13 weeks ended March 27, 2016.The increase was again primarily attributable to the lower general and administrative expenses from the 13 weeks ended March 27, 2016 to the 13 weeks ended March 26, 2017.

New store openings - For the 13 weeks ended March 27, 2016, our Fatburger franchisees opened six stores as compared to one store for the 13 weeks ended March 27, 2016. We expect that for all of fiscal 2017 and every year thereafter for the foreseeable future, our franchisees will open at least 20 stores worldwide.

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Same-store sales growth – Adjusted same-store sales in our core domestic market (representing approximately 69% of revenues for 2016) grew by positive 6.0% and positive 1.0% for the 13 weeks ended March 26, 2017 and March 27, 2016, respectively, compared to the comparable period in the prior year. Overall Fatburger same-store sales in local currency were negative 2.3% for the 13 weeks ended March 26, 2017 and negative 3.5% for the 13 weeks ended March 27, 2016, reflecting the deterioration in macroeconomic conditions in Canada and the Middle East due to the decline in oil prices, as well as increased competition internationally. We adjusted the percentage change in Fatburger same-store sales by excluding two restaurants which were subject to extraordinary adverse operating conditions in 2015, 2016 and 2017 related to construction blocking direct access or visibility to the restaurant and political sanctions affecting the supply chain and the related local economy. The Fatburger restaurant on the Las Vegas Strip was affected by extensive construction on Las Vegas Blvd. The Fatburger restaurant located in Doha, Qatar in the Pearl District was affected by extensive construction and political sanctions affecting the supply chain and related local economy. If these restaurants were included the same-store sales data, the change in same-store sales for our core domestic market would be positive 3.4% for the 13 weeks ended March 26, 2017 and negative 1.1% for the 13 weeks ended March 27, 2016, and same-store sales system-wide would be negative 4.0% for the 13 weeks ended March 26, 2017 and negative 4.8% for the 13 weeks ended March 27, 2016.

For the Year Ended December 25, 2016, as Compared to the Year Ended December 27, 2015

Revenues ― Fatburger’s revenues consist of royalty fees, recognition of franchise fees and management fees. Fatburger had revenues of $8,457,005 and $7,532,503 for the years ended December 25, 2016 and December 27, 2015, respectively. The $924,502 or 12.3% increase in revenues from 2015 to 2016 was primarily driven by an increase in franchise fees recognized of approximately $1,444,000, offset by a decrease in royalties of approximately $512,000.

General and Administrative Expenses ― General and administrative expenses of Fatburger consist primarily of salaries and wages. General and administrative expenses for the year ended December 25, 2016 increased by $342,722 or 13.2% to $2,932,326, as compared to $2,589,604 for the year ended December 27, 2015, which primarily reflects an increase in allocated corporate overhead during the year ended December 25, 2016.

Income before Income Tax Expense — Income before income tax expense of Fatburger increased by $581,780 or 11.8% to $5,524,679 for the year ended December 25, 2016, as compared to Income before Income Tax Expense of $4,942,899 for the year ended December 27, 2015, due primarily to an increase in franchise fees received from 2015 to 2016 offset in part by an increase in general and administrative expenses.

Net Income ― Net income of Fatburger for the year ended December 25, 2016 increased by $885,865 or 33.3% to $3,546,072, as compared to $2,660,207 for the year ended December 27, 2015.The increase was primarily attributable to lower taxes from lesser taxable franchise fees received in 2016 compared to 2015.

New store openings - In 2016, our Fatburger franchisees opened twelve stores as compared to eighteen stores in 2015. We expect that, beginning in fiscal 2017, our franchisees will open at least 20 stores worldwide each year for the foreseeable future.

Average unit volumes – Average unit volumes in our core domestic market (representing approximately 69% of revenues for 2016) increased in 2016 by $34,237, or 3.7%, to $956,572, as compared to $922,335 for 2015. Overall Fatburger average unit volumes declined in 2016 by $23,478, or 3.0%, to $747,892, as compared to $771,370 for 2015, reflecting the deterioration in macroeconomic conditions in Canada and the Middle East due to the decline in oil prices, as well as increased competition internationally.

Same-store sales growth – Same-store sales in our core domestic market (representing approximately 69% of revenues for 2016) grew positively 1.5% and positively 3.9% in 2016 and 2015, respectively. Overall Fatburger system-wide same-store sales in local currency were negative 3.5% in 2016 and 0.1% in 2015, reflecting the deterioration in macroeconomic conditions in Canada and the Middle East due to the decline in oil prices, as well as increased competition internationally. The depreciation of the Canadian dollar had an additional negative effect on sales of 1.1% and 4.0% in 2016 and 2015, respectively, resulting in a cumulative 4.3% decline in 2016 and 4.2% decline in 2015. We adjusted the percentage change in Fatburger same-store sales by excluding two restaurants which were subject to extraordinary adverse operating conditions in 2015, 2016 and 2017 related to construction blocking direct access or visibility to the restaurant and political sanctions affecting the supply chain and the related local economy. The Fatburger restaurant on the Las Vegas Strip was affected by extensive construction on Las Vegas Blvd. The Fatburger restaurant located in Doha, Qatar in the Pearl District was affected by extensive construction and political sanctions affecting the supply chain and related local economy. If these restaurants were included the same-store sales data, the change in same-store sales for our core domestic market in 2016 and 2015 would be positive 0.6% and positive 1.7% respectively and same-store sales system-wide would be negative 3.4% and 0.3%, respectively.

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Liquidity and Capital Resources of Fatburger North America

Fatburger funds its operations primarily through franchise fees and royalties. We believe that cash provided by operating activities are adequate to fund our working capital obligations for the next 12 months. However, our ability to continue to meet these requirements and obligations will depend on, among other things, our ability to achieve anticipated levels of revenue and cash flow from operations and our ability to manage costs and working capital successfully.

As of March 26, 2017, Fatburger had current assets of $1,824,412, comprised primarily of accounts receivables and deferred income tax. This compares with current assets of $2,162,879 as of December 25, 2016, due primarily to lower deferred income taxes and advertising expenditures in excess of collections.

Fatburger had current liabilities of $3,575,328 comprised of deferred income of $1,269,060, accounts payable of $1,125,948 and accrued expenses of $1,180,320, as of March 26, 2017. This compares with current liabilities of $3,547,161 comprised of deferred income of $1,339,080, accounts payable of $1,070,553 and accrued expenses of $1,137,528, as of December 25, 2016.

Off-Balance Sheet Arrangements of Fatburger North America

Fatburger does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Results of Operations of Buffalo’s Franchise Concepts

For the 13 Weeks Ended March 26, 2017, as Compared to the 13 Weeks Ended March 27, 2016

Revenues ― Buffalo’s revenues consist primarily of royalty fees and recognition of franchise fees. Buffalo’s had revenues of $413,271 and $482,307 for the 13 weeks ended March 26, 2017 and March 27, 2016, respectively. Buffalo’s lower revenue of $69,036, or 14.3%, in the 13 weeks ended March 27, 2016 to the 13 weeks ended March 26, 2017 was primarily the result of the closure of two long-standing stores in Atlanta, Georgia and Riyadh, Saudi Arabia.

General and Administrative Expenses ― General and administrative expenses of Buffalo’s primarily consist of salaries and wages. General and administrative expenses for the 13 weeks ended March 26, 2017 decreased by $36,056 or 20.5% to $139,737, as compared to $175,793 for the 13 weeks ended March 27, 2016, which primarily reflects a decrease in allocated corporate overhead from the 13 weeks ended March 27, 2016 to the 13 weeks ended March 26, 2017.

Income before Income Tax Expense — Income before income tax expense of Buffalo’s decreased by $32,980 or 10.8% to $273,534 for the 13 weeks ended March 26, 2017, as compared to Income before Income Tax Expense of $306,514 for the 13 weeks ended March 27, 2016, which reflects lower royalty revenue and lower other income for the 13 weeks ended March 26, 2017 as compared to the 13 weeks ended March 27, 2016.

Net Income ― Net income of Buffalo’s for the 13 weeks ended March 26, 2017 decreased by $48,219 or 21.4% to $177,490, as compared to $225,709 for the 13 weeks ended March 27, 2016. The decrease was primarily attributable to lower royalty revenue and lower other income for the 13 weeks ended March 26, 2017 as compared to the 13 weeks ended March 27, 2016.

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New store openings - For the 13 weeks ended March 26, 2017, our Buffalo’s Cafe franchisees opened no new Buffalo’s Cafe stores as compared to two new stores opened for the 13 weeks ended March 27, 2016. We expect that for all of fiscal 2017 and every year thereafter for the foreseeable future, our franchisees will open at least one new store worldwide.

Same-store sales growth – Same-store sales for Buffalo’s Cafe were negative 0.6% for the 13 weeks ended March 26, 2017 and positive 3.4% for the 13 weeks ended March 27, 2016. The softening in positive same-store sales for the 13 weeks ended March 26, 2017 was primarily attributable to adverse weather conditions in the Atlanta area in the first quarter of 2017, which had a negative effect on customer traffic. We adjusted the percentage change in Buffalo’s Cafe same-store sales by excluding four restaurants which were subject to extraordinary adverse operating conditions in 2015, 2016 and 2017, related to construction blocking direct access or visibility to the restaurant, changes in the alcohol laws or political sanctions affecting the supply chain and the related local economy: Hamilton Mill Atlanta, Canyon, Texas, The Ezdan Mall Doha, Qatar, and the Kingdom Mall Riyadh, Saudi Arabia. If these restaurants were included the same-store sales system-wide would be negative 3.9% for the 13 weeks ended March 26, 2017 and negative 3.5% for the 13 weeks ended March 27, 2016.

For the Year Ended December 25, 2016, as Compared to the Year Ended December 27, 2015

Revenues ― Buffalo’s revenues consist primarily of royalty fees and recognition of franchise fees. Buffalo’s had revenues of $1,603,910 and $2,023,416 for the years ended December 25, 2016 and December 27, 2015, respectively. Buffalo’s higher revenue of $419,506 or 20.7% in 2015 as compared to 2016 was the result of higher franchise fees in 2015.

General and Administrative Expenses ― General and administrative expenses of Buffalo’s primarily consist of salaries and wages. General and administrative expenses for the year ended December 25, 2016 decreased by $69,190 or 9.4% to $663,212, as compared to $732,402 for the year ended December 27, 2015, which primarily reflects a decrease in allocated corporate overhead during the year ended December 25, 2016.

Income before Income Tax Expense — Income before income tax expense of Buffalo’s decreased by $399,847 or 29.0% to $976,588 for the year ended December 25, 2016, as compared to Income before Income Tax Expense of $1,376,435 for the year ended December 27, 2015, which reflects lower franchise fee revenue in 2016 as compared to 2015.

Net Income ― Net income of Buffalo’s for the year ended December 25, 2016 decreased by $189,776 or 22.4% to $658,342, as compared to $848,118 for the year ended December 27, 2015. The decrease was primarily attributable to lower taxes from less taxable franchise fees received in 2016 compared to 2015.

New store openings - In 2016, our Buffalo’s Cafe franchisees opened two new Buffalo’s Cafe stores as compared to no new stores opened in 2015. We expect that, beginning in fiscal 2017, our franchisees will open at least one store worldwide each year for the foreseeable future.

Average unit volumes – Buffalo’s Cafe average unit volumes for 2016 decreased by $118,105, or 7.1%, to $1,543,008, as compared to $1,661,133 for 2015. The drop in average unit volumes reflects the opening of a smaller footprint unit in Saudi Arabia with lower sales volume than the traditional full-service Buffalo’s Cafes.

Same-store sales growth – Same-store sales for Buffalo’s Cafe were positive 2.4% in 2016 and positive 3.3% in 2015. Management believes the delta between the year-over-year positive same-store sales comps in 2016 and 2015 was primarily attributable to a lower advertising spend in 2016 versus 2015. We adjusted the percentage change in Buffalo’s Cafe same-store sales by excluding four restaurants which were subject to extraordinary adverse operating conditions in 2015, 2016 and 2017, related to construction blocking direct access or visibility to the restaurant, changes in the alcohol laws or political sanctions affecting the supply chain and the related local economy: Hamilton Mill Atlanta, Canyon, Texas, The Ezdan Mall Doha, Qatar, and the Kingdom Mall Riyadh, Saudi Arabia. If these restaurants were included same-store sales data, the percentage change in same-store sales for 2015, 2016 and through July 23, 2017 would be 2.0%, (1.2%) and (4.4%) respectively. The 2015, 2016 and year to date 2017 sales for these units are $2,491,157, $2,089,060 and $1,049,161 for Hamilton Mill Atlanta, $1,347,538, $1,419,221 and $712,446 for Canyon, Texas, $1,764,284, $1,305,373 and $568,464 for Ezdan Mall Doha, Qatar, and $281,191, $299,625 and $11,833 for the Kingdom Mall Riyadh, Saudi Arabia. All other figures would remain unchanged. We believe that these extraordinary events largely accounted for the decrease in overall system sales, and we expect same-store sales improvement throughout 2017 and acceleration in 2018.

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Liquidity and Capital Resources of Buffalo’s Franchise Concepts

Buffalo’s funds its operations primarily through franchise fees and royalties. We believe that cash provided by operating activities are adequate to fund our working capital obligations for the next 12 months. However, our ability to continue to meet these requirements and obligations will depend on, among other things, our ability to achieve anticipated levels of revenue and cash flow from operations and our ability to manage costs and working capital successfully.

As of March 26, 2017, Buffalo’s had current assets of $268,644, comprised primarily of accounts receivables and deferred income taxes. This compares with current assets of $303,569 as of December 25, 2016. The decrease in current assets was primarily due to a decrease in deferred income taxes.

Buffalo’s had current liabilities of $423,400 comprised of deferred income of $241,208, accounts payable of $139,635 and accrued expenses of $42,557, as of March 26, 2017. This compares with current liabilities of $438,373 comprised of deferred income of $253,333, accounts payable of $97,384 and accrued expenses of $87,656, as of December 25, 2016.

Off-Balance Sheet Arrangements of Buffalo’s Franchise Concepts

Buffalo’s does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates (Fatburger and Buffalo’s)

Goodwill and other intangible assets: Goodwill and other intangible assets with indefinite lives, such as trademarks, are not amortized but are reviewed for impairment annually, or more frequently if indicators arise. No impairment has been identified for the years ended December 25, 2016 and prior.

Revenue recognition (Fatburger): Franchise fee revenue from sales of individual franchises is recognized as revenue upon completion of training and the actual opening of a location. Typically, franchise fees are $50,000 for each domestic location and are collected 50% upon signing a deposit agreement and 50% at the signing of a lease and related franchise agreement. International franchise fees are typically $65,000 for each location, and are payable 100% upon signing a deposit agreement. The franchise fee may be adjusted at management’s discretion or in situations involving store transfers. Deposits are nonrefundable upon acceptance of the franchise application. These deposits are recorded as deferred income until the store opens. The company acknowledges that some of its franchisees have not complied with their development timelines for opening franchise stores. These franchise rights are terminated and franchise fee revenue is recognized for non-refundable deposits.

In addition to franchise fee revenue, the Company collects a royalty of 3% to 6% of net sales from its franchisees. Royalties are recognized as revenue as the related sales are made by the franchisees. Royalties collected in advance are classified as deferred income until earned.

Revenue recognition (Buffalo’s): Franchise fee revenue from sales of individual franchises is recognized upon completion of training and the actual opening of a location. Typically, franchise fees are $50,000 for each domestic location and are collected 50% upon signing a deposit agreement and 50% at the signing of a lease and related franchise agreement. International franchise fees are typically $65,000 for each location, and are payable 100% upon signing a deposit agreement. The company typically charges a $25,000 co-brand conversion fee, in addition to the initial franchise fee.

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The franchise fee may be adjusted at management’s discretion or in a situation involving store transfers. Deposits are non-refundable upon acceptance of the franchise application. These deposits are recorded as deferred income until store opens. The company acknowledges some of its franchisees have not compiled with their development timelines for opening franchise stores. These franchise rights are terminated and franchise fee revenue is recognized for non-refundable deposits.

In addition to franchise fee revenue, the company collects a royalty calculated as a percentage of net sales from its franchisees. Royalties are recognized as revenue when the related sales are made by the franchisees.

Advertising (Fatburger): Fatburger requires advertising payments from franchisees of 1.95% of net sales from Fatburger restaurants located in the Los Angeles marketing area and up to 0.95% of net sales from stores located outside of the Los Angeles marketing area. International locations pay 0.20% to 0.95%. The company also receives, from time to time, payments from vendors that are to be used for advertising. Since advertising funds collected are required to be spent for specific advertising purposes, no revenue or expense is recorded for advertising funds. Cumulative advertising expenditures in excess of collections are recorded as current assets and will be reimbursed by future advertising payments from franchises and other Fatburger affiliates. Cumulative collections in excess of advertising expenditures are recorded as accrued expenses and represent advertising funds collected which have not yet been spent on advertising activities.

Advertising (Buffalo’s): Buffalo’s generally requires advertising payments from franchisees of 2.0% of net sales from Buffalo’s Southwest Cafe restaurants. Co-branded restaurants generally pay 0.20% to 1.95%. The company also receives, from time to time, payments from vendors that are to be used for advertising. Since the company acts in a fiduciary role to collect and disburse these advertising funds, no revenue or expense is recorded. Advertising funds are segregated from other Company assets and the balance of the Buffalo’s Creative and Advertising Fund is recorded as an asset by the company with the offsetting advertising obligation recorded as a liability, Buffalo’s Creative and Advertising Fund - Contra.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue From Contracts With Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods and services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 by one year, making it effective for annual reporting periods beginning after December 15, 2017. The company is currently evaluating the effects adoption of this guidance will have on its financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, requires that deferred tax liabilities and assets should be classified as noncurrent in a classified statement of financial position. The amendments are effective prospectively for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods. The company is currently evaluating the impact of the pending adoption of ASU 2015-17 on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, requiring a lessee to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with a lease term of more than twelve months. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement and presentation of expenses and cash flows arising from a lease. This ASU is effective for interim and annual period beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees related to capital and operating leases existing at, or entered into after, the earliest comparative period presented in the financial statements, with certain practical expedients available. Early adoption is permitted. The company does not currently have any leases that will have an impact on the financial statements or disclosures as a result of the adoption of this ASU.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to reduce diversity in practice in how transactions are classified in the statement of cash flows. This ASU is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. The adoption of this standard is not expected to have a material impact on the company’s financial statements.

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LETTER FROM OUR FOUNDER AND CHIEF EXECUTIVE OFFICER

Dear customers, franchisees and prospective stockholders of FAT Brands Inc.:

I am delighted to finally position our brands so that you can all be part owners, as well as lovers of our delicious Fresh, Authentic and Tasty burgers, shakes, fries, chicken wings, steaks and other offerings! We are fortunate to have been appreciated by so many of you over the years as loyal diners in our restaurants, and we have worked hard to keep our products tasting the same, as we’ve grown our brands and transition from a private company to the public world.

Our dedication to quality is reflected by our wide following around the world. Across our brands, we have over 43,500 Twitter followers, 68,000 Instagram followers, and over 1,000,000 Facebook likes. We sold more than 15,000,000 hamburger patties, 10,000,000 steaks and 3,000,000 pounds of chicken wings last year, and that’s just the beginning of where we plan to grow as members of the FAT Brands family.

Our histories span more than 70 years, from Fatburger’s start as a hamburger stand in front of our founder Lovie Yancey’s house on Western Avenue in South Central Los Angeles. The Ponderosa and Bonanza Steak House brands were both created more than 50 years ago. Bonanza in Westport, Connecticut by Dan Blocker, who played Eric “Hoss” Cartwright on the famous TV show called Bonanza and shortly thereafter Ponderosa by Dan Lasater with a few friends in Kokomo, Indiana. Our Buffalo’s Cafe brand was started by Ralph Perella in Roswell, Georgia over 30 years ago.

Over these many years you can imagine the millions of meals these storied brands have served to so many families and hungry customers. We’ve been fortunate to inject technology into our business without compromising service or food quality. From mobile apps, home delivery partner apps, loyalty programs, customer feedback and survey systems, store locators, restaurant kitchen safety and management reporting systems, and even point of sale systems technology is everywhere and we are focused on utilizing it to improve operational and financial performance without sacrificing the guest experience. Each member of our senior management team receives every single customer on-line feedback/complaint that is entered in real time on their mobile device. Having our finger on the pulse of our restaurants allows us to better support our franchisees and be aware of customer experiences.

I take very seriously my role in bringing these brands and families of customers together and creating FAT Brands Inc. Our growth from North America to a presence in many countries around the world gives me great pleasure in knowing that I’m sharing these delicious recipes with fans everywhere. We have restaurants in Beijing, Shanghai, Jakarta, Manila, Panama City, London, Vancouver, Dubai, Riyadh, Doha, Cairo, Tunis, Erbil (Iraq), Karachi, and many other places. We know our fans around the world enjoy our food. I can’t take all the credit though. Our franchisees really deserve the most credit. They are the owners of the restaurants that serve you day in and day out. They have invested their money to own, operate, and support their communities and families and they have built their livelihoods based upon the delicious taste, outstanding quality of the food, consistency and the great service they deliver to you each and every day for breakfast, lunch and dinner.

Also, I want to remember and praise our franchise employees and team members. As a young 13 year old boy, having watched my father pass away from lung cancer when I was only 9 years old, I began working in the restaurant business for my now father-in-law, and Fatburger’s President and Chief Operating Officer. I started sorting bottles, washing dishes and busing tables. I learned a great deal during those 5 years before college about how hard and gratifying it is to work in a restaurant with fellow employees and team members, bringing satisfaction to customers, and how physically exhausting yet rewarding that experience is. Our team members today work thanklessly long hours and physically demanding jobs to bring these meals to customers and then do it again the next day and the next. They truly love their jobs.

Someone once taught me two things about the restaurant business: first, that “there are no new ideas in the restaurant industry, just the same ideas repackaged and repositioned, good food and good service is just that, no matter what it looks like” and second that “your best ideas come from your franchise operators and not from the corporate office, because they are the ones every day in the restaurants listening to what customers want”.

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My goal is to continue to remember those lessons learned, keep our franchise partners in mind, appreciate our franchise employees and team members and make sure our restaurants continue to deliver FRESH, AUTHENTIC, TASTY food to customers around the world. We would be proud to count you as a stockholder and we appreciate your patronage and partnership.

Sincerely

Andrew A. Wiederhorn

Chief Executive Officer

FAT Brands Inc.

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BUSINESS

The Company

FAT Brands is a leading multi-brand restaurant franchising company that develops, markets, and acquires predominantly fast casual restaurant concepts around the world. As a franchisor, we generally do not own or operate restaurant locations, but rather generate revenue by charging franchisees an initial franchise fee as well as ongoing royalties. This asset light franchisor model provides the opportunity for strong profit margins and an attractive free cash flow profile while minimizing restaurant operating company risk, such as long-term real estate commitments or capital investments. Our scalable management platform enables us to add new stores and restaurant concepts to our portfolio with minimal incremental corporate overhead cost, while taking advantage of significant corporate overhead synergies and franchisee cross-selling opportunities. The acquisition of additional brands and restaurant concepts as well as expansion of our existing brands are key elements of our growth strategy.

We currently operate the Fatburger, Buffalo’s Cafe and Buffalo’s Express restaurant concepts, with 181 total locations across eight states and 18 countries as of March 26, 2017. Our overall footprint covers 32 countries, including development agreements for proposed stores in new markets and re-development of former franchisee relationships in nine countries where our brands previously had a presence. For each of our current restaurant brands and those that we will seek to acquire, the ability to expand the overall concept footprint, both domestically and internationally, is of critical importance and a primary acquisition evaluation criterion. We believe that our restaurant concepts have meaningful growth potential and appeal to a broad base of consumers globally.

Fatburger. Founded in Los Angeles, California in 1947, Fatburger (The Last Great Hamburger StandTM) has, throughout its history, maintained its reputation as an iconic, all-American, Hollywood favorite hamburger restaurant serving a variety of freshly made-to-order, customizable, big, juicy, and tasty Fatburgers, Turkeyburgers, Chicken Sandwiches, Veggieburgers, french fries, onion rings, soft-drinks and milkshakes. With a legacy spanning over 70 years, Fatburger’s dedication to superior quality inspires robust loyalty within its customer base and has long appealed to American cultural and social leaders. We have counted many celebrities and athletes as past franchisees and customers, and we believe this prestige has been a principal driver of the brand’s strong growth. Fatburger offers a premier dining experience, demonstrating the same dedication to serving gourmet, homemade, custom-built burgers as it has since 1947. As of March 26, 2017, there were 162 franchised and sub-franchised Fatburger locations across six states and 18 countries, and Fatburger is one of the fastest growing hamburger restaurants, with 8.2% new store growth in 2016.

Buffalo’s Cafe. Established in Roswell, Georgia in 1985, Buffalo’s Cafe (Where Everyone is FamilyTM) is a family-themed casual dining concept known for its chicken wings and 13 distinctive homemade wing sauces, burgers, wraps, steaks, salads, and other classic American cuisine. Featuring a full bar and table service, Buffalo’s Cafe offers a distinctive dining experience affording friends and family the flexibility to share an intimate dinner together or to casually watch sporting events while enjoying extensive menu offerings. After acquiring the Buffalo’s Cafe brand in 2011, we developed and launched Buffalo’s Express, a fast-casual, smaller footprint variant of Buffalo’s Cafe offering a limited version of the full menu with an emphasis on chicken wings, wraps and salads. Current Buffalo’s Express outlets are co-branded with Fatburger locations, providing our franchisees with complementary concepts that share kitchen space and result in an estimated 20-30% higher average unit volume (compared to stand-alone Fatburger locations). As of March 26, 2017, there were 19 franchised Buffalo’s Cafe and 66 co-branded Fatburger / Buffalo’s Express locations located in 11 countries globally. Buffalo’s Cafe achieved 10.0% new store growth in 2016.

Ponderosa & Bonanza Steakhouse. In March 2017, our parent company, Fog Cutter Capital Group (“FCCG”) entered into a definitive agreement to acquire the franchisor of the Ponderosa Steakhouse (which we refer to as “Ponderosa”) and Bonanza Steakhouse (which we refer to as “Bonanza”) restaurants, and intends to complete the acquisitions, including one company-owned restaurant, concurrent with the consummation of this Offering. Ponderosa and Bonanza offer the quintessential American steakhouse experience, for which there is strong and growing demand in international markets, particularly in Asia and the Middle East. Ponderosa and Bonanza were established in 1965 and 1963, respectively, and as of March 27, 2017, there were 99 Ponderosa and 20 Bonanza restaurants operating under franchise and sub-franchise agreements in 19 states in the United States, Canada, Puerto Rico, the United Arab Emirates, Egypt, Qatar and Taiwan, in addition to two company-owned Ponderosa restaurants in the United States.

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Beyond our current brand portfolio and the Ponderosa and Bonanza acquisitions, we intend to acquire restaurant concepts that will allow us to offer additional food categories and to expand our geographic footprint. In evaluating potential acquisitions, we specifically seek concepts with the following characteristics:

●	established, widely-recognized brands;
●	steady cash flows;
●	track records of long-term, sustainable operating performance;
●	good relationships with franchisees;
●	sustainable operating performance;
●	geographic diversification; and
●	growth potential, both geographically and through co-branding initiatives across our portfolio.

We approach acquisitions from a value perspective, targeting valuations of approximately 6.0x-8.0x 12-month leading cash flow to ensure that acquisitions are immediately accretive to our earnings. Leveraging our scalable management platform, we expect to achieve cost synergies post-acquisition by reducing the corporate overhead of the acquired company – most notably in the legal, accounting and finance functions. Adjusted for these cost synergies, we believe that we will have the opportunity to acquire complementary restaurant brands at a valuation multiple materially below 6.0x-8.0x 12-month leading cash flow. We also plan to grow the top line revenues of newly acquired brands through support from our management and systems platform, including public relations, marketing and advertising, supply chain assistance, site selection analysis, staff training and operational oversight and support.

Including Ponderosa and Bonanza, our experienced and diversified franchisee base consists of 127 franchisees, 46 of whom operate multiple locations. With the completion of the Ponderosa and Bonanza acquisitions, our franchisees will operate more than 300 restaurants, with system-wide store level sales in excess of $300 million in 2016. Since converting to a franchisor model in 2011, we have improved store-level operations and maintained positive same-store sales growth in our traditional domestic market, particularly in California, Washington, Colorado, Arizona and Nevada, over each of the last five years while operating less than 1% of total units. Over the same time period, our concepts have also experienced significant growth in total number of locations. As a result, between 2012 and 2016, unadjusted for the acquisition of Ponderosa and Bonanza, the company achieved compound annual growth rates in net revenue, net income, and EBITDA of 9.9%, 40.0%, and 35.3%, respectively. By providing multiple support services that promote the financial and operational health of our franchisees – our direct customers – we believe that we will continue to enable our franchisees to increase their same-store sales and grow their store counts, thereby driving our sustained strong financial performance.

The following graphs show the change in number of our store locations from 2014 through 2016:

The following table and graphs shows our store locations and revenue by location for Fatburger stores, including closed locations, during 2016:

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	2016: Fatburger (in thousands)
Country	# of Units	System-Wide Sales	% of Total	Royalty Revenue	% of Total

USA
California	46	$35,010	33.1%	$1,891	40.8%
Non-California	28	27,255	25.8%	1,319	28.5%
USA	74	62,265	58.9%	3,210	69.3%

Bahrain	2	1,185	1.1%	71	1.6%
Canada	49	26,570	25.1%	447	9.7%
China	3	1,612	1.5%	97	2.1%
Egypt	1	20	0.0%	1	0.0%
Fiji	1	248	0.2%	25	0.5%
India	1	183	0.2%	11	0.2%
Indonesia	4	978	0.9%	26	0.6%
Iraq	3	317	0.3%	19	0.4%
Kuwait	3	1,324	1.3%	80	1.7%
Malaysia	4	341	0.3%	20	0.4%
Oman	1	182	0.2%	11	0.2%
Pakistan	6	1,322	1.3%	80	1.7%
Philippines	1	71	0.1%	4	0.1%
Qatar	2	2,437	2.3%	146	3.2%
Saudi Arabia	5	2,297	2.2%	123	2.7%
Tunisia	3	407	0.4%	24	0.5%
UAE	7	3,088	2.9%	185	4.0%
United Kingdom	1	863	0.8%	52	1.1%
Total	171	$105,710	100.0%	$4,632	100.0%

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2016 Fatburger System-Wide-Sales Per Market Contribution Breakdown

Other International Markets, $2,749,000, 2.6%
United Kingdom, $863,000, 0.8%
Bahrain, $1,185,000, 1.1%
Pakistan, $1,320,000, 1.2%
Kuwait, $1,324,000, 1.3%
China, $1,612,000 , 1.5%
Saudi Arabia, $2,297,000, 2.2%
Qatar, $2,437,000 , 2.3%
UAE, $3,088,000, 2.9%
Domestic, $62,261,000, 58.9%
Canada, $26,570,000 , 25.1%
Total 2016 System-Wide-Sales = $105,706,000.00

2016 Fatburger Royalty Revenue Per Market Contribution Breakdown
Other International Markets, $141,400, 3.1%
United Kingdom, $52,000, 1.1%
Bahrain, $71,000, 1.5%
Pakistan, $79,000, 1.7%
Kuwait, $79,000, 1.7%
China, $67,000, 1.4%
Saudi Arabia, $123,000, 2.7%
Qatar, $146,000, 3.2%
UAE, $185,000, 4%
Canada, $447,000, 9.7%
Domestic USA, $3,232,000, 69.3%
Total 2016 Fatburger Royalty Revenue = $4,622,400.00

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The following table and graphs shows our store locations and revenue by location for Buffalo Cafe and Buffalo’s Express stores, including closed locations, during 2016:

	2016: Buffalo’s Cafe | Express (in thousands)
Country	# of Units	System-Wide Sales	% of Total	Royalty Revenue	% of Total

United States	34	$27,170	78.7%	$1,084	80.3%
Canada	41	2,912	8.4%	86	6.3%
Malaysia	3	37	0.1%	2	0.2%
Pakistan	1	3	0.0%	1	0.0%
Philippines	1	8	0.0%	1	0.0%
Qatar	3	1,504	4.4%	90	6.7%
Saudi Arabia	2	2,465	7.2%	61	4.6%
Tunisia	2	23	0.1%	2	0.2%
UAE	1	90	0.3%	5	0.4%
United Kingdom	1	286	0.8%	17	1.3%
Total	89	$34,448	100.0%	$1,349	100.0%

The FAT Brands Difference – Fresh, Authentic, Tasty

Our name represents the values that we embrace as a company and the food that we provide to customers – Fresh. Authentic. Tasty (which we refer to as “FAT”). The success of our franchisor model is tied to consistent delivery by our restaurant operators of freshly prepared, made-to-order food that customers desire. With the input of customers and franchisees, we continually strive to keep a fresh perspective on our brands by enhancing our existing menu offerings and introducing appealing new menu items. When enhancing our offerings, we ensure that any changes are consistent with the core identity and attributes of our brands, although we do not intend to adapt our brands to be all things to all people. In conjunction with our restaurant operators, (which means the individuals who own or manage our franchises restaurants), we are committed to delivering authentic, consistent brand experiences that have strong brand identity with customers. Ultimately, we understand that we are only as good as the last meal served, and we are dedicated to having our franchisees consistently deliver tasty, high-quality food and positive guest experiences in their restaurants.

In pursuing acquisitions and entering new restaurant segments, we are committed to instilling our FAT Brands values into new restaurant concepts. As our restaurant portfolio continues to grow, we believe that both our franchisees and diners will recognize and value this ongoing commitment as they enjoy a wider concept offering.

Competitive Strengths

We believe that our competitive strengths include:

●	Management Platform Built for Growth. We have developed a robust and comprehensive management platform and systems platform that supports the expansion of our existing brands while enabling the accretive and efficient acquisition and integration of additional restaurant concepts. We dedicate our considerable resources and industry knowledge to promote the success of our franchisees, offering them multiple support services such as public relations, marketing and advertising, supply chain assistance, site selection analysis, staff training and operational oversight and support. Furthermore, our platform is scalable and adaptable, allowing us to incorporate new concepts into the FAT Brands family with minimal incremental corporate costs. For example, following our acquisition of the Buffalo’s Cafe brand in 2011, we leveraged our platform to refresh the brand, expand the concept into the fast casual segment (through the Buffalo’s Express concept), and grew the brand appeal to a broader base of FAT Brands franchisees. As a result, as of March 26, 2017, we had grown the number of co-branded Buffalo’s Express stores from launch to 66 locations while increasing the number of franchisees from 12 to 29. As such, we intend to grow our existing brands as well as make strategic and opportunistic acquisitions that complement our existing portfolio of concepts, by providing an entrance into targeted restaurant segments. We believe that our platform is a key differentiator in pursuing this strategy.

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●	Capital Light Business Model Driving High Free Cash Flow Conversion. We maintain an asset light business model requiring minimal capital expenditures by franchising our restaurant concepts to our owner / operators. The multi-brand franchisor model also enables us to efficiently scale the number of restaurant locations with very limited incremental corporate overhead and minimal exposure to store-level risk, such as long-term real estate commitments and increases in employee wage costs. Our multi-brand approach also gives us the organizational depth to provide a host of services to our franchisees, which we believe enhances their financial and operational performance. As a result, new store growth and accelerating financial performance of the FAT Brands network drive increases in our franchise fee and royalty revenue streams while expanding profit and free cash flow margins. From 2012 to 2016, our EBITDA margin expanded from 27.9% to 64.3%.

●	Strong Brands Aligned with FAT Brands Vision. We have an enviable track record of delivering Fresh, Authentic, and Tasty meals across our franchise system. Our current Fatburger and Buffalo’s concepts have built distinctive brand identities within their respective segments, providing made-to-order, high-quality food at competitive prices. The Ponderosa and Bonanza brands, which we will acquire upon consummation of this Offering, deliver an authentic American steakhouse experience with which customers identify. By maintaining alignment with the FAT Brands vision across an expanding platform, we believe that our concepts will appeal to a broad base of domestic and global consumers.

●

Experienced and Diverse Global Franchisee Network. As of March 26, 2017 and including Ponderosa and Bonanza, our franchise base consisted of 127 franchisees, 46 of whom operate multiple locations. With the completion of the Ponderosa and Bonanza acquisitions, our franchisees will operate more than 300 restaurants, with system-wide store level sales in excess of $300 million in 2016. Based on existing new restaurant commitments of over 300 locations across our brands, we anticipate that our current franchisees will open more than 30 new restaurants annually for at least the next four years. The acquisition of additional restaurant franchisors will also increase the number of restaurants operated by our existing franchisee network. Additionally, our franchise development team has built an attractive pipeline of new potential franchisees, with many experienced restaurant operators and new entrepreneurs eager to join the FAT Brands family.

●	Ability to Cross-Sell Existing Franchisees Concepts from the FAT Brands Portfolio. Our ability to easily, and efficiently, cross-sell our existing franchisees new brands from our FAT Brands portfolio affords us the ability to grow more quickly and satisfy our existing franchisees’ demands to expand their organizations. By having the ability to offer our franchisees a variety of concepts (i.e., a fast-casual better-burger concept, a fast-casual chicken wing concept, a casual dining concept and steakhouse concepts) from the FAT Brands portfolio, our existing franchisees are able to acquire the rights to, and develop, their respective markets with a well-rounded portfolio of FAT Brands concept offerings affording them the ability to strategically satisfy their respective market demands by developing our various concepts where opportunities are available.

●	Seasoned and Passionate Management Team. Our management team and employees are critical to our success. Our senior leadership team has more than 200 years of combined experience in the restaurant industry, and many have been a part of our team since the acquisition of the Fatburger brand in 2003. We believe that our management team has the track record and vision to leverage the FAT Brands platform to achieve significant future growth. In addition, through their holdings in FCCG, our senior executives will own a significant equity interest in the company following the consummation of this Offering, ensuring long-term commitment and alignment with our public shareholders. Our management team is complemented by an accomplished board of directors.

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Growth Strategy

The principal elements of our growth strategy include:

●

Opportunistically Acquire New Brands. Our management platform was developed to cost-effectively and seamlessly scale with new restaurant concept acquisitions. In connection with the Buffalo’s Cafe acquisition, we have also garnered expertise and developed a track record of efficiently on-boarding new brands at minimal incremental corporate cost. The anticipated acquisitions of the Ponderosa and Bonanza brands is a continuation of this growth strategy, which will remain a critical facet of our future plan. In particular, we have identified food categories that appeal to a broad international base of customers, targeting the chicken, pizza, coffee, sandwich and dessert segments for future growth. We have developed a strong and actionable pipeline of potential acquisition opportunities to achieve our objectives. We seek concepts with established, widely-recognized brands; steady cash flows; track records of long-term, good relationships with franchisees; sustainable operating performance; geographic diversification; and growth potential, both geographically and through co-branding initiatives across our portfolio. We approach acquisitions from a value perspective, targeting modest multiples of franchise-level cash flow valuations to ensure that acquisitions are immediately accretive to our earnings prior to anticipated synergies.

In addition to our pending acquisition of Ponderosa and Bonanza, as of the date of this Offering Circular we have entered into a letter of intent to acquire an additional restaurant concept with approximately 60 franchised stores, and are in discussions to acquire another restaurant concept with approximately 50 stores. However, there can be no assurance that we will enter definitive agreements based on such letter of intent or discussions, consummate such acquisitions or acquire any additional restaurant brands. Furthermore, our acquisitions are subject to a number of risks and uncertainties, including as to when, whether and to what extent the anticipated benefits and cost savings of a particular acquisition will be realized. See “Risk Factors.”

●

Accelerate Same-Store Sales Growth. Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year. For each of the last five years, we have achieved positive annual same-store sales growth in our traditional domestic market, the Western United States and particularly in California, Washington, Colorado, Arizona and Nevada, which represented approximately 69% of our royalty revenue in 2016. To maintain this performance, we have embraced a multi-faceted same-store sales growth strategy. We utilize customer feedback and closely analyze sales data to introduce, test and perfect existing and new menu items. In addition, we regularly utilize public relations and experiential marketing, which we leverage via social media and targeted digital advertising to expand the reach of our brands and to drive traffic to our stores. Furthermore, we have embraced emerging technology to develop our own brand-specific mobile applications, allowing guests to find restaurants, order online, earn rewards and join our e-marketing providers. We have also partnered with third-party delivery service providers, including UberEATS, Grub Hub, Amazon Restaurants and Postmates, which provide online- and app-based delivery services and constitute a new sales channel for our existing locations. Finally, many of our franchisees are pursuing a robust capital expenditure program to remodel legacy restaurants and opportunistically co-brand them with our Buffalo’s Express and / or Fat Bar concepts (serving beer, wine, spirits and cocktails).

●	Drive Store Growth through Co-Branding. We franchise co-branded Fatburger / Buffalo’s Express locations, giving franchisees the flexibility of offering multiple concepts, while sharing kitchen space, resulting in a higher average check (compared to stand-alone Fatburger locations). Franchisees benefit by serving a broader customer base – we estimate that co-branding results in a 20%-30% increase in average unit volume compared to stand-alone locations with minimal incremental cost to franchisees. Our acquisition strategy reinforces the importance of co-branding, as we expect to offer each of the complementary brands that we acquire to our existing franchisees on a co-branded basis.

●	Extend Brands into New Segments. We have a strong track record of extending our brands into new segments, and we believe that we have a significant opportunity to capture new markets by strategically adapting our concepts while reinforcing the brand identity. In addition to dramatically expanding the traditional Buffalo’s Cafe customer base through Fatburger / Buffalo’s Express co-branding, we have also begun evaluating opportunities to leverage the Buffalo’s brand by promoting Buffalo’s Express on a stand-alone basis. Furthermore, we also recently began the roll-out of Fat Bars (serving beer, wine, spirits and cocktails), which we are opportunistically introducing to select existing Fatburger locations on a modular basis. Similarly, post-acquisition, we plan to create smaller-scale, fast casual Ponderosa and Bonanza concepts, to drive new store growth, particularly internationally where there is high demand for American fast casual concepts.

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●	Continue Expanding FAT Brands Internationally. We have a significant global presence, with international franchised stores in Bahrain, Canada, China, Egypt, Fiji, India, Indonesia, Iraq, Kuwait, Malaysia, Oman, Pakistan, Panama, Philippines, Qatar, Saudi Arabia, Taiwan, Tunisia, the United Arab Emirates, and the United Kingdom. We have also recently selected a local franchisee in Japan, where we expect to open new stores in the near future. We believe that the appeal of our Fresh, Authentic, and Tasty concepts is global, and we are targeting further penetration of Middle Eastern and Asian markets, particularly through leveraging the Buffalo’s and Ponderosa brands.

●	Enhance Footprint in Existing Markets through Current Franchisee Networks. Including Ponderosa and Bonanza, we had 127 franchisees who collectively operated more than 300 restaurants as of March 26, 2017. As noted, our existing franchisees have made new store commitments of over 300 locations across our brands, and we anticipate that our current franchisees will open more than 30 new stores annually for at least the next four years. Beyond these existing commitments, we have found that many of our franchisees have grown their businesses over time, increasing the number of stores operated in their organizations and expanding their concept offerings across the FAT Brands portfolio of concepts.

●	Attract New Franchisees in Existing and Unpenetrated Markets. In addition to the large pipeline of new store commitments from current franchisees, we believe the existing markets for Fatburger, Buffalo’s and Ponderosa and Bonanza locations are far from saturated and can support a significant increase in units. Furthermore, new franchisee relationships represent the optimal way for our brands to penetrate geographic markets where we do not currently operate. In many cases, prospective franchisees have experience in and knowledge of markets where we are not currently active, facilitating a smoother brand introduction than we or our existing franchisees could achieve independently. We generate franchisee leads through various channels, including franchisee referrals, traditional and non-traditional franchise brokers and broker networks, franchise development advertising, and franchise trade shows and conventions.

Restaurant Concepts

Fatburger

Overview. In 1947, Lovie Yancey opened a three-stool hamburger stand in Downtown Los Angeles, California, calling it Mr. Fatburger. From the beginning, Ms. Yancey was a fixture at the stand where customers, including entertainers Redd Foxx and Ray Charles, would custom-order their burgers. After sustained success at her iconic original Fatburger stand, Ms. Yancey opened a second Fatburger location in West Los Angeles in 1973 which quickly became a popular location for late-night club goers and celebrity burger aficionados. In 1981, Ms. Yancey began franchising Fatburger locations. In 2000, the company was acquired by an investment firm that included Earvin “Magic” Johnson, Cher, Janet Jackson, Darren Star and David Spade among its investors. In 2003, Fog Cutter Capital Group Inc. acquired Fatburger.

An iconic brand favorite amongst Angelenos, celebrities and other entertainment industry professionals, under FCCG’s management the Fatburger brand has grown from 40 locations in 2003 to 162 locations across eight states and 18 countries as of March 26, 2017. Much like how our Fatburger restaurants are designed to be community gathering places, Fatburger executes a social media strategy that creates an online, on-brand, community gathering place, with over 42,900 Twitter followers, nearly 63,000 followers on Instagram. and over 1,000,000 likes on Facebook, Additionally, in April 2013, our CEO, Andrew Wiederhorn, appeared on the hit television show Undercover Boss as a new Fatburger restaurant employee; the episode is a testament to how our seasoned and passionate management team operates our FAT Brands concepts.

Fatburger is also a 50% joint venture partner in Ultrabrandz, which distributes frozen, Fatburger-branded hamburger patties to approximately 4,000 Wal-Mart Stores nation-wide. Although Ultrabrandz does not currently represent a material portion of our net revenue or EBITDA, our successful five-year relationship with Wal-Mart demonstrates the broad appeal of the Fatburger brand outside of markets in which we currently have restaurants, and represents a potential opportunity to offer additional packaged products as part of a broader licensing strategy.

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Menu. For 70 years, Fatburger has maintained a reputation of providing what we believe to be the freshest, most authentic, and tastiest meals in the better-burger restaurant segment, supported by a steadfast commitment to preparing fresh, made-to-order, high-quality food. At its domestic locations, Fatburger uses 100% fresh, never-frozen, USDA Choice lean-beef sourced from grain-fed steers raised in the United States. Every batch of Fatburger’s premium USDA Choice beef undergoes thorough and robust quality control testing prior to distribution to restaurants. Fatburger’s offerings are well-priced and (depending on location) range in price from $5.25 to $11.45 before toppings, sides, and beverages, which falls between the quick-service and casual dining categories.

Fatburger Menu

Fatburger and Buffalo’s Express Menu Co-branded Menu

Locations. As of March 26, 2017, there were 162 Fatburger locations in 18 countries – including Canada, the United Arab Emirates, Bahrain, China, Pakistan, Indonesia, Malaysia, Saudi Arabia, Qatar, Iraq, Tunisia, Kuwait, Egypt, the United Kingdom, the Philippines, Oman, Fiji and India – all of which are still making Fatburgers the same way Ms. Yancey did at her original stand.

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Fatburger Territories

We believe that Fatburger has a significant market opportunity to expand within our existing footprint as well as in new markets. In our traditional domestic market, our stores are concentrated in the Western United States, particularly in California, Washington, Colorado, Arizona and Nevada. While we believe that these markets are far from saturated, expansion into eastern geographies constitutes a significant whitespace opportunity. Similarly, our Canadian locations are clustered in the west, notably in the provinces of Alberta and British Columbia, with large population centers in Ontario and Quebec currently unpenetrated.

Globally, we are targeting new emerging markets with large populations and/or a growing middle class. Mexico, Brazil, South Africa, and Russia, among others, have been identified internally as markets where we believe Fatburger would hold wide appeal, and we are in the process of developing franchisee relationships in those markets.

Restaurant Design. Fatburger locations are typically 1,000 – 1,500 square feet and are decorated in the company’s signature black, red, and yellow color scheme and are complemented with catchy Rock ‘n’ Roll, R&B, Hip-Hop, and Classic Soul music. New locations feature open kitchens, reclaimed materials and millennial-focused design and technology, including LED screen menus, self-serve touch screen beverage dispensers, and Social WiFi connectivity. Each franchisee is also required to use an approved architect, kitchen designer and signage company to ensure consistent, high-quality, store design and construction while embodying the core Fatburger brand image. Additionally, four locations (Las Vegas, Manila, Los Angeles and Shanghai) include Fat Bars (serving beer, wine, alcoholic spirits and cocktails), with several other Fat Bars currently under development.

Economics and Same-Store Sales. In 2016, Fatburger had system-wide sales of approximately $105.7 million, an average unit volume of approximately $750,000 across its 140 locations for stores that were open the full year, and an average check of $13.95. Adjusted same-store sales in our traditional, core U.S. market increased 1.5% in 2016, while system-wide Fatburger same-store sales declined 3.5% in 2016. This decrease was primarily the result of an oil-driven deterioration in macroeconomic conditions in Alberta, Canada and the Middle East, as well as a significant increase in competition and market saturation of western food brands, particularly in the better-burger segment in key Middle Eastern markets. For the 30 weeks ended July 23, 2017, adjusted domestic and system-wide same-store sales have improved, achieving year-over-year growth of 8.2% and 0.6%, respectively. With the recent recovery of macroeconomic conditions in our key international markets, we expect that these locations will continue to experience same-store sales improvement throughout 2017 and accelerate in 2018.

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For an explanation of the methodology that we use to calculate adjusted same-store sales for Fatburger, please refer to the table and footnotes on page 47, under the heading “Selected Historical Combined Financial and Other Data of Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc. and Subsidiary”.

The following graph shows the change in adjusted same-store sales for Fatburger locations from 2012 to July 23, 2017:

Illustrative Unit Economic Model

The following table shows illustrative franchisee economics for stand-alone Fatburger stores. For new stores, we target initial net investment costs of approximately $350,000 and cash-on-cash returns in excess of 35%. While the Fatburger network includes a wide range of AUVs due to differences in store formats, markets, the impact of currency rate fluctuations, franchisee construction choices, and ultimate customer traffic, among other factors. The landlord T.I. allowance estimate below is based on an observed average from corporate and franchise stores that we have opened. As such, the amounts shown in the tables are an example for illustrative purposes only, are not indicative of every franchisee’s results and are not intended to represent future performance. Actual results may differ significantly from the amounts represented below.

Illustrative Franchisee Unit Economics - Fatburger

	Conversion	New Construction
Initial Investment
Structural Buildout and Lease	$100,000	$350,000
Franchise Fee	50,000	50,000
Total Initial Investment	$150,000	$400,000

Landlord T.I. Allowance	(20,000)	(50,000)
Net Investment	$130,000	$350,000
Year 1 Performance
Estimated Average Unit Volume	$900,000	$900,000
Food and Paper Goods	26.0%	26.0%
Labor Cost	28.0%	28.0%
Rent Cost	10.0%	10.0%
Royalty Fee	6.0%	6.0%
Advertising Fee	4.0%	4.0%
Other Expense	11.0%	11.0%
Store-Level EBITDA Margin	15.0%	15.0%
Store-Level EBITDA	$135,000	$135,000
Cash-on-Cash Return	103.8%	38.6%

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Buffalo’s Cafe / Buffalo’s Express

Overview. Established in Roswell, GA, in 1985, Buffalo’s Cafe is a casual dining concept known for its chicken wings, distinctive homemade wing sauces, burgers, salads, flatbreads and other classic American cuisine. After acquiring the Buffalo’s Cafe brand in 2011, we launched Buffalo’s Express, a quick-service, smaller footprint variant of Buffalo’s Cafe that is co-branded with Fatburger locations.

Menu. The Buffalo’s Cafe menu offers traditional and boneless chicken wings, thirteen fresh-made wing sauces, classic American dinner platters, burgers, sandwiches, wraps, salads, ribs, pizza, desserts, sides, beer, and other beverages. A sample menu is shown below:

Buffalo’s Cafe Menu

SHARABLES

Salt & Pepper Fried Pickles

BUFFALO CHICKEN DIP $7.29
Fresh blend of cheeses, hot wing sauce, bleu cheese, ranch dressing & grilled chicken. Served with tortilla chips, celery & carrots.

SOUTHWEST EGGROLLS $8.99
Smoked chicken breast, fresh spinach, black beans, corn, and pepper-jack cheese wrapped in a flaky spring roll. Served with chipotle pepper sauce.

TANGLED TEXAS TWISTS $7.49
Fresh cut tumbleweed chips topped with queso, cheddar-jack, bacon, jalapeños, and sour cream.

CHEESE STICKS $7.29
Breaded mozzarella fried to a golden brown and served with marinara sauce.

QUESO VERDE CHEESE DIP $6.29
Blend of sharp white cheese, spinach, and jalapeños. Served with tortilla chips.

SMOKY MOUNTAIN NACHALOS* $9.99
Stoneground corn tortilla chips covered with our fresh made queso verde, fresh tomato salsa, jalapeños, and sour cream. Your choice of tender fajita steak* or grilled chicken.

TRAILBLAZER SAMPLER $12.99
Southwest eggrolls, cheese sticks, hand-breaded chicken tenders, and crispy corn tortilla chips with your choice of fresh made queso or fire-roasted tomato salsa.

SALT & PEPPER FRIED PICKLES $6.99
Crisp dill pickle chips, freshly hand battered & fried to a golden brown. Sprinkled with salt and pepper, served with our homemade bleu cheese dip.

SALADS

SIERRA SHRIMP SALAD $10.99
Shrimp lightly spiced and coated with black bean & corn salsa on a bed of fresh salad greens. Topped with fresh tomato salsa, bacon, bleu cheese crumbles, and onion straws. Served with garlic bread.

PRAIRIE CHICKEN SALAD
Full $9.99 / Half $7.99
Fresh cut salad greens with cheddar-jack cheese, diced tomatoes, bacon, and crispy tortilla strips. Topped with grilled chicken or fresh hand-breaded chicken tenders. Served with garlic bread.

BUFFALO'S COBB SALAD
Full $10.99 / Half $8.99
Fresh cut salad greens layered with bacon, cheddar-jack cheese, black bean & corn salsa, bleu cheese crumbles, and fresh tomato salsa. Topped with fire-grilled chicken and crispy tortilla strips. Served with garlic bread.

JUANITA'S FAJITA SALAD* $10.49
Fresh cut salad greens topped with fresh tomato salsa, cheddar-jack cheese, crispy tortilla strips and tender fajita steak* or seasoned grilled chicken. Served in a crispy tortilla shell with black beans.

SOUP AND SALAD COMBO $7.99
Start off with a fresh house salad and finish with a bowl of our homemade soup of the day.

HOMEMADE SOUP OF THE DAY
Bowl $5.99 Cup $3.99
Ask server for selections.

Our selection of dressings include Bleu Cheese, Honey Mustard, Ranch, Chipotle Ranch, and Vinaigrette (Ask your server about additional selections).

Juanita's Fajita Salad

Buffalo's CAFE

-World Famous-

WINGS & SAUCES

OUR WINGS ARE **FRESH NEVER FROZEN**

1 CHOOSE YOUR WINGS

BONE-IN OR BONELESS

2 CHOOSE YOUR AMOUNT

TRADITIONAL BONE-IN

- TASTER (5/4.25) $7.99
- SMALL (1 LB) $10.29
- MEDIUM (1 1/2 LB) $14.99
- REGULAR (2 LB) $19.99
- LARGE (3 LB) $29.99
- JUMBO (5 LB) $42.99

BONELESS

- TASTER (5) $6.29
- SMALL (10) $10.29
- MEDIUM (15) $14.29
- REGULAR (20) $19.69
- LARGE (30) $31.99
- JUMBO (50) $43.99

3 CHOOSE YOUR FLAVOR

HOT
- DEATH VALLEY
- SCORCHIN'
- SRIRACHA
- CAROLINA FIRE BBQ
- HOT
- BLAZIN' JALAPEÑO
- ASIAN SESAME

MEDIUM
- RED HOT RANCH
- CAJUN DRY RUB
- COCONUT JERK
- MEDIUM
- HONEY GARLIC
- LEMON PEPPER
- HONEY BACON BBQ
- SWEET BOURBON
- BBQ

MILD
- MILD
- GARLIC PARMESAN
- SWEET TERIYAKI

BASKET OF STICKS & DIP $3.99
EXTRA DIPS $0.60

Wing baskets are served with celery, carrots and your choice of our made from scratch bleu cheese or ranch dressing.

WINGS & TENDERS $12.29
Your choice of our traditional or boneless wings tossed any of our wing sauces paired with hand-breaded chicken tenders. Served with curly fries and coleslaw. Note: Lighter basket version with tumbleweed chips available for $8.29

CHICKEN WING DINNER
Your choice of wings served with curly fries, Texarkana corn, garlic bread, and your choice of our made from scratch bleu cheese or ranch dressing.

Traditional Style	Boneless Hand-breaded
8 piece $13.99	8 piece $12.29
12 piece $16.59	12 piece $15.39

CHICKEN TENDER DINNER $12.29
Lightly hand-breaded select tenders served with curly fries, coleslaw, garlic bread, and honey mustard. Note: Lighter basket version with tumbleweed chips available for $8.29

SHRIMP DINNER $13.99
Hand-breaded or grilled shrimp served with cocktail sauce or tossed in wing sauce. Served with curly fries, fresh coleslaw and garlic bread. Note: Lighter basket version with tumbleweed chips available for $9.99

SOUTHWEST EXPRESS $9.29
Premium hand-breaded chicken tenders over Mexican rice and black beans. Topped with our fresh made queso verde and fresh tomato salsa.

FLATBREADS

HALF & HALF Enjoy a half portion of flatbread served with a half garden salad $8.99

BUFFALO CHICKEN $8.99
Thin and crisp, buttered lavash crust topped with our bleu cheese dressing, grilled chicken, and drizzled with our classic, medium heat buffalo wing sauce.

BBQ CHICKEN $8.49
Your choice of our signature Carolina Fire or Sweet Bourbon BBQ sauces atop grilled chicken, cheddar-jack cheese, and crispy onion straws on a bed of crisp, buttered lavash crust.

SANTA FE CHICKEN $8.99
Buffalo's own queso verde, juicy grilled chicken, cheddar-jack cheese, and fresh tomato salsa on top of our crisp, buttered lavash crust.

PHILLY CHEESESTEAK $8.99
Tender shaved ribeye with green peppers, onions, and queso verde on top of our crisp lavash flatbread crust.

Buffalo Chicken Flatbread

FIRE-BRAISED PORK FLATBREAD $8.99
We start with our crisp lavash flatbread crust then top it with tangy gold BBQ sauce, cheddar-jack cheese, grilled jalapeños, black bean & corn relish, shredded cabbage and delicious fire-braised pulled pork.

BURGERS

CHOOSE PROTEIN:

- *Fresh Ground Chuck Burger* *
- *Breaded Fried Chicken Breast*
- *Fire-grilled Chicken Breast*

Your choice of protein on a toasted Kaiser bun with fresh cut tumbleweed potato chips. Lettuce, tomato, and onion available upon request.

THE ALL-AMERICAN* $10.29
Two fresh ground chuck patties, hand-formed and grilled on the flat-top along with the bun. Your choice of cheese melted between patties. Note: Not available with grilled or fried chicken.

THE MEXICALI* $10.99
Topped with a fried egg, fresh made queso verde cheese, fresh tomato salsa, and onion straws.

THE CANYON* $9.59
The Original! Your hamburger or chicken breast cooked to perfection with no toppings. Add bacon or choice of cheese for 50¢.

THE HAWAIIAN FIVE-O* $10.99
Topped with pepper-jack cheese, bacon, a grilled pineapple ring, and our Asian Sesame wing sauce.

THE BLACKJACK* $10.99
Lightly blackened and topped with crisp bacon, pepper-jack cheese, onion straws, and Buffalo's Vidalia Onion sauce.

THE BUFFALO BILL* $10.29
Dipped in our fresh made wing sauce, topped with onion straws and served with bleu cheese dressing on the side.

THE MUSHROOM SWISS* $10.29
A classic favorite! Grilled and smothered with sauteed fresh mushrooms and topped with aged Swiss cheese.

THE SOUTHERN PATTY MELT* $10.29
Fresh ground chuck topped with sauteed mushrooms, onion straws, and sharp cheddar on grilled Texas toast with tumbleweed chips. Note: Not available with grilled or fried chicken.

THE PULLED PORK SANDWICH* $9.49
Our special fire-braised pork roast shredded and piled high on a bed of Buffalo's homemade coleslaw on a bakery fresh bun. Topped with just enough sauce to create the perfect BBQ sandwich. Served with curly fries.

The Canyon with cheddar & bacon

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PROOF 5 PROOF 5 PROOF 5 PROOF 5 PROOF 5 PROOF 5

WRAPS & SANDWICHES

SANTA FE CHEESESTEAK WRAP $9.29
Shaved USDA choice rib-eye beef, lightly seasoned, grilled with onions and peppers, and covered in fresh made queso verde. Served in choice of a flour tortilla, whole wheat tortilla, or toasted hoagie roll with tumbleweed chips.

APACHE CHICKEN WRAP $9.29
Grilled chicken topped with chipotle ranch, pepper-jack cheese, onion straws, lettuce, and tomato. Served in choice of a flour tortilla, whole wheat tortilla, or toasted hoagie roll with tumbleweed chips.

SHRIMP BLT WRAP [illegible]
Grilled, lightly blackened, shrimp stored with shredded lettuce, diced tomatoes, bacon, cheddar-jack cheese, and chipotle ranch sauce. Served in choice of a flour or whole wheat tortilla with tumbleweed chips.

BLACK & BLEU DIP+ $9.99
Shaved USDA choice rib-eye beef, seared and blackened, in a toasted hoagie roll with grilled tomatoes, bleu cheese crumbles, and onion straws. Served with tumbleweed chips and fresh made Au Jus sauce for dipping.

BURRITO WRAP $9.99
A flour tortilla stuffed with grilled chicken, Mexican rice, black beans, fresh tomato salsa, cheddar-jack cheese, and shredded lettuce. Served with tortilla chips, salsa, and sour cream.

KICK'N CHICKEN WRAP $9.29
Hand-breaded chicken tenders tossed in wing sauce, Mexican rice, lettuce, fresh tomato salsa, and ranch dressing. Served in choice of a whole wheat or flour tortilla with tumbleweed chips.

SIDEWINDER WRAP $9.29
Chopped fresh ground chuck layered with bacon, Swiss & cheddar cheese, lettuce, diced tomatoes, and Buffalo's Vidalia Onion sauce. Served in choice of a flour or whole wheat tortilla with tumbleweed chips.

Apache Chicken Wrap

SIDES

additional sides may be available

- Curly Fries
- Sweet Potato Fries
- Tumbleweed Chips
- Garlic Bread
- Mexican Rice
- Texarkana Corn
- Coleslaw
- Black Beans
- Steamed Broccoli
- Grilled Veggies

Proudly serving products by Coca-Cola

Other Beverages Available:
fresh brewed sweet tea & unsweetened tea, hot tea, coffee, lemonade, strawberry lemonade

GARLIC PARMESAN CURLY FRIES NEW!

Substitute garlic parmesan fries or chips on any order of curly fries or tumbleweed chips for just $1.50 more.

BUFFALOS.COM

FROM THE GRILL

BUFFALO'S MIXED GRILL+ $16.99
Your choice of any two items served with Mexican rice & fresh grilled veggies.

- Grilled shrimp glazed with Caribbean jerk sauce
- Top sirloin finished with jalapeño butter and onion straws
- Grilled chicken topped with fresh made queso verde and fresh tomato salsa
- Tender skirt steak drizzled with chipotle pepper sauce and fresh tomato salsa

BABY BACK RIBS $16.99
A half rack of pork ribs, your choice of Sweet Bourbon, Carolina Fire, Honey Bacon BBQ or Traditional BBQ sauce. Served with Texarkana corn, curly fries, garlic bread, and side of BBQ sauce.

THE BIG ROUND UP $17.99
A quarter rack of baby back ribs glazed with your choice of Sweet Bourbon, Carolina Fire, Honey Bacon BBQ or Traditional BBQ sauce; traditional style or boneless wings tossed in choice of wing sauce, and blackened shrimp. Served with fresh coleslaw, curly fries, Texarkana corn, and garlic bread.

CHICKEN DEL RIO Full $12.99 / Half $8.99
Fire-grilled chicken breast topped with queso verde and fresh tomato salsa. Served with Mexican rice and black beans.

BBQ PORK TRIPLE PLAY PLATTER $11.99
Pulled pork seared and slow roasted to lock in the flavor. Pair that with curly fries, Texarkana corn & Buffalo's homemade coleslaw for the ultimate BBQ platter. Served with garlic bread.

BBQ Pork Triple Play Platter

DESSERTS

FRIED CHEESECAKE $5.99
Sweet New York style cheesecake wrapped in a flour tortilla and fried to a golden brown. Served with a scoop of vanilla ice cream and drizzled with raspberry sauce.

BUFFALO CHIP $4.49
A warm chocolate chip cookie topped with a scoop of vanilla ice cream and drizzled with chocolate sauce.

MESA BROWNIE $5.99
A decadent chocolate-walnut brownie topped with a scoop of vanilla ice cream and drizzled with chocolate sauce.

Buffalo's CAFE

WHERE EVERYONE IS FAMILY™

The Buffalo’s Express menu includes key menu offerings from the traditional Buffalo’s Cafe menu, emphasizing wings and salads. A sample co-branded menu panel can be seen below:

Buffalo’s Express Menu *

*All existing Buffalo’s Express locations are co-branded with Fatburger

Locations. The Buffalo’s Cafe brand has grown significantly since its founding, and as of March 26, 2017 had 19 Buffalo’s Cafe and 66 co-branded Fatburger / Buffalo’s Express franchise locations in the United States and internationally. Buffalo’s Cafe and Express concepts are currently located in the United States, Saudi Arabia, Canada, Qatar, China, Tunisia, the United Arab Emirates, the United Kingdom, Fiji, Malaysia and the Philippines, with plans to expand further in Egypt, Bahrain, Libya, Kuwait, Iraq and Indonesia.

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Buffalo’s Cafe | Express Territories

The Buffalo’s Cafe concept has historically focused on the Southeastern United States. Since our acquisition of the brand, we have significantly grown the Buffalo’s footprint through our Fatburger / Buffalo’s Express co-branding strategy. While that strategy has been successful in increasing brand awareness and driving incremental sales at new and existing Fatburger locations, we believe there are additional market opportunities that we are only beginning to pursue. In particular, we believe that the Buffalo’s Cafe concept will have wide appeal internationally, particularly in emerging markets in the Middle East and Asia. Furthermore, we intend to work with franchisees who have identified markets where they would like to develop the Buffalo’s Express concept as a stand-alone location. In addition to our plans for international expansion, we believe there are additional regions within our traditional domestic market where the concept can be successfully developed.

Restaurant Design. Traditional Buffalo’s Cafe restaurants range from 3,000 to 4,500 square feet, 25% of which houses the kitchen or back of the house. Units can seat 160 – 200 people inside, including the bar area, with an additional 30 – 50 of outside patio or deck areas. Each location is decorated with a Southern, Americana vibe, creating a family-friendly, casual dining experience.

Economics and Same-Store Sales. In 2016, Buffalo’s had system-wide sales of approximately $36.2 million, an average unit volume of $1.5 million across its 19 Buffalo’s Cafe locations that were open the full year, and an average check of $21.95. During 2016, Buffalo’s Cafe adjusted system-wide same-store sales increased 2.4%, and the 30 weeks ended July 23, 2017, Buffalo’s Cafe adjusted system-wide sales increased 0.1%.

For an explanation of the methodology that we use to calculate adjusted same-store sales for Buffalo’s Cafe, please refer to the table and footnotes on page 47, under the heading “Selected Historical Combined Financial and Other Data of Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc. and Subsidiary”.

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The following graph shows the change in adjusted same-store sales for all Buffalo’s Cafe and Buffalo’s Express locations from 2012 to July 23, 2017:

Illustrative Unit Economic Model

The following tables show illustrative franchisee economics for Buffalo’s Cafe and Buffalo’s Express stores. The amounts in the tables are examples for illustrative purposes only, are not indicative of every franchisee’s results and are not intended to represent future performance. Actual result may differ significantly from the amounts represented below.

For new Buffalo’s Cafe restaurants, we estimate initial net investment costs of approximately $800,000 and cash-on-cash returns in excess of 25%. In addition, the tables illustrate how approximately $50,000 in incremental investment in a co-branded Fatburger / Buffalo’s Express location can yield an almost 10% increase in cash-on-cash returns, relative to a stand-alone Fatburger location. The landlord T.I. allowance estimate below is based on an observed average from corporate and franchise stores that we have opened. As with Fatburger, many store-specific factors contribute to AUVs that may materially deviate from this unit economic model, including differences in store formats, markets, the impact of currency, franchisee construction choices, and ultimate customer traffic.

Illustrative Franchisee Unit Economics - Buffalo’s Cafe

New Construction
Initial Investment
Structural Buildout and Lease	$900,000
Franchise Fee	50,000
Total Initial Investment	$950,000
Landlord T.I. Allowance	(150,000)
Net Investment	$800,000
Year 1 Performance
Estimated Average Unit Volume	$1,500,000
Food and Paper Goods	26.0%
Labor Cost	29.0%
Rent Cost	10.0%
Royalty Fee	6.0%
Advertising Fee	4.0%
Other Expense	10.0%
Store-Level EBITDA Margin	15.0%
Store-Level EBITDA	$225,000
Cash on Cash Return	28.1%

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Illustrative Franchisee Unit Economics –

Standalone Fatburger vs. Co-Branded Fatburger & Buffalo’s Express

	Standalone Fatburger	Co-Branded Fatburger & Buffalo’s Express
Initial Investment
Structural Buildout and Lease	$350,000	$400,000
Franchise Fee	50,000	50,000
Total Initial Investment	$400,000	$450,000
Landlord T.I. Allowance	(50,000)	(50,000)
Net Investment	$350,000	$400,000
Year 1 Performance
Estimated Average Unit Volume	$900,000	$1,125,000
Food and Paper Goods	26.0%	26.0%
Labor Cost	28.0%	30.0%
Rent Cost	10.0%	8.0%
Royalty Fee	6.0%	6.0%
Advertising Fee	4.0%	4.0%
Other Expense	11.0%	10.0%
Store-Level EBITDA Margin	15.0%	16.0%
Store-Level EBITDA	$135,000	$180,000
Cash on Cash Return	38.6%	45.0%

Ponderosa and Bonanza Steakhouses

Overview. Ponderosa Steakhouse, founded in 1965, and Bonanza Steakhouse, founded in 1963, offer the quintessential American steakhouse experience, for which there is strong and growing demand in international markets, particularly in Asia and the Middle East. Ponderosa franchises domestically and internationally under Ponderosa Steakhouse®. Bonanza franchises domestically and internationally under Bonanza Steakhouse® and Bonanza Steak & BBQ®.

Menu. Ponderosa and Bonanza Steakhouses offer guests a high quality buffet and broad array of great tasting, affordably-priced steak, chicken and seafood entrées. Buffets at Ponderosa and Bonanza Steakhouses feature a large variety of all you can eat salads, soups, appetizers, vegetables, breads, hot main courses and desserts. Bonanza Steak & BBQ, full service steakhouses with fresh farm-to-table salad bar, have offered a menu showcase of USDA flame-grilled steaks and house-smoked BBQ, with contemporized interpretations of traditional American classics.

Locations. As of March 26, 2017, Ponderosa had 67 domestic locations in 14 states – (Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, New York, Ohio, Pennsylvania, Tennessee, Vermont, Virginia, West Virginia and Wisconsin) and 33 international locations in 6 countries and U.S. territories (Canada, the United Arab Emirates, Egypt, Qatar, Taiwan and Puerto Rico). As of March 26, 2017, Bonanza had 13 domestic locations in 10 states –(Illinois, Indiana, Iowa, Maine, Minnesota, Mississippi, North Dakota, Pennsylvania, South Dakota, and Virginia) and seven international locations in Canada and Puerto Rico.

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Ponderosa & Bonanza Territories

Restaurant Design. Ponderosa and Bonanza restaurants are located in free standing buildings or in-line in shopping centers, and require approximately 4,000 to 6,000 square feet of floor space, designed and decorated in line with distinctive and uniform color schemes, business formats, design and signs standards and formats. Each franchisee is also required to obtain prior approval from Ponderosa for its architectural plans and specifications, reflecting Ponderosa’s requirements for dimensions, interior design and layout, image, building materials, fixtures, equipment furniture, signs and décor.

Economics and Same-Store-Sales. In fiscal 2016, Ponderosa had system-wide gross sales of approximately $140.0 million, an average unit volume of $1.3 million across its 104 locations and an average check of $11.44. Same-store sales in its traditional, core U.S. market decreased 0.7%, while overall system-wide Ponderosa same-store sales declined 2.9%. This decrease was primarily due to the Puerto Rican economic crisis. In the first quarter of 2017, Ponderosa had system-wide gross sales of approximately $34.7 million, and same-store sales in its traditional, core U.S. market increased 0.5%, while overall system-wide Ponderosa same-store sales decreased 1.7%. In the second quarter of 2017, Ponderosa had system-wide gross sales of approximately $37.4 million, and same-store sales in its traditional, core U.S. market increased 1.7%, while overall system-wide Ponderosa same-store sales decreased 0.3%.

In fiscal 2016, Bonanza had system-wide gross sales of approximately $25.1 million, average unit volume of $1.3 million across its 20 locations, and an average check of $11.68. Same-store sales in its traditional, core U.S. market increased approximately 3.3%, while overall Bonanza same-store sales declined 2.4%. This decrease was primarily due to the Puerto Rican economic crisis. In the first quarter of 2017, Bonanza had system-wide gross sales of approximately $7.5 million and same-store sales in its traditional, core U.S. market increased approximately 4.9%, while overall system-wide Bonanza same-store sales increased 2.4%. In the second quarter of 2017, Bonanza had system-wide gross sales of approximately $7.9 million and same-store sales in its traditional, core U.S. market increased approximately 4.5%, while overall system-wide Bonanza same-store sales increased 2.1%.

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FAT Brands Concept Territories

Franchise Program – FAT Brands

General. As of March 26, 2017, our franchisees operated a total of 181 Fatburger and Buffalo’s restaurants globally. We utilize a franchise development strategy as our primary method for new store growth by leveraging the interest of our existing franchisees and those potential franchisees with an entrepreneurial spirit looking to launch their own business. We have a rigorous franchisees qualification and selection process to ensure that each franchisees meets our strict brand standards. Our franchisee base for Fatburger and Buffalo’s consists of 69 operators who owned from one to 50 stores as of March 26, 2017.

Fatburger Franchise Agreements. For Fatburger locations, the current franchise agreement provides for an initial franchise fee of $50,000 per store ($65,000 per store internationally) and a royalty fee of 2% to 6% of net sales on a 15-year term. For 2016, the average royalty rate was 5.35% . In addition, the franchisee must also pay an advertising fee of approximately 3% of net sales on local marketing and approximately 1% of net sales on international marketing.

Buffalo’s Franchise Agreements. For Buffalo’s Cafe and Buffalo’s Express locations, the current franchise agreement provides for an initial franchise fee of $50,000 per store and a royalty fee of 2.5% to 6% of gross sales on a 15-year term. For 2016, the average royalty rate was 3.73%. In addition, the Buffalo’s Cafe franchisee agrees to pay an advertising fee of 2% of net sales on local marketing and 2% of net sales to the Buffalo’s Cafe advertising fund. For Buffalo’s Express locations, the franchisee pays approximately 1% of net sales on local store marketing and approximately 3% of net sales to the Buffalo’s Express advertising fund.

Ponderosa Franchise Agreements. For Ponderosa locations, the current franchise agreement provides for an initial franchise fee of $40,000 per store and a royalty fee of 0.75% to 4% of net sales on a 15-year term. For 2016, the average royalty rate was 2.68%. In addition, the franchisee must also pay an advertising fee of approximately 0.5% of net sales to a pooled advertising fund.

Bonanza Franchise Agreements. For Bonanza locations, the current franchise agreement provides for an initial franchise fee of $40,000 per store and a royalty fee of 0.75% to 4% of net sales on a 15-year term. For 2016, the average royalty rate was 2.28% .. In addition, the franchisee must also pay an advertising fee of 0.5% of net sales to a pooled advertising fund.

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Development Agreements. We use development agreements to facilitate the planned expansion of Fatburger and Buffalo’s restaurants through single and multiple unit development. During 2016, almost all of our new Fatburger and Buffalo’s openings occurred as a result of existing development agreements. Each development agreement gives a developer the exclusive right to construct, own and operate Fatburger or Buffalo’s stores within a defined area. In exchange, the franchisee agrees to open a minimum number of stores in the area in a prescribed time period. Franchisees that enter into development agreements are required to pay a fee, which is credited against franchise fees due when the store is opened in the future. Franchisees may forfeit such fees and lose their rights to future development if they do not maintain the required schedule of openings.

The following table shows our total existing unit development pipeline for Fatburger and Buffalo’s:

	Territory:	Restaurant Model:	Total Unit Commitment :	# Open:	# Remaining:	Type:	Duration
United States:	San Bernardino, San Diego & Orange Counties	Fatbuff	30	2	28	A	December 4, 2028
	Los Angeles County / So. Cal	Fatbuff	20	4	16	A	December 31, 2018 (Single Unit Franchisee)
	Ohio	Ponderosa	7	4	3	A	December 31, 2018
		U.S.A. Total:	57	10	47

Canada:	Western Canada	Fatbuff	20	4	16	B
	Toronto	Fatbuff	63	0	63	B
		Canada Total:	83	4	79

Asia:	Philippines	Fatbuff	16	1	15	B
	Shanghai	Fatburger	5	1	4	B
	Shanghai & Beijing	Fatburger	8	4	4	B
	Beijing	Fatburger	15	0	15	A	September 28, 2026
	Malaysia	Fatbuff	20	0	20	B
	Malaysia	Fatbuff	20	3	17	B
	Indonesia	Fatburger	8	4	4	B
	Pakistan	Fatburger	5	4	1	B
	Northern India (Delhi & Surrounding Cities)	Fatburger	25	1	24	B
	Japan	Fatbuff	1	0	1	B
		Asia Total:	123	18	105

Europe:	United Kingdom	Fatbuff	5	2	3	B
	United Kingdom	Fatbuff	5	0	5
		Europe Total:	10	2	8

Middle East:	Qatar	Buffalo’s Cafe	5	3	2	B
	Qatar	Fatburger	5	2	3	B
			0	0	0
		Middle East Total:	10	5	5

N. Africa:	Egypt	Fatburger	15	2	13	A	July 1, 2026
	Tunisia	Fatbuff	10	2	8	B
	Libya	Buffalo’s Cafe	3	0	3	B
	Libya	Fatburger	10	0	10	B
		N. Africa Total:	33	4	29
		Total Pipeline:	321	43	278

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Type A: Franchise has a specific date or schedule of dates by which they must open one or more units. To the extent they miss that date(s), they may lose their right to open or their exclusivity, if any, to a particular territory. If so, they fall into Type B.

Type B: Franchisee doesn’t have or has missed a development schedule. Company will allow franchisee to build any remaining previously paid for stores in their territory, absent a new franchisee acquiring exclusivity.

Franchisee Support – FAT Brands

Marketing

Our Fresh, Authentic and Tasty values are the anchor that inspires our marketing efforts. Our resolve to maintain our premium positioning, derived from the FAT Brands’ values, is reinforced by our management platform, capital light business model, experienced and diverse global franchisee network and seasoned and passionate management team. Although our marketing and advertising programs are concept-specific, we believe that our patrons appreciate the value of their experiences visiting our establishments and, thus, the core of our marketing strategy is to engage and dialogue with customers at our restaurant locations as well as through social media.

Our Fresh, Authentic and Tasty values are an invitation for our guests to align with FAT Brands’ commitment to consistently deliver freshly prepared, made-to-order food that customers desire. We are dedicated to keeping a fresh perspective on our concepts, perfecting our existing menu offerings as well as introducing appealing new items. We ensure that any changes are consistent with the core identity of our brands, and we will not adapt our brands to be all things to all people.

Our marketing initiatives include a robust mix of local community marketing, in-store campaigns, product placements, partnerships, promotions, social media, influencer marketing, traditional media and word of mouth advertising. Corresponding with the evolutionary shift in how customers receive content and engage with media and brands today, we have also dramatically increased our focus on mobile, social, and digital advertising to leverage the content we generate from public relations and experiential marketing in order to better connect with customers, sharing information about new menu offerings, promotions, new store openings and other relevant FAT Brands information. Currently, across our brands, we have over 43,500 Twitter followers, 68,000 Instagram followers and over 1,000,000 Facebook likes,. We communicate with customers in creative and organic ways that fortify our connections with them and increase brand awareness.

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Site Selection and Development.

Our franchisees work alongside our corporate real estate committee during the search, review, leasing and development process for a new restaurant location. Typically, it takes between 60 and 90 days from the time we sign an agreement with a franchisee to the moment that franchisee signs a lease. When selecting a location, our team aggressively seeks locations with the following site parameters:

●	Average Daily Traffic: 35,000+ people
●	Access: Easy, distinguishable, and preferably with signaled entry and intersection; two-to-three curb cuts to center and entry from two streets
●	Activity Generators: Going home traffic side, easily accessible for lunchtime traffic (pedestrian and automobile), high-frequency specialty retail and storefront urban corridors with convenient parking
●	Lease Terms: Five-year minimum with four five-year options; fixed rates preferred
●	Visibility: Site and signage must be highly visible from street and/or traffic generators, ideally visible from at least 500 feet in two directions

Supply Chain Assistance

FAT Brands has always been committed to seeking out and working with best-in-class suppliers and distribution networks. Our Fresh, Authentic and Tasty vision guides us in how we source and develop our ingredients, always looking for the best ways to provide top quality food that is as competitively priced as possible for our franchisees and customers. We utilize a third-party purchasing and consulting company that provides distribution, rebate collection, product negotiations, audits and sourcing services focusing on negotiating distributor, vendor and manufacturer contracts, thereby ensuring that our brands receive meaningful buying power for our franchisees. Our Supply Chain team has developed a reliable supply chain and continues to focus on identifying additional back-ups to avoid any possible interruption of service and product globally. We have a regional strategy for ground beef supply to ensure that we are always serving our proprietary blend of freshly ground and never frozen beef in our stores in the continental United States. Internationally, we utilize the same strategy market-by-market in each country in which our franchisees operate. Only when a fresh never frozen beef option is unavailable do we procure frozen beef, which is then freshly ground in stores. Domestically, we have the same, Southern California based, beef supplier for all of our U.S. Fatburger locations. We have the same, South East United States based, beef supplier for Buffalo’s Cafe. Ponderosa and Bonanza Steakhouses utilize contracted beef suppliers. Internationally, we have a select group of beef suppliers providing product to our franchisees market-by-market. Additionally, we utilize the same procurement strategies for our poultry (chicken and turkey), veggie and hotdog offerings.

Domestically, FAT Brands has distribution agreements with broadline national distributors as well as regional providers. Internationally, our franchisees have distribution agreements with different providers market-by-market. We utilize distribution centers operated by our distributors. Our broadline national distributors are the main purchasing link in the United States among many of our suppliers, and distribute most of our dry, refrigerated and frozen goods, non-alcoholic beverages, paper goods and cleaning supplies. Internationally, distributors are also used to distribute the majority of products to our franchisees.

Food Safety and Quality Assurance. Food safety is a top priority of FAT Brands. As such, we maintain rigorous safety standards for our menu offerings. We have carefully selected preferred suppliers that adhere to our safety standards, and our franchisees are required to source their ingredients from these approved suppliers. Furthermore, our commitment to food safety is strengthened through the direct relationship between our Supply Chain and Field Consultant Assistance teams.

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Management Information Systems. FAT Brands restaurants utilize a variety of back-office, computerized and manual, point-of-sales systems (NCR and Micros) and tools, which we believe are scalable to support our growth plans. We utilize these systems following a multi-faceted approach to monitor restaurants operational performance, food safety, quality control, customer feedback and profitability.

The point-of-sale systems are designed specifically for the restaurant industry and we use many customized features to evaluate and increase operational performance, provide data analysis, marketing promotional tracking, guest and table management, high-speed credit card and gift card processing, daily transaction data, daily sales information, product mix, average transaction size, order modes, revenue centers and other key business intelligence data. Utilizing these point-of-sale systems back-end, web-based, enterprise level, software solution dashboards, our home office and Franchise Operations Consultant Support staff are provided with real-time quick access to detailed business data which allows for our home office and Franchise Operations Consultant Support staff to closely, and remotely, monitor stores performance and assist in providing focused and timely support to our franchisees. Furthermore, these systems supply sales, bank deposit and variance data to our accounting department on a daily basis, and we use this data to generate daily sales information and weekly consolidated reports regarding sales and other key measures for each restaurant with final reports following the end of each period.

In addition to utilizing these point-of-sales systems, FAT Brands utilizes The Redbook Digital (and manual) Management System which provides detailed, real-time (and historical) operational data for each locations, allowing our management team to track product inventories, equipment temperatures, repair and maintenance schedules, intra-shift team communications, consistency in following standard operating procedures and tracking of tasks. FAT Brands also utilizes HotSchedules which is a web-based employee scheduling software program providing franchisees, and their management teams, increased flexibility and awareness of scheduling needs allowing them to efficiently, and appropriately, manage their labor costs and store staffing requirements/needs. Lastly, FAT Brands utilizes a proprietary customer feedback system allowing customers to provide feedback in real-time to our entire management team, franchisees and store managers.

Field Consultant Assistance.

In conjunction with utilizing the FAT Brands Management Information Systems, FAT Brands has a team of dedicated Franchise Operations Consultant Support staff who oversee designated market areas and specific subsets of restaurants. Our Franchise Operations Consultant Support staff work in the field daily with franchisees, and their management teams, to ensure that the integrity of all FAT Brands concepts are upheld and that franchisees are utilizing the tools and systems FAT Brands requires in order to optimize and accelerate franchisee profitability. FAT Brands Franchise Operations Consultant Support staff responsibilities include (but are not limited to):

●	Conducting announced and un-announced store visits and evaluations
●	Continuous training and re-training of new and existing franchise operations
●	Conducting quarterly workshops for franchisees and their management teams
●	Development and collection of monthly profit and loss statements for each store
●	Store set-up, training, oversight and support for pre- and post- new store openings
●	Training, oversight and implementation of in-store marketing initiatives
●	Inspections of equipment, temperatures, food-handling procedures, customer service, products in store, cleanliness, and team member attitude

Training, Pre-Opening Assistance and Opening Support

1. Training: FAT Brands offers Executive level and Operational level training programs to its franchisees.

Executive Level: The Executive level training program is a two-week long course designed to give non-operationally active franchise owners a high-level overview of the FAT Brands concept they own, the operational tools and resources their management teams will be required to use to run their businesses as well as a review of the operational and financial reporting compliance standards FAT Brands will require them to follow. Topics covered in this program include (but are not limited to):

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●	FAT Brands concept-specific mission, vision and values
●	The history of the FAT Brands concept
●	Basic positional review
●	Marketing program overview
●	Profit and loss overview
●	Franchisee compliance overview
●	New store opening timeline and expectations

Operational Level: The Operational level training program is a six-week long course designed for either operationally active franchise owner/operators or non-operationally active franchise owners General Managers and Shift Leaders to take a deep-dive into the day-to-day operations, procedures, roles and responsibilities they will be expected to follow when running the restaurants. Topics covered in this program include (but are not limited to):

●	FAT Brands concept specific mission, vision and values
●	The history of the FAT Brands concept
●	FAT Brands guest experience program and expectations
●	Ability to demonstrate thorough testing and on the job evaluations of each restaurant position
●	Analyze service and position performance opportunities
●	Inventory-related issues, including initiating counting and back-of-house inventory paperwork and computer work

2. Pre-Opening Assistance: Prior to opening a restaurant, FAT Brands provides our franchisees with pre-opening assistance with:

●	Site selection
●	Store design
●	Kitchen design
●	Procurement of equipment
●	Supply chain setup
●	Operational training
●	POS system procurement and setup
●	Digital menu system installation and setup
●	Licensed in-store music system setup
●	Design of construction hoardings for each restaurant
●	Interior trade dress package
●	Packaging
●	Menu development
●	Grand opening plans
●	Uniform design and supply
●	Digital (website, social media, mobile listings, etc.)
●	Media (print, radio, outdoor, word of mouth campaigns)
●	Focus groups and consumer market evaluations
●	Public Relations
●	P.O.P. (Point of Purchase) merchandising materials

3. Opening Assistance: When new franchise locations are officially ready to open, FAT Brands provides new store opening support by sending a team of seasoned operational field consultants to the restaurant, where they remain on-site for a minimum of two weeks leading up to and through the opening overseeing all aspects of the restaurant’s operations. Our support staff works hand-in-hand with franchisee management teams to ensure that all procedures are being adequately followed and that the franchisee management teams are properly trained on how to handle customers, utilize the tools provided to them and are capable of adequately operating the restaurants in a real-world environment once the corporate support team departs. In addition to operational support, FAT Brands provides marketing assistance in coordinating grand opening campaigns with local agencies and media outlets, providing public relations support through the distribution of press releases to local/national media outlets, targeted digital/social media advertisements announcing the opening to customers in the area and coordinating the development and scheduling of grand opening ceremonies as well as developing post opening marketing plans for the store with the franchisees.

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Ongoing Support. Once open, FAT Brands constantly provides ongoing operational and marketing support to our franchisees by assisting their management teams in effectively operating their restaurants and increasing their stores financial profitability. Operational examples of ongoing support include (but are not limited to):

●	Weekly Franchisee and General Manager calls for support and guidance
●	Quarterly site visits
●	Quarterly market training sessions to review:
	●	New operational procedures
	●	Reviews of areas for operational improvement opportunities
	●	Marketing initiatives training

Additional examples of ongoing marketing support include:

●	Local store marketing initiatives and planning
●	Annual promotional calendar (e.g. limited time offering menu items, in-store promotions, cause-marketing promotions)
●	Digital support (e.g. website, social media, mobile programs, listings)
●	Media (e.g. print, radio, outdoor, word of mouth)
●	Public relations
●	Market visits and evaluations
●	Agency contracting (e.g. advertising, research, digital media)
●	P.O.P. (Point of Purchase) merchandising materials
●	Revenue stream enhancement (e.g. adding online ordering, delivery, catering programs, )

In addition to the existing Franchisee Support services that we currently provide to our Fatburger and Buffalo’s Cafe franchisees, we intend to provide the same scope of Franchisee Support services to the Ponderosa and Bonanza brands following the Ponderosa Acquisition, as well as to brands and companies that we may acquire in the future.

Competition

As a franchisor, our most important customers are our franchisees, who own and operate FAT Brands restaurants. Our direct competitors for franchisees include well-established national, regional or local franchisors with franchises in the geographies or restaurant segments in which we operate or in which we intend to operate.

Our franchisees compete in the fast casual and casual dining segments of the restaurant industry, a highly competitive industry in terms of price, service, location, and food quality. The restaurant industry is often affected by changes in consumer trends, economic conditions, demographics, traffic patterns, and concern about the nutritional content of fast casual foods. Furthermore, there are many well-established competitors with substantially greater financial resources, including a number of national, regional, and local fast casual, casual dining, and convenience stores. The restaurant industry also has few barriers to entry and new competitors may emerge at any time.

Food Safety

Food safety is a top priority. As such, we maintain rigorous safety standards for each menu item. We have carefully selected preferred food suppliers that adhere to our safety standards, and our franchisees are required to source their ingredients from these approved suppliers.

Seasonality

Our franchisees have not historically experienced significant seasonal variability in their financial performance.

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Intellectual Property

Upon completion of the Reorganization Transactions, we will own domestically, and own or be in the process of transferring to us internationally, valuable intellectual property, including trademarks, service marks, trade secrets and other proprietary information, including the “Fatburger,” “Buffalo’s Café,” and “Buffalo’s Express” logos and trademarks, which are of material importance to our business. After completion of the Ponderosa Acquisition, we will own the “Ponderosa Steakhouse,” “Bonanza Steakhouse,” “Bonanza Steak & BBQ” and “Cole’s Backyard Grill” logos and trademarks. Depending on the jurisdiction, trademarks and service marks generally are valid as long as they are used and/or registered.

Customers

Our business is not dependent upon a single franchisee or a small group of franchisees.

Employees

As of March 26, 2017, our company, including FAT Brands Inc. and its subsidiaries, employed approximately 30 people. In addition, our franchisees for our Fatburger and Buffalo’s stores employed approximately 5,000 people, none of whom are to our knowledge represented by a labor union or covered by a collective bargaining agreement. We believe that we and our franchisees have good relations with our employees.

Government Regulation

U.S. Operations. Our U.S. operations are subject to various federal, state and local laws affecting our business, primarily laws and regulations concerning the franchisor/franchisee relationship, marketing, food labeling, sanitation and safety. Each of our franchised restaurants in the U.S. must comply with licensing and regulation by a number of governmental authorities, which include health, sanitation, safety, fire and zoning agencies in the state and/or municipality in which the restaurant is located. To date, we have not been materially adversely affected by such licensing and regulation or by any difficulty, delay or failure to obtain required licenses or approvals.

International Operations. Our restaurants outside the U.S. are subject to national and local laws and regulations which are similar to those affecting U.S. restaurants. The restaurants outside the U.S. are also subject to tariffs and regulations on imported commodities and equipment and laws regulating foreign investment, as well as anti-bribery and anti-corruption laws.

See “Risk Factors” for a discussion of risks relating to federal, state, local and international regulation of our business.

Legal Proceedings

We are currently involved in various claims and legal actions that arise in the ordinary course of business. We do not believe that the ultimate resolution of these actions will have a material adverse effect on our business, financial condition, results of operations, liquidity or capital resources. However, a significant increase in the number of these claims or an increase in amounts owing under successful claims could have a material adverse effect on our business, financial condition and results of operations.

Properties

Our corporate headquarters, including our principal administrative, sales and marketing, customer support, and research and development operations, are located in Beverly Hills, California, where we currently lease and occupy approximately 5,478 square feet of space pursuant to a lease that expires on April 30, 2020.

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MANAGEMENT

FAT Brands Inc. will have a board of directors and executive officers, but will have no direct employees. All employees, other than the executive officers, will be directly employed by FAT Brands Inc. and its subsidiaries. References in this section to our “directors”, “director nominees” and “executive officers” refer to the directors, director nominees, and executive officers of Fat Brands Inc., and references in this section to our “employees” (other than our executive officers) refer to the employees of Fat Brands Inc. and its subsidiaries.

Below is a list of the names and ages, as of March 31, 2017, of our directors, director nominees, executive officers and key employees, and a description of the business experience of each of them.

Name	Age	Position
Andrew A. Wiederhorn	51	President and Chief Executive Officer, Director
Ron Roe	40	Senior Vice President and Chief Financial Officer
Donald J. Berchtold	72	President and Chief Operating Officer, Fatburger Brand
Gregg Nettleton	61	President and Chief Operating Officer, Buffalo’s
Thayer D. Wiederhorn	29	Chief Marketing Officer
Taylor A. Wiederhorn	29	Chief Development Officer
Edward Rensi	72	Chairman of the Board of Directors
Marc L. Holtzman	57	Director Nominee
Squire Junger	67	Director Nominee
Silvia Kessel	72	Director Nominee
Jeff Lotman	56	Director Nominee
James Neuhauser	58	Director

Executive Officers, Key Employees, Directors and Director Nominees

Andrew A. Wiederhorn, age 51, has served as a director and President and Chief Executive Officer of FAT Brands Inc. since its formation. Mr. Wiederhorn has served as the Chairman of the board of directors and Chief Executive Officer of Fatburger North America, Inc. since 2006 and Buffalo’s Franchise Concepts, Inc. since 2011. He also served as the Chairman of the board of directors and Chief Executive Officer of Fog Cutter Capital Group Inc. since its formation in 1997. Mr. Wiederhorn previously founded and served as the Chairman of the board of directors and Chief Executive Officer of Wilshire Financial Services Group Inc. and Wilshire Credit Corporation. Mr. Wiederhorn received his B.S. degree in Business Administration from the University of Southern California in 1987, with an emphasis in Finance and Entrepreneurship. He previously served on the board of directors of Fabricated Metals, Inc., The Boy Scouts of America Cascade Pacific Council, The Boys and Girls Aid Society of Oregon, University of Southern California Associates, Citizens Crime Commission of Oregon, and Economic Development Council for the City of Beverly Hills Chamber of Commerce. Mr. Wiederhorn was featured as the Fatburger CEO on the CBS television program “Undercover Boss” in 2013. Mr. Wiederhorn was selected to our Board of Directors because of his role in our founding and long career in hospitality, and because he possesses particular knowledge and experience in strategic planning and leadership of complex organizations and hospitality businesses.

Ron Roe, age 40, has served as our Chief Financial Officer since 2009, and served as our Vice-President of Finance from 2007 to 2009. Prior to 2007, Mr. Roe was an acquisitions associate for FCCG. He began his career as an investment banking analyst with Piper Jaffray. Mr. Roe attended UC Berkeley, where he earned a Bachelor of Arts in Economics.

Donald J. Berchtold, age 72, is the President and Chief Operating Officer of Fatburger North America. Mr. Berchtold has also served as the President and Chief Operating Officer of FCCG since 2006, and in various other positions at FCCG prior to 2006. From 1991 to 1999, Mr. Berchtold served as Senior Vice President of Wilshire Financial Services Group Inc. and its sister company Wilshire Credit Corporation. Prior to 1990, Mr. Berchtold was the owner-operator of his own business that included a dinner house, catering company and other food service concepts, and was active in the Restaurants of Oregon Association. Mr. Berchtold holds a BSC degree in Finance and Marketing from the University of Santa Clara.

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Gregg Nettleton, age 61, has served as the President and Chief Operating Officer of Buffalo’s Franchise Concepts, Inc. since October 2016. Prior to joining our company, Mr. Nettleton served as President and Chief Executive Officer of GBS Enterprises, an international management consulting firm, since 2011. From 2014 to 2016, Mr. Nettleton also concurrently served as the Executive Vice President of Development of TransX Systems, Inc., an mBaSS mobile platform company, which he developed, positioned and marketed to secure two successful rounds of funding. From 2004 to 2006, Mr. Nettleton served as a consultant and Board member Black Angus Steakhouses, LLC. From 2002 to 2004, he served as Chief Marketing officer of International House of Pancakes Inc. and received the award for “Turnaround Chain of the Year” in 2003, and from 2000 to 2001, he served as Interim Chief Marketing Officer of Applebee’s International, Inc. Mr. Nettleton received his B.S. in Management Science from the State University of New York at Geneseo in Geneseo, New York and his M.B.A. in Marketing and Sales from Nova University in Ft. Lauderdale, Florida.

Thayer D. Wiederhorn, age 29, has served as the Vice President of Marketing of Fatburger North America Inc. and Buffalo’s Franchise Concepts Inc. since June 2012. As Vice President of Marketing, he has overseen global branding and marketing for over 200 corporate and franchise owned Fatburger and Buffalo’s Cafe restaurants across 9 states and over 18 countries. His responsibilities include overseeing all franchisor marketing initiatives, brand advertising funds, websites, social media, menu analysis, menu development, new product development, mobile and digital strategy, customer satisfaction, agency relationships, public relations, media buying, LSM (local store marketing) programs, 4-wall in-store merchandising, partnerships and promotions, retail licensing product lines, product placements and experiential marketing. Mr. Wiederhorn served as Director of Marketing of Fatburger North America Inc. from July 2011 – June 2012 as well as Marketing Coordinator from April 2011 – June 2011 and Brand Development Agent from October 2010 – April 2011. Prior to that, Mr. Wiederhorn started his career working in, and on, Fatburger restaurants and food-trucks. Mr. Wiederhorn received his B.S. degree in Business Administration, with an emphasis in Finance Business Economics, from the University of Southern California in 2010.

Taylor A. Wiederhorn, age 29, has served as the Vice President of Franchise Marketing and Development of Fatburger North America Inc. and Buffalo’s Franchise Concept’s Inc. since September 2011. Mr. Wiederhorn is involved in the marketing and recruitment of international and domestic franchisees as well as the sales of over 100 franchise restaurants for both the Fatburger and Buffalo’s Cafe brands. Mr. Wiederhorn served as the Director of Marketing from October 2010 until September 2011. Prior to that time, Mr. Wiederhorn worked on the Fatburger food truck and in various Fatburger restaurants throughout Los Angeles. Mr. Wiederhorn graduated from University of Southern California Marshall School of Business in December 2010 with a major in Business Administration and concentration in corporate finance.

Marc L. Holtzman, age 57, will become a member of the board of directors of FAT Brands Inc. upon the closing of this Offering. Mr. Holtzman currently serves as a Chairman of The Bank of Kigali, Rwanda’s largest financial institution, and a director of TeleTech (NASDAQ: TTEC), the world’s leading provider of analytics-driven technology-enabled services. Following a successful transformation and sale in July 2017 of Kazkommertsbank (LSE: KKB:LI), Kazakhstan’s largest bank, Mr. Holtzman recently stepped down as Chief Executive Officer, having joined as Chairman in March 2015. He previously served as Chairman of Meridian Capital HK, a Hong Kong private equity firm. From 2012 through 2015, he served on the Board of Directors of FTI Consulting, Inc., (NYSE:FCN) a global financial and strategic consulting firm, and Sistema, Russia’s largest listed private company (London Stock Exchange). Between 2008 and 2012, Mr. Holtzman served as the executive vice chairman of Barclays Capital. From 2006 to 2008, he served as vice chairman of the investment banking division of ABN AMRO Bank. Between 1989 and 1998, Mr. Holtzman lived and worked in Eastern Europe and Russia, as co-founder and president of MeesPierson EurAmerica (a firm acquired by ABN AMRO) and as senior adviser to Salomon Brothers. Mr. Holtzman serves as a director of Sistema JSFC, (LONDON:SSA;GDR), a Russian listed investment company. Between 2003 and 2005, Mr. Holtzman was President of the University of Denver; and between 1999 and 2003 he served in the Cabinet of Governor Bill Owens as Colorado’s First Secretary of Technology. Mr. Holtzman holds a B.A. degree in Economics from Lehigh University. Mr. Holtzman was selected to our Board of Directors because he brings financial experience and possesses particular knowledge and experience in strategic planning and leadership of complex organizations.

Squire Junger, age 67, will become a member of the board of directors of FAT Brands Inc. upon the closing of this Offering. Mr. Junger is a co-founder and a managing member of Insight Consulting LLC, a management consulting firm based in the Los Angeles area, providing advice in mergers and acquisitions, corporate divestitures, business integration diagnostics, real estate investment, acquisition, development and construction and litigation support services. Prior to co-founding Insight in 2003 he was a partner at Arthur Andersen LLP, which he joined in 1972. Mr. Junger co-developed and managed the west coast Transaction Advisory Services practice at Andersen, providing comprehensive merger and acquisition consulting services to both financial and strategic buyers and sellers. Mr. Junger is a certified public accountant in California, and received Bachelor of Science and M.B.A. degrees from Cornell University. Mr. Junger was selected to our Board of Directors because he brings substantial expertise in financial and strategic planning, mergers and acquisitions, and leadership of complex organizations.

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Silvia Kessel, age 72, will become a member of the board of directors of FAT Brands Inc. upon the closing of this Offering. Ms. Kessel is Senior Vice President, Chief Financial Officer and Treasurer of Metromedia Company. Metromedia Company is a management and investment company founded by the late John W. Kluge, which manages and invests in a variety of industries, including medical research, restaurants and outdoor visual displays. Ms. Kessel has served in various executive positions at Metromedia Company and affiliated companies since 1984. Ms. Kessel has previously served as a director of LDDS Communications Inc. (and its successor) (1993-1996), Orion Pictures (1993-1997), AboveNet/Metromedia Fiber Network (1997-2001), Big City Radio (1997-2002), and Liquid Audio (1998-2002), and served on the Board of Governors and Competition Committee of Major League Soccer (1996-2001). Ms. Kessel attended the University of Miami and received an MBA in Finance from Columbia University. From 1981 to 1988, Ms. Kessel taught Finance at Pace University. Ms. Kessel was selected to our Board of Directors because she brings substantial expertise in finance, financial and strategic planning, complex transactions and leadership of complex organizations.

Jeff Lotman, age 56, will become a member of the board of directors of FAT Brands Inc. upon the closing of this Offering. Mr. Lotman is the Chief Executive Officer of Global Icons, LLC, a company which he founded in 1998. Global Icons is a premier brand licensing agency specializing in the development and extension of corporate brands and trademarks. Prior to launching Global Icons, Mr. Lotman was Chief Operating Officer for Keystone Foods, a multi-billion dollar manufacturing company that developed and supplied food products for companies such as McDonald’s and Kraft.  Mr. Lotman guided the international expansion of Keystone Foods and established manufacturing and distribution operations in over a dozen countries. Mr. Lotman has been a featured guest speaker at many leading industry events, including Entertainment Marketing Conference, Young Presidents’ Organization, SPLICE, Licensing Show, Restaurant Industry Conference, LA Roadshow, UCLA and others.  He has also been profiled numerous times, including in The New York Times, The Los Angeles Times, The Wall St. Journal, CNBC, and FOX. He is a distinguished member of the Licensing Industry Merchandisers’ Association (LIMA) and the Licensing Executives Society (LES). Mr. Lotman received a B.A. degree in Business and Marketing from Curry College. Mr. Lotman was selected to our board of directors because he brings substantial expertise in retail marketing, branding and licensing opportunities for consumer brands,

James Neuhauser, age 58, has served on the board of directors of FAT Brands Inc. since its formation. Mr. Neuhauser is a Senior Managing Director in the Private Capital Markets Group of Stifel Nicolas & Company. Mr. Neuhauser is also the Managing Member of Turtlerock Capital, LLC, a company that finances and invests in real estate development projects. He previously worked for FBR & Co. for more than 24 years, including positions as Chief Investment Officer, Head of Investment Banking and Head of the Real Estate and Financial Services groups in Investment Banking through October 2016. He also served as Head of FBR’s Commitment Committee and was a member of the firm’s Executive Committee. Prior to joining FBR, Mr. Neuhauser was a Senior Vice President of Trident Financial Corporation for seven years, where he specialized in managing stock offerings for mutual to stock conversions of thrift institutions. Before joining Trident, he worked in commercial banking with the Bank of New England. Mr. Neuhauser is a CFA charter holder and a member of the Society of Financial Analysts. He received a Bachelor of Arts from Brown University and an M.B.A. from the University of Michigan. Mr. Neuhauser was selected to our Board of Directors because he brings substantial expertise in financial and strategic planning, investment banking complex financial transactions, mergers and acquisitions, and leadership of complex organizations.

Edward H. Rensi, age 72, has served on the board of directors of FAT Brands Inc. since its formation and will become Chairman of the Board upon the closing of this Offering. Mr. Rensi is the retired president and chief executive officer of McDonald’s USA. Prior to his retirement in 1997, Mr. Rensi devoted his entire professional career to McDonald’s, joining the company in 1966 as a “grill man” and part-time manager trainee in Columbus, Ohio. He was promoted to restaurant manager within a year, and went on to hold nearly every position in the restaurant and field offices, including franchise service positions in Columbus, Ohio and Washington, D.C. In 1972, he was named Philadelphia district manager, and later became regional manager and regional vice president. In 1978, he transferred from the field to the company’s home office in Oak Brook, Illinois, as vice president of Operations and Training, where he was responsible for personnel and product development. In 1980, he became executive vice president and chief operations officer, and was appointed senior executive vice president in 1982. Mr. Rensi was promoted to president and chief operating office of McDonald’s USA in 1984. In 1991, he was named chief executive officer. As president and chief executive officer, his responsibilities included overseeing all domestic company-owned and franchisee operations, in addition to providing direction relative to sales, profits, operations and service standards, customer satisfaction, product development, personnel, and training. Mr. Rensi was directly responsible for management of McDonald’s USA, which consisted of eight geographic zones and 40 regional offices. During his 13-year term as president, McDonald’s experienced phenomenal growth. U.S. sales doubled to more than $16 billion, the number of the U.S. restaurants grew from nearly 6,600 to more than 12,000, and the number of U.S. franchisees grew from 1,600 to more than 2,700. Since his retirement, Mr. Rensi has held consulting positions. From January 2014 to July 2015, Mr. Rensi served as director and interim CEO of Famous Dave’s of America, Inc. Mr. Rensi received his B.S. in Business Education from Ohio State University in Columbus, Ohio. Mr. Rensi was selected to our Board of Directors because of his long career in hospitality, and because he possesses particular knowledge and experience in strategic planning and leadership of complex organizations and hospitality businesses.

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In October 2015, Mr. Rensi filed for protection under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois. A plan of reorganization was filed on April 11, 2016, and the case remains active. The plan of reorganization provides for distributions to creditors from the liquidation of Mr. Rensi’s real estate holdings and from his social security and pension income.

Family Relationships

Donald Berchtold is the father-in-law of Andrew Wiederhorn. Andrew Wiederhorn is the father of Thayer Wiederhorn and Taylor Wiederhorn, who are brothers.

Certain Legal Proceedings involving Mr. Wiederhorn

Mr. Wiederhorn, our President/Chief Executive Officer and director, was formerly the founder and Chief Executive Officer of Wilshire Financial Services Group (“WFSG”), founded in 1987, and its affiliate Wilshire Credit Corporation (“WCC”), founded in 1989. In 1998, WFSG’s primary business was acquiring and syndicating interests in portfolios of loans, many of which were non-performing or underperforming. WCC’s primary business was servicing the portfolios of loans for WFSG subsidiaries and others. In addition, Donald J. Berchtold, President and Chief Operating Officer of our Fatburger subsidiary, previously served as senior vice president of WCC.

In 1998, a crisis in the international debt markets severely affected WFSG’s business and created a cash-flow crisis that required WFSG and WCC to renegotiate borrowing relationships with their lenders, including many Wall Street firms and WFSG and WCC’s primary lender Capital Consultants, Inc. (“CCI”), an investment advisor and money-manager for private individuals and union pensions. In addition to their borrower-lender relationship, on occasion WCC and WFSG would acquire underperforming loans from CCI. In connection with the acquisition of one such loan, with a face value of approximately $3,400,000, WCC required that CCI’s principal personally guarantee repayment. In October 1998, during negotiations to modify their borrowing relationship, CCI’s principal demanded that WCC release him from this personal guaranty as a condition to any re-negotiation. Following consultation and approval of outside corporate counsel, who served both WFSG and WCC, WCC acquiesced in this demand.

In September 2000, CCI was placed in receivership by the SEC and Department of Labor for improper handling of ERISA funds, finding that CCI’s principal’s mismanagement resulted in significant losses to the private individuals and union pension funds CCI was managing. During the subsequent investigation by federal authorities, it was argued by federal authorities that WCC’s release of the loan guarantee given by CCI’s principal was a violation of 18 USC §1954, a federal ERISA statute that prohibits giving an improper benefit to a pension fund advisor. The government further argued that the advice of legal counsel and other professionals, which WCC received at the time, was not a defense to a violation of the statute, and that it was irrelevant that WCC was unaware that it had violated the statute. Because Mr. Wiederhorn was the CEO of WCC, the government viewed him as responsible for WCC’s violation of the statute and thereafter pursued criminal charges against Mr. Wiederhorn for violation of the statute.

In an effort to recover the losses sustained by CCI’s mismanagement of funds, the individuals and union pensions initiated multiple lawsuits against WCC, Mr. Wiederhorn, Mr. Berchtold, and other officers of WCC. These lawsuits asserted allegations against Mr. Wiederhorn, including breach of fiduciary duty under the Employee Retirement Income Security Act of 1974 (“ERISA”), participation in a fiduciary breach under ERISA, knowing participation in a prohibited transaction under ERISA, knowing transfer of assets under ERISA, and other claims. Following a consolidated mediation of the CCI Lawsuits, the claims against most of the defendants and third-party defendants, including Mr. Wiederhorn, were settled for a total of approximately $120,000,000, of which WFSG, WCC, certain of their officers, directors and shareholders, including Mr. Wiederhorn and FCCG, agreed to pay in the aggregate $45,000,000.

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In connection with these matters, in 2004 Mr. Wiederhorn pleaded guilty to one count of filing a false tax return and one count of violating 18 USC §1954 by causing WCC to release the loan guarantee given by CCI’s principal, which was an improper benefit to such person. He served a 14-month sentence in 2004-2005 and paid $2.0 million in fines and restitutions. Also, in November 1998, WFSG underwent a pre-packaged bankruptcy (WCC was merged into WFSG as part of the process), from which it emerged in 1999.

Corporate Governance

Composition of our Board of Directors following this Offering

Our board of directors will consist of seven directors immediately following this Offering. We will amend and restate our certificate of incorporation in connection with the Reorganization Transactions. Our amended and restated certificate of incorporation will provide that the size of the board of directors will be fixed from time to time by a majority vote of the board of directors, and the size of our board will be fixed at seven directors immediately following this Offering. Our amended and restated certificate of incorporation will provide for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our seven member board will be divided into two Class I directors, two Class II directors and three Class III directors, with terms expiring at our annual meeting of stockholders in 2018, 2019 and 2020, respectively.

Upon consummation of this Offering, FCCG will own more than 50% of the total outstanding voting power of our common stock and we will be a “controlled company” under applicable corporate governance standards of  The Nasdaq Stock Market LLC. As a controlled company, we will not be required by NASDAQ for continued listing of our Common Stock to (i) have a majority of independent directors, (ii) maintain compensation and nominating and governance committees composed entirely of independent directors with written charters addressing each committee’s purpose and responsibilities or (iii) conduct annual performance evaluations of the compensation and nominating and governance committees. We do not intend to take advantage of some of these exemptions from the NASDAQ listing requirements, as discussed herein. In the event that we cease to be a controlled company, we will no longer have the option to take advantage of these exemptions, and will be required to comply with these provisions within the transition periods specified in the NASDAQ rules.

These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and the NASDAQ rules with respect to our audit committee within the applicable time frame. See “Audit Committee.”

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Director Independence

The board of directors has reviewed the independence of our directors, as well as our director nominees who will join the board of directors upon the closing of the Offering, based on the corporate governance standards of NASDAQ. Based on this review, the board of directors determined that each of Messrs. Holtzman, Junger, Lotman, Neuhauser and Rensi, and Ms. Kessel, is independent within the meaning of the corporate governance standards of NASDAQ. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. As required under applicable NASDAQ rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Upon consummation of this Offering, our board will have three standing committees—audit, compensation, and nominating and corporate governance. Each committee will operate under a charter that has been approved by our board of directors. Current copies of each committee’s charter will be posted on our website, www.fatbrands.com. The information on any of our websites is deemed not to be incorporated in this Offering Circular or to be part of this Offering Circular.

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Audit Committee

The audit committee will be responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm their independence from management;
●	reviewing with our independent registered public accounting firm the scope and results of their audit;
●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee will initially be comprised of Mr. Junger, Ms. Kessel and Mr. Neuhauser, with Mr. Neuhauser serving as the chair. Rule 10A-3 of the Exchange Act and NASDAQ rules require us to have one independent audit committee member upon the listing of our common stock, a majority of independent directors on our audit committee within 90 days of the date of this Offering Circular and an audit committee composed entirely of independent directors within one year of the date of this Offering Circular. Our board of directors has affirmatively determined that each member of the audit committee meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and NASDAQ rules, and we intend to comply with the other independence requirements within the time periods specified. In addition, our board of directors has determined that each of Ms. Kessel and Mr. Neuhauser qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee’s responsibilities include:

●	reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers; and
●	appointing and overseeing any compensation consultants.

Our compensation committee will initially be comprised of Messrs. Holtzman, Neuhauser and Rensi, with Mr. Holtzman serving as the chair.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

●	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; and
●	developing and recommending to our Board of Directors a set of corporate governance guidelines and principles.

Our nominating and corporate governance committee will initially be comprised of Messrs. Mr. Holtzman, Lotman,and Rensi,, with Mr. Rensi serving as the chair.

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Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Risk Considerations in our Compensation Program

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on our company.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is or has been a current or former officer or employee of FAT Brands Inc. or its subsidiaries, or had any related person transaction involving FAT Brands Inc. or its subsidiaries. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of FAT Brands Inc.’s compensation committee.

Code of Ethics and Code of Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.fatbrands.com. In addition, we intend to post on our website all disclosures that are required by law or the NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

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EXECUTIVE COMPENSATION

References in this section to our “directors” and “named executive officers” refer to the directors and named executive officers of Fat Brands Inc. following consummation of this Offering, and references in this section to our “employees” (other than our named executive officers) refer to the employees of Fat Brands Inc. and its subsidiaries following consummation of this Offering.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2016 Summary Compensation Table” below. In fiscal 2016, our “named executive officers” and their positions were as follows: (i) Andrew A. Wiederhorn, Chief Executive Officer; (ii) Ron Roe, Chief Financial Officer; (iii) Donald J. Berchtold, President and Chief Operating Officer, Fatburger Brand; and (iv) Gregg Nettleton, President and Chief Operating Officer, Buffalo’s Brand.

2016 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal year ended December 25, 2016.

Name and Principal Position	Year	Salary ($)		All Other Compensation ($)		Total ($)
Andrew A. Wiederhorn, Chief Executive Officer	2016	$199,165		$0		$199,165
Ron Roe, Chief Financial Officer	2016	$112,030		$0		$112,030
Donald J. Berchtold, President and COO, Fatburger Brand	2016	$199,165		$0		$199,165
Gregg Nettleton, President and COO, Buffalo’s Brand	2016	0	(1)	$0	(1)	0	(1)

(1) Mr. Nettleton joined the company in 2017.

Since our company was recently formed, the amounts indicated in the table above reflect compensation paid or accrued directly by our operating subsidiaries for these individuals prior to the Reorganization Transactions, and does not include amounts that we reimbursed to FCCG for these services under a cost-sharing arrangement. See “Certain Relationships and Related Party Transactions”. Following the Reorganization Transactions and this Offering, such reimbursement arrangement will terminate and the base salaries payable to our named executive officers will increase to the following amounts, plus a discretionary annual bonus:

●	Andrew Wiederhorn -- $400,000 plus 15,000 share stock option award;
●	Ron Roe -- $300,000 plus 15,000 share stock option award;
●	Donald J. Berchtold - $400,000 plus 15,000 share stock option award;
●	Gregg Nettleton -- $200,000 plus 15,000 share stock option award

Equity-Based Compensation

2017 Omnibus Equity Incentive Plan

Our Board of Directors has adopted and approved the 2017 Omnibus Equity Incentive Plan (the “Plan”). The Plan is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, FAT Brands and its subsidiaries. The purpose of the Plan is to help us attract, motivate and retain such persons and thereby enhance stockholder value. The Plan allows for management and the Board of Directors to award stock incentives to substantially all employees as a retention incentive and to ensure that employees' compensation incentives are aligned with stock price appreciation. The Plan provides for a maximum of 1,000,000 shares available for grant.

Upon consummation of this Offering, we intend to grant stock options or stock appreciation rights for 367,500 shares under the Plan to directors and employees, each with an exercise price equal to the offering price of $12.00 per share and subject to customary vesting conditions.

Administration. The Plan will be administered by the Compensation Committee of the Board of Directors (the “Plan Committee”), consisting of persons who will each be (i) “Outside Directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, (ii) “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or Non-Employee Directors, and (iii) “independent” for purposes of NASDAQ.

Grant of Awards; Shares Available for Awards.

The Plan provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted shares, restricted shares, restricted stock units, performance stock, performance units, stock appreciation rights (“SARs”), tandem stock appreciation rights, distribution equivalent rights, or any combination of the foregoing, to key management employees, non-employee directors, and non-employee consultants of FAT Brands (each a “participant”) (however, solely FAT Brands employees are eligible for incentive stock option awards). We have reserved a total of 1,000,000 shares for issuance as or under awards to be made under the Plan. To the extent that an award (or portion of an award) lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares subject to such award shall be deemed not to have been issued for purposes of determining the maximum aggregate shares which may be issued under the Plan and shall again be available for the grant of a new award. However, shares that have actually been issued under the Plan shall not be available for future issuance under the Plan, unless unvested shares are forfeited or repurchased by FAT Brands at the lower of their original purchase price or their fair market value at the time of repurchase.

The number of shares for which awards which are options or SARs may be granted to a participant under the Plan during any calendar year is limited to 50,000 shares. For purposes of qualifying awards as “performance-based” compensation under Code Section 162(m), the maximum amount of cash compensation that may be paid to any person under the Plan in any single calendar year shall be $2,000,000. Such amount would act as a limit on cash payments made under Performance Unit Awards or Performance Stock Awards, but would not apply to other types of awards, such as Restricted Stock Unit Awards or Options.

Stock Options. The term of each stock option shall be as specified in the option agreement; provided, however, that except for stock options which are ISOs, granted to an employee who owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the total combined voting power of all classes of shares of FAT Brands or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code (a “ten percent stockholder”), no option shall be exercisable after the expiration of ten (10) years from the date of its grant (five (5) years for an employee who is a ten percent stockholder). The price at which an share may be purchased upon exercise of a stock option shall be determined by the Plan Committee; provided, however, that such option price (i) shall not be less than the fair market value of an share on the date such stock option is granted, and (ii) shall be subject to adjustment as provided in the Plan.

Unrestricted Stock Awards. Pursuant to the terms of the applicable unrestricted stock award agreement, an unrestricted stock award is the award or sale of shares to employees, non-employee directors or non-employee consultants, which are not subject to transfer restrictions in consideration for past services rendered to FAT Brands or for other valid consideration.

Restricted Stock Awards. A restricted stock award is a grant or sale of shares to the holder, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Committee or the Board of Directors may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Committee or the Board of Directors may determine at the date of grant or purchase or thereafter.

Restricted Stock Unit Awards. A restricted stock unit award provides for a grant of shares or a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable restricted stock unit award agreement the individual service-based vesting requirements which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted stock unit shall be entitled to receive a cash payment equal to the fair market value of a share, or one (1) share, as determined in the sole discretion of the Plan Committee and as set forth in the restricted stock unit award agreement, for each restricted stock unit subject to such restricted stock unit award, if and to the extent the holder satisfies the applicable vesting requirements.

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Performance Stock Awards. A performance stock award provides for the distribution of shares (or cash equal to the fair market value of shares) to the holder upon the satisfaction of predetermined individual and/or FAT Brands goals or objectives. The Plan Committee shall set forth in the applicable performance stock award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or FAT Brands would be required to satisfy before the holder would become entitled to the receipt of shares (or cash equal to the fair market value of shares) pursuant to such holder’s performance stock award and the number of shares of shares subject to such performance stock award.

Performance Unit Awards. A performance unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual and/or FAT Brands (or affiliate) performance goals or objectives based on selected performance criteria, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable performance unit award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or FAT Brands would be required to satisfy before the holder would become entitled to payment, the number of units awarded to the holder and the dollar value assigned to each such unit. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance unit shall be entitled to receive a cash payment equal to the dollar value assigned to such unit under the applicable performance unit award agreement if the holder and/or FAT Brands satisfies (or partially satisfies, if applicable under the applicable performance unit award agreement) the performance goals and objectives set forth in such performance unit award agreement.

Stock Appreciation Rights. A SAR provides the participant to whom it is granted the right to receive, upon its exercise, cash or shares equal to the excess of (A) the fair market value of the number of shares subject to the SAR on the date of exercise, over (B) the product of the number of shares subject to the SAR multiplied by the base value for the SAR, as determined by the Plan Committee or the Board of Directors. The Plan Committee shall set forth in the applicable SAR award agreement the terms and conditions of the SAR, including the base value for the SAR (which shall not be less than the fair market value of an share on the date of grant), the number of shares subject to the SAR and the period during which the SAR may be exercised and any other special rules and/or requirements which the Plan Committee imposes on the SAR. No SAR shall be exercisable after the expiration of ten (10) years from the date of grant. A tandem SAR is a SAR granted in connection with a related option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the shares under the related option. If the Plan Committee grants a SAR which is intended to be a tandem SAR, the tandem SAR shall be granted at the same time as the related option and additional restrictions apply.

Distribution Equivalent Rights. A distribution equivalent right entitles the holder to receive bookkeeping credits, cash payments and/or share distributions equal in amount to the distributions that would be made to the holder had the holder held a specified number of shares during the period the holder held the distribution equivalent rights. The Plan Committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional shares or is to be entitled to choose among such alternatives.

Recapitalization or Reorganization. Subject to certain restrictions, the Plan provides for the adjustment of shares underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of shares underlying an award theretofore granted, FAT Brands shall effect a subdivision or consolidation of our shares or the payment of a stock dividend on shares without receipt of consideration by FAT Brands.

Amendment and Termination. The Plan shall continue in effect, unless sooner terminated pursuant to its terms, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The Board of Directors shall have the right to alter or amend the Plan or any part thereof from time to time; provided, however, that without a majority of our stockholders, no amendment or modification of the Plan may (i) materially increase the benefits accruing to holders, (ii) except as otherwise expressly provided in the Plan, materially increase the number of shares subject to the Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain re-pricing prohibitions or amendment and termination provisions as specified therein.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in various health and welfare plans maintained by FAT Brands Inc., including:

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●	medical, dental and vision group insurance programs;
●	medical and dependent care flexible spending accounts; and
●	short-term and long-term disability group insurance programs.

Our named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our named executive officers. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Director Compensation

To date, none of our directors received compensation for services as a director. Following the consummation of the Offering, we will pay each non-employee director serving on our Board of Directors $40,000 in annual cash compensation, plus an annual equity award of 15,000 stock options or SAR’s. To the extent that any non-employee director serves on one or more committees of our Board of Directors, we will pay an additional $20,000 in cash compensation annually.

The terms of the equity award described above will be set forth in a written award agreement between the applicable non-employee director and us, which will generally provide for vesting after one year of continued service as a director subject to acceleration upon a change of control.

The non-employee director compensation policy (including the compensation described above) may be amended, modified or terminated by our Board of Directors at any time in its sole discretion.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have engaged in certain transactions with our directors and executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and holders of more than 5% of our voting securities. The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the agreements which will remain in effect after the Offering (or forms of such agreements) have been filed as exhibits to this Offering Circular, and are available electronically on the website of the SEC at www.sec.gov.

Related Party Agreements in Effect Prior to this Offering

Fatburger and Buffalo’s

Prior to joining FAT Brands, Gregg Nettleton, our President and Chief Operating Officer, Buffalo’s Brand, provided consulting services to us. The aggregate amounts paid to Mr. Nettleton during our fiscal year ended December 25, 2016 was $71,156.

Prior to the reorganization of our operations under FAT Brands Inc., our operations were structured so that direct and indirect administrative functions were provided to our subsidiaries Fatburger North America Inc. and Buffalo’s Franchise Concepts Inc. by FCCG, including operational personnel to sell franchise rights and assist and train franchisees. FCCG also provided executive administration and accounting services for each subsidiary. Our subsidiaries generally reimbursed FCCG for these services under a cost-sharing arrangement. Fatburger North America Inc. reimbursed FCCG for these expenses in the approximate amounts of $317,949 and $432,696 for the 13 weeks ended March 26, 2017 and March 27, 2016, respectively, and $1,699,947 and $1,474,404 for the years ended December 25, 2016 and December 27, 2015, respectively. Buffalo’s Franchise Concepts Inc. reimbursed FCCG for these expenses in the approximate amounts of $66,000 and $82,000 for the 13 weeks ended March 26, 2017 and March 27, 2016, respectively, and $294,000 and $240,000 for the years ended December 25, 2016 and December 27, 2015, respectively. These arrangements will terminate upon completion of the Reorganization Transactions.

During the 13 weeks ended March 26, 2017 and March 27, 2016, Fatburger North America Inc. recognized payables to FCCG in the amount of $204,504 and $171,743, respectively, for use of the FCCG’s net operating losses for tax purposes, and $920,946 and $1,793,283, respectively, during the years ended December 25, 2016 and December 27, 2015. During the 13 weeks ended March 26, 2017 and March 27, 2016, Buffalo’s Franchise Concepts Inc. recorded obligations to FCCG in the amount of $56,422 and $80,823 for use of FCCG’s net operating losses for tax purposes, respectively, and $243,673 and $238,491 during the years ended December 25, 2016 and December 27, 2015, respectively.

During the 13 weeks ended March 26, 2017, Fatburger North America Inc. declared and paid dividends in the amount of $500,000 and none for the 13 weeks ended March 27, 2016, and $1,700,000 and $7,000,000 during the years ended December 25, 2016 and December 27, 2015, respectively. During the 13 weeks ended March 26, 2017, Buffalo’s Franchise Concepts Inc. declared and paid dividends in the amount of $100,000 and none for the 13 weeks ended March 27, 2016, and $200,000 and $400,000 during the years ended December 25, 2016 and December 27, 2015, respectively.

Ponderosa and Bonanza

On January 1, 2010, each of Ponderosa Franchising Company and Bonanza Restaurant Company entered into an intercompany services agreement with Homestyle Dining LLC (which we refer to as “HSD”), whereby HSD provided various management and administrative services, including assistance in the marketing, franchise operations and field support, franchise sales, accounting, purchasing and credit and collections. These expenses are charged to Ponderosa and Bonanza based on actual usage or other allocation methods, which approximates actual usage. In the fiscal quarters ending on March 27, 2017 and March 28, 2016, HSD charged Ponderosa approximately $446,000 and $426,000, respectively, for these various management and administrative services, and charged Bonanza approximately $97,000 and $110,000, respectively

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HSD also has a management agreement with Metromedia Company (“Metromedia”), whereby Metromedia provided management and administrative services at an agreed-upon fixed amount.

On October 14, 2009, HSD and certain affiliates, including Ponderosa and Bonanza (collectively, Borrowers) entered into a Credit Agreement (Credit Agreement) with Metromedia which provides for two term loans and a revolving line of credit. The revolving line of credit agreement was subsequently amended, to extend the available borrowing limit to the level needed to cover actual and anticipated draws against the revolving line of credit. The interest on these notes accrues and is payable at a rate of 7.5% per annum. The Credit Agreement and all amounts owed will be terminated upon consummation of the acquisition of Ponderosa and Bonanza upon the consummation of this Offering.

The Reorganization Transactions

In connection with the Reorganization Transactions, we will engage in certain transactions with certain of our directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Reorganization Transactions, including entering into the Tax Sharing Agreement and issuance of the Related Party Debt. These transactions are described in “The Reorganization Transactions.”

Tax Sharing Agreement

We will enter into a tax sharing agreement with FCCG that will become effective upon consummation of this Offering, which we refer to as the “Tax Sharing Agreement”. The Tax Sharing Agreement will govern the respective rights, responsibilities and obligations of FCCG, FAT Brands Inc. and our subsidiaries with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding taxes and related tax returns.

The Tax Sharing Agreement provides that FCCG will file consolidated federal, California and Oregon (and possibly other jurisdictions where revenue is generated, at FCCG’s election) income tax returns with us and our subsidiaries. We will pay to FCCG the amount that our tax liability would have been had we filed a separate return and not been consolidated with FCCG. To the extent our required payment exceeds our share of the actual consolidated income tax liability (which may occur due to the application of FCCG’s net operating loss carryforwards), we will be permitted to reimburse FCCG in cash or, at the election of a committee of our Board of Directors comprised solely of disinterested directors (directors not affiliated with or interested in FCCG), we may issue to FCCG an equivalent amount of our Common Stock in lieu of cash, valued at the fair market value of our Common Stock at the time of such payment. In addition, our inter-company credit of approximately $11,660,000 due from FCCG will be applied first to reduce such excess income tax payment obligation to FCCG under the Tax Sharing Agreement.

Beneficial ownership of at least 80% of the total voting power and value of our capital stock is required in order for FCCG to continue to include us in its consolidated group for federal income tax purposes. It is the present intention of FCCG to continue to file a single consolidated federal income tax return with its eligible subsidiaries.

Indemnification Agreements

Our bylaws, as will be in effect prior to the closing of this Offering, provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation, as will be in effect prior to the closing of this Offering, will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Prior to the closing of this Offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

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There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Related Person Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Prior to the closing of this Offering, our Board of Directors will adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock that is listed on NASDAQ. Under the new policy:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested or by the disinterested members of the board of directors; and

●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and the Code.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock after the consummation of the Reorganization Transactions, including this Offering, for:

●	each person known by us to beneficially own more than 5% of our Common Stock;
●	each of our directors;
●	each of our named executive officers; and
●	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this Offering Circular, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o FAT Brands Inc., 9720 Wilshire Blvd., Suite 500, Beverly Hills, California 90212. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned Before the Offering		Shares of Common Stock Beneficially Owned After the Offering
Name of beneficial owner	Number	Percentage	Number	Percentage(3)
5% Stockholders
Fog Cutter Capital Group, Inc.	8,000,000	100%	8,000,000	80%
Named Executive Officers and Directors
Andrew A. Wiederhorn	(1)	(1)	0(1)(2)	(1)
Ron Roe	0	0%	0(2)	*
Donald J. Berchtold	0	0%	0(2)	*
Gregg Nettleton	0	0%	0(2)	*
Marc L. Holtzman	0	0%	0(2)	*
Squire Junger	0	0%	0(2)	*
Silvia Kessel	0	0%	0(2)	*
Jeff Lotman	0	0%	0(2)	*
James Neuhauser	0	0%	0(2)	*
Edward Rensi	0	0%	0(2)	*
All directors and executive officers as a group (ten persons)	0	0%	0(2)	0(1)%

(1)	Mr. Wiederhorn beneficially owns 38.2% of FCCG, and disclaims beneficial ownership of the Company held by FCCG except to the extent of his pecuniary interest in FCCG.
(2)	Upon consummation of this Offering, we expect to issue stock options to each individual for 15,000 shares, with an exercise price equal to the price per share in the Offering and vesting in one year.
(3)	Assumes the maximum number of shares are sold in the Offering.

* Represents beneficial ownership of less than 1%.

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DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation, and our amended and restated bylaws, each of which will be in effect prior to the consummation of this Offering, are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to this Offering Circular. By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our amended and restated certificate of incorporation.

Our current authorized capital stock consists of 100 shares of Common Stock, par value $0.0001 per share. As of the consummation of this Offering, our authorized capital stock will consist of 25,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 shares of blank check preferred stock, par value $0.0001 per share.

Common Stock

Upon consummation of this Offering, there will be 10,000,000 shares of our Common Stock issued and outstanding, assuming that 2,000,000 shares are sold in the Offering.

Voting Rights. Holders of our Common Stock will be entitled to cast one vote per share. Holders of our Common Stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares entitled to vote, voting together as a single class.

Dividend Rights. Holders of Common Stock will share ratably (based on the number of shares of Common Stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation Rights. On our liquidation, dissolution or winding up, each holder of Common Stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.

Other Matters. No shares of Common Stock will be subject to redemption or have preemptive rights to purchase additional shares of Common Stock. Holders of shares of our Common Stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Common Stock. Upon consummation of this Offering, all the outstanding shares of Common Stock will be validly issued, fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation provides that our Board of Directors has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after this Offering.

The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Common Stock.

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Exclusive Venue

Our amended and restated certificate of incorporation, as it will be in effect upon the closing of this Offering, will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or the amended and restated bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Bylaws and Delaware Law

Our certificate of incorporation and bylaws, as they will be in effect upon consummation of this Offering, also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

NOL Protective Provisions. Our amended and restated certificate of incorporation will contain provisions (the “NOL Protective Provisions”) intended to prevent certain future transfers of our capital stock which could adversely affect the ability of FCCG and us to use FCCG’s tax net operating loss carryforwards (“NOLs”) for federal and state income tax purposes and certain income tax credits. The NOL Protective Provisions will generally restrict any person or entity from attempting to transfer (which includes sales, transfers, dispositions, purchases and acquisitions) any shares of our Common Stock (or options, warrants or other rights to acquire our Common Stock, or securities convertible or exchangeable into our Common Stock), to the extent that such transfer would (i) create or result in an individual or entity (a “Prohibited Person”) becoming either a “5-percent shareholder” of our Common Stock as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and related Treasury Regulations (“Section 382”), or the beneficial owner (as defined under the Securities Exchange Act of 1934) of five percent (5%) or more of our Common Stock or (ii) increase the stock ownership percentage of any existing Prohibited Person. The NOL Protective Provisions does not restrict transfers that are sales by a Prohibited Person, although they would restrict any purchasers to the extent that the purchaser is or would become a Prohibited Person. A committee of our board of directors comprised solely of independent directors would have the discretion to approve a transfer of stock that would otherwise violate the NOL Protective Provisions. In deciding whether to grant a waiver, the committee may seek the advice of counsel and tax experts with respect to the preservation of federal and state tax attributes pursuant to Section 382.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals. Our amended and restated certificate of incorporation will provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our amended and restated certificate of incorporation will provide that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

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The foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

In addition, in our amended and restated certificate of incorporation, we have elected not to be governed by Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person, and would include FCCG.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. Prior to the consummation of this Offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	any transaction from which the director derived an improper personal benefit; or
●	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of FAT Brands Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware. See “—Exclusive Venue” above.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be VStock Transfer, LLC.

NASDAQ Listing

We intend to apply to list the shares of our Common Stock on the Nasdaq Capital Market under the symbol “FAT.”

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SHARES ELIGIBLE FOR FUTURE SALE

Before this Offering, there has not been a public market for shares of our Common Stock. Future sales of substantial amounts of shares of our Common Stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this Offering, or the possibility of these sales occurring, could cause the prevailing market price for our Common Stock to fall or impair our ability to raise equity capital in the future.

After this Offering, we will have outstanding 10,000,000 shares of our Common Stock, assuming that 2,000,000 shares are sold in the Offering and no exercise of outstanding options or warrants. The shares that we are selling in this Offering may be resold in the public market immediately following our initial public offering.

The 8,000,000 shares of Common Stock that were not offered and sold in this Offering as well as shares issuable upon the exercise of warrants and subject to employee stock options will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or
●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this Offering Circular before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and our officers, directors, and more than 5% stockholders have agreed, or will agree, with the Selling Agent, subject to certain exceptions, that, without the prior written consent of the Selling Agent, we and they will not, directly or indirectly, during the period ending 180 days after the date of the Offering Circular.

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or
●	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Registration Statement on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock (i) subject to outstanding stock options granted in connection with this Offering, and (ii) issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans shortly after the date of this Offering Circular, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

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PLAN OF DISTRIBUTION

Engagement Agreement with the Selling Agent

We are party to an engagement agreement with the Selling Agent. The term of the engagement agreement began on July 24, 2017 and will continue until June 30, 2018, unless one of the following events occurs prior to June 30, 2018, in which case the engagement agreement would be terminated early:

(i)	we or the Selling Agent terminate the agreement for any reason;

(ii)	we execute a definitive selling agency agreement with the Selling Agent; or

(iii)	we decide not to proceed with the Offering or withdraw any offering statement submitted to or filed with the SEC.

Compensation for Advisory Services. As part of the engagement agreement, the Selling Agent agreed to provide us with advice with regard to (i) our business, (ii) entering the U.S. capital markets, (iii) the contemplated marketing and development of the Company as a public company and (iv) our ongoing compliance obligations as a public company. As compensation for these advisory services, we agreed to pay the Selling Agent $10,000 per month commencing upon the Company’s stock becoming publicly traded and continuing for a period of 6 months thereafter. The Company also agreed to pay a non-accountable $30,000 due diligence fee with $15,000 due upon signing the engagement agreement and $15,000 upon closing of the offering.

Offering Expenses. We are responsible for all Offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of Offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by the Financial Industry Regulatory Authority (“FINRA”); (iv) all of the legal fees related to FINRA clearance; and (v) our transportation, accommodation, and other roadshow expenses (which will be pre-approved by the Company). We have agreed to reimburse the Selling Agent for its reasonable and documented legal costs (the Company must pre-approve any expenses in excess of $1,000) up to a maximum of $55,000.

Reimbursable Expenses in the Event of Termination. In the event the Offering does not close or the engagement agreement is terminated for any reason, we have agreed to reimburse the Selling Agent for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including the Selling Agent’s legal fees, up to $15,000.

Selling Agent Fee. We have agreed that the definitive selling agency agreement will provide for us to pay a fee of 7.5% of the gross proceeds received by the Company in the Offering, which shall be allocated by the Selling Agent to members of the selling group and soliciting dealers in its sole discretion provided however, that the fee shall be reduced to 4% for any proceeds received from sales/orders placed through the Selling Agent’s affiliated online platform known as BANQ by investors the Company directly introduces to the Selling Agent through its marketing campaign or from existing security holders of the Company.

Selling Agent’s Warrants

Upon each closing of this Offering, we have agreed to issue certain warrants (the “Selling Agent’s Warrants”) to the Selling Agent to purchase a number of shares of the Common Stock equal to 5.0% of the total shares of the Common Stock sold in such closing. The Selling Agent’s Warrants are exercisable commencing six months after the date of the applicable closing, and will be exercisable for five years after such date. The exercise price for the Selling Agent’s Warrants will be the amount that is 10% greater than the public offering price, or $13.20 per share. The Selling Agent’s Warrants provide that upon exercise, the Company may elect to redeem the Warrants in cash by paying the difference between the applicable exercise price and the then-current fair market value of the Common Stock.

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The Selling Agent’s Warrants and the Common Stock underlying the Selling Agent’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Selling Agent, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Selling Agent’s Warrants or the Common Stock underlying the Selling Agent’s Warrants, nor will the Selling Agent or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Selling Agent’s Warrants or the underlying shares for a period of 180 days from the applicable closing, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any Selling Agent or selected dealer participating in the Offering and their officers or partners if the Selling Agent’s Warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Selling Agent’s Warrants will provide for adjustment in the number and price of the Selling Agent’s Warrants and the shares underlying such Selling Agent’s Warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us.

Lock-Up Agreements

We and our officers, directors, and more than 5% holders of our Common Stock as of the qualification of the Offering Statement and investors in our recent private placement have agreed, or will agree, with the Selling Agent, subject to certain exceptions, that, without the prior written consent of the Selling Agent, we and they will not, directly or indirectly, during the period ending 180 days after the date of the final closing of the Offering:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

●	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Exchange Listing

We will apply to the Nasdaq Capital Market to list shares of our Common Stock under the symbol “FAT.” In order to meet one of the requirements for listing our Common Stock on the Nasdaq Capital Market, the Selling Agent intends to sell lots of 100 or more shares to a minimum of 400 beneficial holders. Our Common Stock will not commence trading on NASDAQ until each of the following conditions are met: (i) the Offering is terminated; and (ii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A; and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the Offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the Offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock on NASDAQ.

Pricing of the Offering

Prior to the Offering, there has been no public market for our shares of Common Stock. The initial public offering price was determined by negotiation between us and the Selling Agent. The principal factors considered in determining the initial public offering price include:

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●	the information set forth in this Offering Circular and otherwise available to the Selling Agent;
●	our history and prospects and the history of and prospects for the industry in which we compete;
●	our past and present financial performance;
●	our prospects for future earnings and the present state of our development;
●	the general condition of the securities markets at the time of this Offering;
●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
●	other factors deemed relevant by the Selling Agent and us.

Indemnification and Control

We have agreed to indemnify the Selling Agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Selling Agent and its affiliates and controlling persons may be required to make in respect of these liabilities.

The Selling Agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Selling Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Selling Agent

In the ordinary course of their various business activities, the Selling Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Selling Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations if We Do Not Obtain a Listing on a National Securities Exchange

As set forth in Title IV of the JOBS Act, there are no limits on how many shares an investor may purchase if the Offering results in a listing of our Common Stock on the Nasdaq Capital Market or other national securities exchange. The following would apply only if we are unable to obtain a listing on a national securities exchange and we seek for our Common Stock to trade on a platform of the OTC Markets.

Generally, in the case of trading on the over-the-counter markets, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under “How to calculate your net worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

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(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below under “How to calculate your net worth”);

(iii) You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this Offering, with total assets in excess of $5,000,000;

(v) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii) You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this Offering; or

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on or after the date that the Offering is qualified by the SEC and will terminate on the Termination Date.

Procedures for Subscribing

U.S. investors may participate in this Offering by opening an account with BANQ, an online brokerage division of TriPoint, the Selling Agent. The BANQ website may be found at Banq.co. BANQ is open to qualified U.S. investors and accepts individual, joint, corporate or IRA accounts. The application process takes approximately 5 minutes and there are no account minimums. Deposits to BANQ can be made via wire transfer or ACH deposit or by mailing in a check. Deposits usually post to an account within 3-5 days. BANQ® is a division of the Selling Agent, a member of FINRA and the Securities Investor Protection Corporation (“SIPC”), which protects the securities of its members’ customers up to $500,000 (including $250,000 for claims for cash). TriPoint and BANQ do not charge a fee for opening an account or for depositing shares purchased in the Offering into such account.

Investors investing through BANQ will be required to open their accounts and deposit funds into their respective BANQ accounts after the qualification of this Offering Statement relating to this Offering but prior to the applicable closing of this Offering in which such investor is participating; in all events, no funds may be used to purchase securities issued in this Offering until the Offering Statement relating to this Offering and filed by the Company with the SEC has been qualified by the SEC. After an account is opened but before 48 hours prior to the applicable closing of the Offering, the investor will be required to deposit funds into the account sufficient to purchase the amount of securities that the investor intends to purchase in this Offering. Such funds will not be held in an escrow account or otherwise segregated as part of the Offering process. During the marketing period for the Offering and after the Offering Statement has been qualified, the investor will provide an indication of interest as to the amount of securities the investor intends to purchase. Forty-eight (48) hours prior to the completion of a closing in this Offering, each investor that has money deposited with BANQ for this Offering will be asked by BANQ via e-mail and notification to the secure messages section of the website for the BANQ online brokerage account to confirm and finalize the indication of the amount of securities such investor wishes to purchase. Indications will not be finalized without sufficient funds in the investor’s BANQ online brokerage account. Upon the applicable closing, the funds required to purchase that amount of securities will be removed from such investor’s account and transferred to the account of the Company, and the amount of securities purchased will be deposited into such investor’s account. If an investor fails to confirm such investor’s desired investment within the required time, no funds will be withdrawn, no securities will be provided and the investor’s indication will not be confirmed. In addition, if this Offering fails to close, no funds will be withdrawn, no securities will be provided, the investor’s indication will not be confirmed and the funds in the investor’s BANQ account will remain available for withdrawal, in accordance with the investor’s account agreement with BANQ.

115

U.S. investors who participate in this Offering other than through BANQ, including through selected dealers who do not maintain clearing agreements, will be required to deposit their funds in an escrow account held at Wilmington Trust, N.A.; any such funds that Wilmington Trust receives shall be held in escrow until the applicable closing of the Offering or such other time as mutually agreed between the Company and the Selling Agent, and then used to complete securities purchases, or returned if this Offering fails to close.

Selected Dealers with clearing agreements shall provide the Selling Agent with executed indications and delivery sheets from their customers and shall settle the transaction with the Selling Agent thru DTC on closing. In the event that the Company does not qualify or list on NASDAQ, Selected Dealers who are unable to participate in an over the counter security may withdraw their subscriptions prior to closing.

Non-U.S. investors may participate in this Offering by depositing their funds in the escrow account held at Wilmington Trust, N.A.; any such funds that Wilmington Trust receives shall be held in escrow until the applicable closing of the Offering or such other time as mutually agreed between the Company and the Selling Agent, and then used to complete securities purchases, or returned if this Offering fails to close.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement (forms of which are attached to the Offering Statement as Exhibits 4.1 and 4.2) and the funds required under the subscription agreement have been transferred to the escrow account or remain in your BANQ account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, if our Common Stock will not trade on a national securities exchange, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). If our Common Stock will not trade on a national securities exchange, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this Offering.

116

In order to purchase the shares in this Offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Loeb & Loeb LLP, Los Angeles, California. Hunter Taubman Fischer & Li LLC, New York, New York is acting as counsel to the Selling Agent.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the consummation of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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118

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of FAT Brands Inc.

Beverly Hills, California

We have audited the accompanying balance sheet of FAT Brands Inc. (the Company) as of March 21, 2017. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to performs, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of FAT Brands Inc. at March 21, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

May 5, 2017

F-1

FAT BRANDS INC.

Balance Sheet

March 21, 2017

ASSETS	$-

STOCKHOLDERS’ EQUITY
Common Stock, par value $0.0001 per share, 100 shares authorized, none issued or outstanding	-

TOTAL STOCKHOLDERS’ EQUITY	$-

F-2

FAT BRANDS INC.

Notes to Balance Sheet

March 21, 2017

NOTE 1.	ORGANIZATION

FAT Brands Inc. (the Corporation) was formed as a Delaware corporation on March 21, 2017. The Corporation was formed for the purpose of completing a public offering and related transaction, and to acquire and continue certain businesses currently conducted as subsidiaries of Fog Cutter Capital Group Inc.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting: The Balance Sheet is presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.

NOTE 3.	STOCKHOLDERS’ EQUITY

The Corporation is authorized to issue 100 shares of Common Stock, par value $0.0001 per share, none of which have been issued or are outstanding.

F-3

FATBURGER NORTH AMERICA, INC.

Balance Sheets

March 26, 2017 and December 25, 2016

	March 26, 2017	December 25, 2016
	(unaudited)	(audited)
Assets
Current assets
Cash	$-	$-
Accounts receivable	519,054	408,655
Other current assets	8,358	8,358
Advertising expenditures in excess of collections	-	151,000
Deferred income taxes	1,297,000	1,594,866
Total current assets	1,824,412	2,162,879

Due from affiliates	9,374,259	9,361,741

Trademarks	2,134,800	2,134,800

Goodwill	529,400	529,400
Total assets	$13,862,871	$14,188,820

Liabilities and STOCKholder’s Equity
Current liabilities
Deferred income	$1,269,060	$1,339,080
Accounts payable	1,125,948	1,070,553
Accrued expenses	1,180,320	1,137,528

Total current liabilities	3,575,328	3,547,161

Deferred income – noncurrent	2,073,833	2,814,688

Total liabilities	5,649,161	6,361,849

Commitments and contingencies (Note 6)

Stockholder’s equity
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	10	10
Additional paid in capital	3,500,000	3,500,000
Retained earnings	4,713,700	4,326,961

Total stockholder’s equity	8,213,710	7,826,971

Total liabilities and stockholder’s equity	$13,862,871	$14,188,820

The accompanying notes are integral part of these financial statements.

F-4

FATBURGER NORTH AMERICA, INC.

Statements of Income

For the Thirteen Weeks Ended March 26, 2017 and March 27, 2016

	13 Weeks Ended
	March 26, 2017	March 27, 2016
	(unaudited)	(unaudited)
Revenues
Royalties	$1,153,467	$1,209,551
Franchise fees	795,016	775,000
Management fees	15,000	29,388

Total revenues	1,963,483	2,013,939

Expenses
General and administrative	580,213	753,561

Total expenses	580,213	753,561

Income before income tax expense	1,383,270	1,260,378
Income tax expense	496,531	496,264

Net income	$886,739	$764,114

Net income per common share - Basic	$886.74	$764.11

Shares used in computing net income per common share	1,000	1,000

The accompanying notes are integral part of these financial statements.

F-5

FATBURGER NORTH AMERICA, INC.

Statements of Cash Flows

For the Thirteen Weeks Ended March 26, 2017 and March 27, 2016

	13 Weeks Ended
	March 26, 2017	March 27, 2016
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$886,739	$764,114
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	297,866	298,617
Provision for bad debt expense	25,428	-
Changes in operating assets and liabilities:
Accounts receivable	(135,827)	(106,237)
Advertising expenditures in excess of collections	215,815	76,528
Accounts payable	55,395	97,361
Accrued expenses	(22,023)	110,920
Deferred income	(810,875)	(782,466)

Total adjustments	(374,221)	(369,408)

Net cash provided by operating activities	512,518	394,706

Cash flows from financing activities
Dividends paid	(500,000)	-
Change in due from affiliates	(12,518)	(605,578)

Net cash used in financing activities	(512,518)	(605,483)

Net decrease in cash	-	(210,872)
Cash, beginning of quarter	-	210,873
Cash, end of quarter	$-	$-

Supplemental Disclosure of cash flow Information
Cash paid for income taxes	$-	$19,936
Supplemental Disclosure of Noncash INVESTINg and Financing Activities
Income tax payable offset against amounts due from affiliates	$204,504	$171,743

The accompanying notes are integral part of these financial statements.

F-6

FATBURGER NORTH AMERICA, INC.

Notes to Financial Statements

For the Thirteen Weeks Ended March 26, 2017 and March 27, 2016

(unaudited)

Note 1.	Nature of Business

Fatburger North America, Inc. (the Company), a Delaware corporation, was formed on March 28, 1990 and is a wholly-owned subsidiary of Fog Cutter Capital Group Inc. (the Parent). Prior to its transfer to the Parent on March 24, 2011, the Company was owned by Fatburger Holdings, Inc. (Holdings) as the result of a stock purchase transaction on August 2001.

The Company franchises and licenses the right to use the Fatburger name, operating procedures and method of merchandising to franchisees. Upon signing a franchise agreement, the Company is committed to provide training, some supervision and assistance, and access to Operations Manuals. As needed, the Company will also provide advice and written materials concerning techniques of managing and operating the restaurants. The franchises are operated under the name “Fatburger.” Each franchise agreement term is typically for 15 years with two additional 10-year options available. Additionally, the Company conducts a multi-market advertising campaign to enhance the corporate name and image, which is funded through advertising revenues received from its franchisees and to a lesser extent, other restaurant locations owned and operated by subsidiaries of the Parent.

As of March 26, 2017, there were 162 franchise restaurant locations operated by third parties in Arizona, California, Colorado, Hawaii, Nevada, Washington, Canada, China, UAE, the UK, Kuwait, Saudi Arabia, Bahrain, Egypt, Iraq, Pakistan, Philippines, Indonesia, India, Malaysia, Fiji, Qatar and Tunisia (the Franchisees).

Note 2.	BASIS OF PRESENTATION

The accompanying unaudited interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to prevent the information presented from being misleading. These financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and the notes thereto included elsewhere herein.

The information provided in this report reflects all adjustments (consisting solely of normal, recurring items) that are, in the opinion of management, necessary to present fairly the financial position and the results of operations for the periods presented. Interim results are not necessarily indicative of results to be expected for a full year.

The accompanying balance sheet as of December 25, 2016 has been derived from the audited financial statements at that date included elsewhere herein.

Accounts Receivable: Accounts receivable consist primarily of royalty and advertising fees from franchisees reduced by reserves for the estimated amount deemed uncollectible due to bad debts.

Credit and Depository Risks: Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company’s customer base consists of franchisees located in Arizona, California, Colorado, Hawaii, Nevada, Washington, Canada, China, UAE, the UK, Kuwait, Saudi Arabia, Bahrain, Egypt, Iraq, Pakistan, Philippines, Indonesia, India, Malaysia, Fiji, Qatar and Tunisia. Management reviews each of its customer’s financial conditions prior to signing a franchise agreement and believes that it has adequately provided for any exposure to potential credit losses.

F-7

The Company maintains cash deposits in national financial institutions. The Company has not experienced any losses in such accounts and believes its cash balances are not exposed to significant risk of loss.

Compensated Absences: Employees of the Parent who provide reimbursed services to the Company earn vested rights to compensation for unused vacation time. Accordingly, the Company accrues the amount of vacation compensation that employees have earned but not yet taken at the end of each fiscal year.

Revenue Recognition: Franchise fee revenue from sales of individual franchises is recognized upon completion of training and the actual opening of a location. Typically, franchise fees are $50,000 for each domestic location and are collected 50% upon signing a deposit agreement and 50% at the signing of a lease and related franchise agreement. International franchise fees are typically $65,000 for each location, and are payable 100% upon signing a deposit agreement. The franchise fee may be adjusted at management’s discretion or in situations involving store transfers. Deposits are nonrefundable upon acceptance of the franchise application. These deposits are recorded as deferred income – current and noncurrent based upon the expected franchise restaurant openings dates. The Company acknowledges that some of its franchisees have not complied with their development timelines for opening franchise stores. These franchise rights are terminated and franchise fee revenue is recognized for non-refundable deposits.

During the 13 weeks ended March 26, 2017, six franchise locations were opened and five were closed or otherwise left the franchise system. Of the new franchise locations, two were in California and one each in China, Canada, Qatar, and the UK. Of the closed locations, one each were closed in Washington, Hawaii, Indonesia, UAE, and Oman.

During the 13 weeks ended March 27, 2016, one franchise location was opened and one was closed or otherwise left the franchise system. The new franchise location was in California. The closed franchise location was also in California.

In addition to franchise fee revenue, the Company collects a royalty of 3% to 6% of net sales from its franchisees. Royalties are recognized as revenue as the related sales are made by the franchisees. Royalties collected in advance are classified as deferred income until earned.

Advertising: The Company requires advertising payments of 1.95% of net sales from Fatburger restaurants located in the Los Angeles marketing area and up to 0.95% of net sales from stores located outside of the Los Angeles marketing area. International locations pay 0.20% to 0.95%. The Company also receives, from time to time, payments from vendors that are to be used for advertising. Since advertising funds collected are required to be spent for specific advertising purposes, no revenue or expense is recorded for advertising funds. Cumulative collections in excess of advertising expenditures are recorded as accrued expenses and represent advertising funds collected which have not yet been spent on advertising activities.

Cumulative advertising expenditures in excess of collections are recorded as current assets and will be reimbursed by future advertising payments from franchises and other Fatburger affiliates.

F-8

Income Taxes: The Company accounts for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate.

Income Per Common Share: Income per share data was computed using the weighted-average number of shares outstanding during each year.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Joint and Several Liabilities: Joint and several liabilities are recorded for the amount the Company agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the Company expects to pay on behalf of the co-obligors. See note 6 for further detail. The Company has not recorded any obligations under this arrangement as of March 26, 2017 and December 25, 2016.

Recently Issued Accounting Standards: In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue From Contracts With Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods and services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 by one year, making it effective for annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the effects adoption of this guidance will have on its financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, requires that deferred tax liabilities and assets should be classified as noncurrent in a classified statement of financial position. The amendments are effective prospectively for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating the impact of the pending adoption of ASU 2015-17 on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, requiring a lessee to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with a lease term of more than twelve months. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement and presentation of expenses and cash flows arising from a lease. This ASU is effective for interim and annual period beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees related to capital and operating leases existing at, or entered into after, the earliest comparative period presented in the financial statements, with certain practical expedients available. Early adoption is permitted. The Company does not currently have any leases that will have an impact on the financial statements or disclosures as a result of the adoption of this ASU.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to reduce diversity in practice in how transactions are classified in the statement of cash flows. This ASU is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

Segment information: The Company has international and domestic licensed operations. Our chief operating decision maker (“CODM”) is our Chief Executive Officer; our CODM reviews financial performance and allocates resources at an overall level on a recurring basis. Therefore, Management has determined that the Company has one operating segment and one reportable segment.

F-9

Note 3.	DEFERRED INCOME

Deferred income is as follows:

	March 26, 2017	December 25, 2016
Deferred franchise fees	$2,500,333	$3,214,016
Deferred royalties	842,560	939,752

Total	$3,342,893	$4,153,768

Deferred income – current	$1,269,060	$1,339,080
Deferred income – noncurrent	2,073,833	2,814,688

Total	$3,342,893	$4,153,768

Note 4.	Income Taxes

The Company files its Federal and most state income tax returns on a consolidated basis with the Parent. For financial reporting purposes, the Company has recorded a tax provision calculated as if the Company files all of its tax returns on a stand-alone basis. The taxes payable to the Parent determined by this calculation of $204,504 and $171,743 were offset against amounts due from affiliates as of March 26, 2017 and March 27, 2016, respectively (see Note 5). As of March 26, 2017, the Parent has estimated aggregate federal net operating loss carryforwards of $71,338,448 available to offset future federal taxable income generated by the Company. These carryforwards begin to expire in 2018.

Deferred taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for calculating taxes payable on a stand-alone basis. Significant components of the Company’s deferred tax assets are as follows:

	March 26, 2017	December 25, 2016
Current deferred tax assets
Deferred franchise fees	$881,202	$1,132,728
Deferred royalties	296,947	331,200
Allowances	108,010	99,048
Accruals and other	8,312	20,280
State tax accrual	2,529	11,610
Total	$1,297,000	$1,594,866

Components of the income tax provision (benefit) are as follows:

	13 Weeks Ended
	March 26, 2017	March 27, 2016
Current
Federal	$204,504	$171,743
State	7,437	5,968
Foreign	(13,276)	19,936
	198,665	197,647
Deferred
Federal	276,133	286,714
State	21,733	11,903
	297,866	298,617
Total income tax provision	$496,531	$496,264

F-10

A reconciliation of the statutory income tax rate to the effective tax rate is as follows:

	13 Weeks Ended
	March 26, 2017	March 27, 2016
Statutory rate	34%	35%
State and local income taxes	1	3
Foreign withholding taxes	-	1
Effective tax rate	35%	39%

As of March 26, 2017, the Company’s annual tax filings for the prior three years are open for audit by Federal and for the prior four years for state tax agencies. Management evaluated the Company’s overall tax positions and has determined that no provision for uncertain income tax positions is necessary as of March 26, 2017 and March 27, 2016.

Note 5.	Related Party Transactions

The Company had open accounts with affiliated entities under the common control of the Parent resulting in net amounts due to the Company of $9,374,259 and $9,361,741 as of March 26, 2017 and December 25, 2016, respectively.

Effective in 2012, the Parent’s operations were structured in such a way that significant direct and indirect administrative functions were provided to the Company. These services include operational personnel to sell franchise rights, assist with training franchisees and assisting franchises with opening restaurants. The Parent also provides executive administration and accounting services for the Company.

The Company reimbursed the Parent for these expenses in the approximate amounts of $317,949 and $432,696 for the 13 weeks ended March 26, 2017 and March 27, 2016, respectively. Management reviewed the expenses recorded at the Parent and identified the common expenses that shall be allocated to the subsidiaries. These expenses were allocated based on an estimate of management’s time spent on the activities of the Parent and its subsidiaries, and further allocated among the subsidiaries pro rata based on each subsidiary’s respective revenues as a percentage of overall revenues of the subsidiaries. The Company believes that the allocation of expenses is not materially different from what it would have been if the Company was a stand-alone entity.

During the 13 weeks ended March 26, 2017 and March 27, 2016, the Company recognized payables to the Parent in the amount of $204,504 and $171,743, respectively, for use of the Parent’s net operating losses for tax purposes.

During the 13 weeks ended March 26, 2017 the Company declared and paid dividends in the amount of $500,000 and none for the 13 weeks ended March 27, 2016.

Note 6.	Commitments and Contingencies

Litigation

Periodically, the Company is involved in litigation in the normal course of business. The Company believes that the result of any potential litigation will not have a material adverse effect on the Company’s financial condition.

On June 1, 2010, the Company and certain of its affiliates became subject to a judgment payable to GE Capital Franchise Finance Corporation (GEFFC) for approximately $4,300,000. On October 11, 2011, GEFFC agreed to accept payments in full satisfaction of the obligation totaling approximately $2,600,000 plus interest at 5%. Subsequently, the Parent made payments totaling approximately $2,000,000, plus interest to GEFFC. As of March 26, 2017, the balance remaining to be paid on the discounted judgment was approximately $580,000. No proceeds were received by the Company, however the Company is jointly and severally liable as a co-borrower.

F-11

Note 7.	geographic information AND MAJOR FRANCHISEES

Revenues by geographic area are as follows:

	13 Weeks Ended
	March 26, 2017	March 27, 2016
United States	$851,722	$928,043
Other countries	1,111,761	1,085,896
Total revenue	$1,963,483	$2,013,939

Revenues are shown based on the geographic location of our licensees. All of our assets are located in the United States.

During the 13 weeks ended March 26, 2017, two franchisees each accounted for more than 10% of the Company’s revenues, with total revenues of $362,328 and $220,643. During the 13 weeks ended March 27, 2016, one franchisee accounted for more than 10% of the Company’s revenues, with total revenues of $452,520.

F-12

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholder
Fatburger North America, Inc.

Beverly Hills, California

We have audited the accompanying balance sheets of Fatburger North America, Inc. (Company) as of December 25, 2016 and December 27, 2015 and the related statements of income, stockholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fatburger North America, Inc. as of December 25, 2016 and December 27, 2015 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

May 5, 2017

F-13

FATBURGER NORTH AMERICA, INC.

Balance Sheets

December 25, 2016 and December 27, 2015

	2016	2015
Assets
Current assets
Cash	$-	$210,872
Accounts receivable, net of allowance for doubtful accounts of $281,041 and $128,041 for 2016 and 2015, respectively	408,655	350,346
Other current assets	8,358	8,358
Advertising expenditures in excess of collections	151,000	746,187
Deferred income taxes	1,594,866	2,588,408
Total current assets	2,162,879	3,904,171

Due from affiliates	9,361,741	8,637,095

Trademarks	2,134,800	2,134,800

Goodwill	529,400	529,400
Total assets	$14,188,820	$15,205,466

Liabilities and STOCKholder’s Equity
Current liabilities
Deferred income	$1,339,080	$1,584,402
Accounts payable	1,070,553	1,034,485
Accrued expenses	1,137,528	1,098,180

Total current liabilities	3,547,161	3,717,067

Deferred income – noncurrent	2,814,688	5,507,500

Total liabilities	6,361,849	9,224,567

Commitments and contingencies (Note 7)

Stockholder’s equity
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	10	10
Additional paid in capital	3,500,000	3,500,000
Retained earnings	4,326,961	2,480,889

Total stockholder’s equity	7,826,971	5,980,899

Total liabilities and stockholder’s equity	$14,188,820	$15,205,466

The accompanying notes are integral part of these financial statements.

F-14

FATBURGER NORTH AMERICA, INC.

Statements of Income

Years Ended December 25, 2016 and December 27, 2015

	2016	2015
Revenues
Royalties	$4,632,243	$5,143,702
Franchise fees	3,750,374	2,305,950
Management fees	74,388	82,851

Total revenues	8,457,005	7,532,503

Expenses
General and administrative	2,932,326	2,589,604

Total expenses	2,932,326	2,589,604

Income before income tax expense	5,524,679	4,942,899
Income tax expense	1,978,607	2,282,692

Net income	$3,546,072	$2,660,207

Net income per common share - Basic	$3,546.08	$2,660.21

Shares used in computing net income per common share	1,000	1,000

The accompanying notes are integral part of these financial statements.

F-15

FATBURGER NORTH AMERICA, INC.

Statements of Stockholder’s Equity

Years Ended December 25, 2016 and December 27, 2015

			Additional
	Common Stock		Paid In	Retained
	Shares	Amount	Capital	Earnings	Total

Balance at December 28, 2014	1,000	$10	$3,500,000	$6,820,682	$10,320,692

Net income	-	-	-	2,660,207	2,660,207

Dividends paid	-	-	-	(7,000,000)	(7,000,000)

Balance at December 27, 2015	1,000	10	3,500,000	2,480,889	5,980,899

Net income	-	-	-	3,546,072	3,546,072

Dividends paid	-	-	-	(1,700,000)	(1,700,000)

Balance at December 25, 2016	1,000	$10	$3,500,000	$4,326,961	$7,826,971

The accompanying notes are integral part of these financial statements.

F-16

FATBURGER NORTH AMERICA, INC.

Statements of Cash Flows

Years Ended December 25, 2016 and December 27, 2015

	2016	2015
Cash flows from operating activities
Net income	$3,546,072	$2,660,207
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	993,542	299,561
Provision for bad debt expense	153,000	135,394
Changes in operating assets and liabilities:
Accounts receivable	(211,309)	(53,602)
Advertising expenditures in excess of collections	595,187	372,610
Accounts payable	36,068	238,849
Accrued expenses	39,348	181,237
Deferred income	(2,938,134)	245,642

Total adjustments	(1,332,298)	1,419,691

Net cash provided by operating activities	2,213,774	4,079,898

Cash flows from financing activities
Dividends paid	(1,700,000)	(7,000,000)
Change in due from affiliates	(724,646)	3,130,974

Net cash used in financing activities	(2,424,646)	(3,869,026)

Net increase (decrease) in cash	(210,872)	210,872
Cash, beginning of year	210,872	-
Cash, end of year	$-	$210,872

Supplemental Disclosure of cash flow Information
Cash paid for income taxes	$29,973	$152,275
Supplemental Disclosure of Noncash INVESTINg and Financing Activities
Note payable assumed by the Parent	$-	$152,510

Income tax payable offset against amounts due from affiliates	$920,946	$1,793,283

The accompanying notes are integral part of these financial statements.

F-17

FATBURGER NORTH AMERICA, INC.

Notes to Financial Statements

December 25, 2016 and December 27, 2015

Note 1.	Nature of Business

Fatburger North America, Inc. (the Company), a Delaware corporation, was formed on March 28, 1990 and is a wholly-owned subsidiary of Fog Cutter Capital Group Inc. (the Parent). Prior to its transfer to the Parent on March 24, 2011, the Company was owned by Fatburger Holdings, Inc. (Holdings) as the result of a stock purchase transaction on August 2001.

The Company franchises and licenses the right to use the Fatburger name, operating procedures and method of merchandising to franchisees. Upon signing a franchise agreement, the Company is committed to provide training, some supervision and assistance, and access to Operations Manuals. As needed, the Company will also provide advice and written materials concerning techniques of managing and operating the restaurants. The franchises are operated under the name “Fatburger.” Each franchise agreement term is typically for 15 years with two additional 10-year options available. Additionally, the Company conducts a multi-market advertising campaign to enhance the corporate name and image, which is funded through advertising revenues received from its franchisees and to a lesser extent, other restaurant locations owned and operated by subsidiaries of the Parent.

As of December 25, 2016, there were 161 franchise restaurant locations operated by third parties in Arizona, California, Colorado, Hawaii, Nevada, Washington, Canada, China, UAE, the UK, Kuwait, Saudi Arabia, Bahrain, Egypt, Iraq, Pakistan, Philippines, Indonesia, India, Malaysia, Fiji, Oman, Qatar and Tunisia (the Franchisees).

Note 2.	Summary of Significant Accounting Policies

Fiscal Year End: The Company operates on a 52-week calendar and its fiscal year ends on the Sunday closest to December 31. Consistent with the industry, the Company measures its stores’ performance based upon 7 day work weeks. Using the 52-week cycle ensures consistent weekly reporting for operations and ensures that each week has the same days, since certain days are more profitable than others. Accordingly, the accompanying financial statements reflect the Company’s fiscal year ends of December 25, 2016 and December 27, 2015. The use of this fiscal year means a 53rd week is added to the fiscal year every 5 or 6 years.

Accounts Receivable: Accounts receivable consist primarily of royalty and advertising fees from franchisees reduced by reserves for the estimated amount deemed uncollectible due to bad debts.

Credit and Depository Risks: Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company’s customer base consists of franchisees located in Arizona, California, Colorado, Hawaii, Nevada, Washington, Canada, China, UAE, the UK, Kuwait, Saudi Arabia, Bahrain, Egypt, Iraq, Pakistan, Philippines, Indonesia, India, Malaysia, Fiji, Oman, Qatar and Tunisia. Management reviews each of its customer’s financial conditions prior to signing a franchise agreement and believes that it has adequately provided for any exposure to potential credit losses.

The Company maintains cash deposits in national financial institutions. The Company has not experienced any losses in such accounts and believes its cash balances are not exposed to significant risk of loss.

F-18

Note 2.	Summary of Significant Accounting Policies (Continued)

Compensated Absences: Employees of the Parent who provide reimbursed services to the Company earn vested rights to compensation for unused vacation time. Accordingly, the Company accrues the amount of vacation compensation that employees have earned but not yet taken at the end of each fiscal year.

Goodwill and Other Intangible Assets: Goodwill and other intangible assets with indefinite lives, such as trademarks, are not amortized but are reviewed for impairment annually, or more frequently if indicators arise. No impairment has been identified for the years ended December 25, 2016 and prior.

Revenue Recognition: Franchise fee revenue from sales of individual franchises is recognized upon completion of training and the actual opening of a location. Typically, franchise fees are $50,000 for each domestic location and are collected 50% upon signing a deposit agreement and 50% at the signing of a lease and related franchise agreement. International franchise fees are typically $65,000 for each location, and are payable 100% upon signing a deposit agreement. The franchise fee may be adjusted at management’s discretion or in situations involving store transfers. Deposits are nonrefundable upon acceptance of the franchise application. These deposits are recorded as deferred income – current and noncurrent based upon the expected franchise restaurant openings dates. The Company acknowledges that some of its franchisees have not complied with their development timelines for opening franchise stores. These franchise rights are terminated and franchise fee revenue is recognized for non-refundable deposits.

During the year ended December 25, 2016, thirteen franchise locations were opened and ten were closed or otherwise left the franchise system. Of the new franchise locations, three were in Canada; three were in the United States; two were in Pakistan; and one in each of Tunisia, China, Philippines, Egypt and Iraq. Of the closed locations, three were in California, and one in each of Nevada, Washington, Maryland, Pakistan, Indonesia, Kuwait, and Malaysia.

During the year ended December 27, 2015, eighteen franchise locations were opened and ten were closed or otherwise left the franchise system. Of the new franchise locations, five were in Canada; four were in California; two were in Malaysia; and one in each of Tunisia, Kuwait, the UK, Qatar, UAE Fiji, and, Iraq. Of the closed locations, three were in California, and one in each of Nevada, New York, Michigan, Lebanon, UAE, Bahrain, and Saudi Arabia.

In addition to franchise fee revenue, the Company collects a royalty of 3% to 6% of net sales from its franchisees. Royalties are recognized as revenue as the related sales are made by the franchisees. Royalties collected in advance are classified as deferred income until earned.

Segment information: The Company owns international and domestic licensed operations. Our chief operating decision maker (“CODM”) is our Chief Executive Officer; our CODM reviews financial performance and allocates resources at an overall level on a recurring basis. Therefore, Management has determined that the Company has one operating segment and one reportable segment.

Advertising: The Company requires advertising payments of 1.95% of net sales from Fatburger restaurants located in the Los Angeles marketing area and up to 0.95% of net sales from stores located outside of the Los Angeles marketing area. International locations pay 0.20% to 0.95%. The Company also receives, from time to time, payments from vendors that are to be used for advertising. Since advertising funds collected are required to be spent for specific advertising purposes, no revenue or expense is recorded for advertising funds.

Cumulative advertising expenditures in excess of collections are recorded as current assets and will be reimbursed by future advertising payments from franchises and other Fatburger affiliates

F-19

Note 2.	Summary of Significant Accounting Policies (Continued)

Income Taxes: The Company accounts for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate.

Income Per Common Share: Income per share data was computed using the weighted-average number of shares outstanding during each year.

Joint and Several Liabilities: Joint and several liabilities are recorded for the amount the Company agreed to pay on the basis of its arrangement among its co-obligors. See note 7 for further detail. The Company has not recorded any obligations under this arrangement as of December 25, 2016 and December 27, 2015.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Joint and Several Liabilities: Joint and several liabilities are recorded for the amount the Company agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the Company expects to pay on behalf of the co-obligors. See note 7 for further detail. The Company has not recorded any obligations under this arrangement as of December 25, 2016 and December 27, 2015.

Recently Issued Accounting Standards: In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue From Contracts With Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods and services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 by one year, making it effective for annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the effects adoption of this guidance will have on its financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, requires that deferred tax liabilities and assets should be classified as noncurrent in a classified statement of financial position. The amendments are effective prospectively for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating the impact of the pending adoption of ASU 2015-17 on its financial statements.

Note 2.	Summary of Significant Accounting Policies (Continued)

Recently Issued Accounting Standards (continued): In February 2016, the FASB issued ASU 2016-02, Leases, requiring a lessee to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with a lease term of more than twelve months. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement and presentation of expenses and cash flows arising from a lease. This ASU is effective for interim and annual period beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees related to capital and operating leases existing at, or entered into after, the earliest comparative period presented in the financial statements, with certain practical expedients available. Early adoption is permitted. The Company does not currently have any leases that will have an impact on the financial statements or disclosures as a result of the adoption of this ASU.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to reduce diversity in practice in how transactions are classified in the statement of cash flows. This ASU is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

F-20

Note 3.	DEFERRED INCOME

Deferred income is as follows:

	December 25, 2016	December 27, 2015

Deferred franchise fees	$3,214,016	$5,902,500
Deferred royalties	939,752	1,189,402

Total	$4,153,768	$7,091,902

Note 4.	Income Taxes

The Company files its Federal and most state income tax returns on a consolidated basis with the Parent. For financial reporting purposes, the Company has recorded a tax provision calculated as if the Company files all of its tax returns on a stand-alone basis. The taxes payable to the Parent determined by this calculation of $920,946 and $1,793,283 were offset against amounts due from affiliates as of December 25, 2016 and December 27, 2015, respectively (see Note 6). As of December 25, 2016, the Parent has estimated aggregate federal net operating loss carryforwards of $71,370,000 available to offset future federal taxable income generated by the Company. These carryforwards begin to expire in 2018.

Deferred taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for calculating taxes payable on a stand-alone basis. Significant components of the Company’s deferred tax assets are as follows:

	December 25, 2016	December 27, 2015
Current deferred tax assets
Deferred franchise fees	$1,132,728	$2,082,014
Deferred royalties	331,200	419,543
Allowances	99,048	45,164
Accruals and other	20,280	18,983
State tax accrual	11,610	22,704
Total	$1,594,866	$2,588,408

Components of the income tax provision (benefit) are as follows:

	Year Ended	Year Ended
	December 25, 2016	December 27, 2015
Current
Federal	$920,946	$1,764,078
State	34,146	66,778
Foreign	29,973	152,275
	985,065	1,983,131
Deferred
Federal	956,783	(2,831)
State	36,759	302,392
	993,542	299,561
Total income tax provision	$1,978,607	$2,282,692

F-21

A reconciliation of the statutory income tax rate to the effective tax rate is as follows:

	December 25, 2016	December 27, 2015

Statutory rate	34%	34%
State and local income taxes	1	7
Foreign withholding taxes	1	3
Other	-	2
Effective tax rate	36%	46%

As of December 25, 2016, the Company’s annual tax filings for the prior three years are open for audit by Federal and for the prior four years for state tax agencies. Management evaluated the Company’s overall tax positions and has determined that no provision for uncertain income tax positions is necessary as of December 25, 2016 and December 27, 2015.

Note 5.	NOTE PAYABLE

During 2014, one of the selling stockholders of an affiliate of the Company, Buffalo’s Franchise Concepts, Inc. made advances to the Company in the amount of $150,000, which is evidenced by a promissory note with interest at 10% per annum and a stated maturity date of December 31, 2014. The proceeds from the borrowing were advanced to the Company’s parent and used in relation to the purchase of one franchise location. During 2015, the unpaid balance of the note was combined with a note payable entered into by the Parent and the selling stockholder. As a result, the note balance was applied against amounts due from affiliates during the year ended December 27, 2015.

Note 6.	Related Party Transactions

The Company had open accounts with affiliated entities under the common control of the Parent resulting in net amounts due to the Company of $9,361,739 and $8,637,095 as of December 25, 2016 and December 27, 2015, respectively.

During the years ended December 25, 2016 and December 27, 2015, the Company made net cash advances to affiliates in the amount of $6,285,035 and $6,984,203, respectively. These advances are expected to be recovered from credits for the use of the Parents’ tax net operating losses, and to the lesser extent, from repayment by the affiliates from proceeds generated by their operations and investments.

Effective in 2012, the Parent’s operations were structured in such a way that significant direct and indirect administrative functions were provided to the Company. These services include operational personnel to sell franchise rights, assist with training franchisees and assisting franchises with opening restaurants. The Parent also provides executive administration and accounting services for the Company.

The Company reimbursed the Parent for these expenses in the approximate amounts of $1,699,947 and $1,474,404 for the years ended December 25, 2016 and December 27, 2015, respectively. Management reviewed the expenses recorded at the Parent and identified the common expenses that shall be allocated to the subsidiaries. These expenses were allocated based on an estimate of management’s time spent on the activities of the Parent and its subsidiaries, and further allocated among the subsidiaries pro rata based on each subsidiary’s respective revenues as a percentage of overall revenues of the subsidiaries. The Company believes that the allocation of expenses is not materially different from what it would have been if the Company was a stand-alone entity.

During the years ended December 25, 2016 and December 27, 2015, the Company recognized payables to the Parent in the amount of $920,946 and $1,793,283, respectively, for use of the Parent’s net operating losses for tax purposes.

During the years ended December 25, 2016 and December 27, 2015, the Company declared and paid dividends in the amount of $ 1,700,000 and $7,000,000, respectively.

F-22

Note 7.	Commitments and Contingencies

Litigation

Periodically, the Company is involved in litigation in the normal course of business. The Company believes that the result of any potential litigation will not have a material adverse effect on the Company’s financial condition.

On June 1, 2010, the Company and certain of its affiliates became subject to a judgment payable to GE Capital Franchise Finance Corporation (GEFFC) for approximately $4,300,000. On October 11, 2011, GEFFC agreed to accept payments in full satisfaction of the obligation totaling approximately $2,600,000 plus interest at 5%. Subsequently, the Parent made payments totaling approximately $2,000,000, plus interest to GEFFC. As of December 25, 2016, the balance remaining to be paid on the discounted judgment was approximately $580,000. No proceeds were received by the Company, however the Company is jointly and severally liable as a co-borrower.

Lease Guarantees

The Company had guaranteed the operating lease for one Fatburger restaurant that was to be a joint venture between an affiliate of the Company and a separate third party. This lease went into default in 2008, and the landlord called the Company on its guarantee. The Company settled with this landlord for approximately $271,000, to be paid out in monthly installments of $12,000 until paid in full. The Company fulfilled its obligation and obtained a release from the landlord in 2014.

The Company had guaranteed the operating lease for one Fatburger restaurant owned by an affiliate of the Company. This lease went into default in 2008, and the landlord called the Company on its guarantee. The Company settled with this landlord for approximately $60,000, to be paid out in monthly installments of $2,000 over a period of 30 months beginning in October 2009. The liability of $60,000 was recorded in the financial statements as of December 28, 2008. The Company made $4,000 in payments after the settlement, and has not heard from the landlord since then. In 2014, the Company wrote off the debt from its balance sheet.

Note 8.	geographic information AND MAJOR FRANCHISEES

Revenues by geographic area are as follows:

	Year Ended December 25, 2016	Year Ended December 27, 2015
United States	$3,591,953	$3,875,580
Other countries	4,865,052	3,656,923
Total revenue	$8,457,005	$7,532,503

Revenues are shown based on the geographic location of our licensees. All of our assets are located in the United States.

During the year ended December 25, 2016, one franchisee accounted for more than 10% of the Company’s revenues, with total revenues of $1,053,337. During the year ended December 27, 2015, the Company had no single franchisee that accounted for more than 10% of its revenues.

F-23

BUFFALO’S FRANCHISE CONCEPTS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

March 26, 2017 and December 25, 2016

	March 26, 2017	December 25,2016
	(unaudited)	(audited)
Assets
Current assets
Cash	$-	$-
Accounts receivable	58,412	53,514
Other current assets	11	11
Deferred tax assets	210,221	250,044
Total current assets	268,644	303,569

Due from affiliates	2,284,984	2,292,543
Trademarks	27,000	27,000
Goodwill	5,365,100	5,365,100
Buffalo’s Creative and Advertising Fund	299,302	191,058
Total assets	$8,245,030	$8,179,270

Current liabilities
Accounts payable	$139,635	$97,384
Accrued expenses	42,557	87,656
Deferred income	241,208	253,333
Amount due selling stockholders	-	-
Total current liabilities	423,400	438,373

Deferred income – noncurrent	457,924	562,924
Buffalo’s Creative and Advertising Fund - contra	299,302	191,058
Total liabilities	1,180,626	1,192,355

Commitments and contingencies (Notes 6 and 7)

Stockholder’s equity
Common stock, $.001 par value, 50,000,000 shares authorized	-	-
Additional paid-in capital	5,138,945	5,138,946
Retained earnings	1,925,459	1,847,969
Total stockholder’s equity	7,064,404	6,986,915
Total liabilities and stockholder’s equity	8,245,030	8,179,270

The accompanying notes are an integral part of these consolidated financial statements.

F-24

BUFFALO’S FRANCHISE CONCEPTS, INC. AND SUBSIDIARY

Consolidated Statements of Operations

For the Thirteen Weeks Ended March 26, 2017 and March 27, 2016

	13 Weeks Ended
	March 26, 2017	March 27, 2016
	(unaudited)	(unaudited)
Revenues
Royalties	$308,271	$352,307
Franchise fees	105,000	130,000
Total revenues	413,271	482,307

Expenses
General and administrative	139,737	175,793
Total expenses	139,737	175,793

Income from operations	273,534	306,514

Other income	200	35,890

Income before taxes	273,733	342,404

Income tax expense	96,244	116,695

Net income	$177,490	$225,709

The accompanying notes are an integral part of these consolidated financial statements.

F-25

BUFFALO’S FRANCHISE CONCEPTS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Thirteen Weeks Ended March 26, 2017 and March 27, 2016

	13 Weeks Ended
	March 26, 2017	March 27, 2016
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$177,490	$225,709
Adjustments to reconcile net income to net cash flows provided by operating activities:
Amortization	-	(3,000)
Deferred income taxes	39,823	35,572
Changes in current operating assets and liabilities:
Accounts receivable	(4,898)	(18,845)
Other current assets	-	-
Accounts payable	42,251	35,065
Accrued expenses	(45,100)	(5,144)
Deferred income	(117,125)	(104,625)
Total adjustments	(85,049)	(60,977)
Net cash flows provided by operating activities	92,441	164,732

Cash flows from financing activities
Advances to affiliates	7,559	(169,741)
Repayments of loans from selling stockholders	-	(35,890)
Dividend distribution	(100,000)	-
Net cash flows used in financing activities	(92,441)	(205,631)

Net increase (decrease) in cash	-	(40,899)

Cash, beginning of quarter	-	-

Cash, end of quarter	$-	$40,899

Supplemental Disclosure of cash flow Information
Cash paid for income taxes	$-	$300

Supplemental Disclosure of Noncash INVESTING and Financing Activities

Income tax payable offset against amounts due from affiliates	$56,422	$80,823

The accompanying notes are an integral part of these consolidated financial statements.

F-26

BUFFALO’S FRANCHISE CONCEPTS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Thirteen Weeks Ended March 26, 2017 and March 27, 2016

(unaudited)

Note 1.	Nature of business

Buffalo’s Franchise Concepts, Inc. is a Nevada corporation formed in June 2006. On December 8, 2006, the Nevada corporation acquired all of the issued and outstanding common stock of Buffalo’s Franchise Concepts, Inc., a Georgia corporation (BFCI-GA), which became a wholly-owned subsidiary. On November 28, 2011, all of the issued and outstanding stock of the Nevada corporation was acquired by Fog Cap Development LLC (Fog Cap), a wholly-owned subsidiary of Fog Cutter Capital Group Inc. (the Parent).

Buffalo’s Franchise Concepts, Inc., through its wholly-owned subsidiary, grants store franchise and development agreements for the operation of casual dining restaurants (Buffalo’s Southwest Cafés) and quick service restaurants outlets (Buffalo’s Express). The restaurants specialize in the sale of Buffalo-Style chicken wings, chicken tenders, burgers, ribs, wrap sandwiches, and salads. Franchisees are licensed to use the Company’s trade name, service marks, trademarks, logos, and unique methods of food preparation and presentation.

In 2012, the Parent began co-branding its Buffalo’s Express restaurants with Fatburger restaurants, the Parent’s other fast casual brand. These co-branded restaurants sell products of both brands and share back-of-the-house facilities.

At March 26, 2017, there were 19 operating Buffalo’s Southwest Cafés restaurants and 66 co-branded Buffalo’s Express restaurants. All of these restaurants were franchise locations except for one Buffalo’s Southwest Café restaurant which was owned by an affiliate. At March 27, 2016, there were 23 operating Buffalo’s Southwest Cafés restaurants and 60 co-branded Buffalo’s Express restaurants.

Note 2.	BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in with GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to prevent the information presented from being misleading. These financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and the notes thereto included elsewhere herein.

The information provided in this report reflects all adjustments (consisting solely of normal, recurring items) that are, in the opinion of management, necessary to present fairly the financial position and the results of operations for the periods presented. Interim results are not necessarily indicative of results to be expected for a full year.

The accompanying consolidated balance sheet as of December 25, 2016 has been derived from the audited financial statements at that date included elsewhere herein.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Buffalo’s Franchise Concepts, Inc. and its wholly-owned subsidiary, Buffalo’s Franchise Concepts, Inc., a Georgia corporation, (collectively, the Company). All significant intercompany accounts have been eliminated in consolidation.

F-27

Accounts Receivable: Accounts receivable consist of royalty fees from franchisees reduced by reserves for the estimated amount deemed uncollectible due to bad debts. As of March 26, 2017 and December 26, 2016, no allowance for doubtful accounts was recorded as the collectability of the receivable was reasonably assured.

Credit and Depository Risks: The Company maintains its cash accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes its cash balances are not exposed to significant risk of loss.

The Company’s customer base consists of franchisees located in Georgia, Texas, California, Canada, the UK, Qatar, Saudi Arabia, Pakistan, Tunisia, Malaysia, and the Philippines. Management reviews each of its customer’s financial conditions prior to signing a franchise agreement and believes that it has adequately provided for any exposure to potential credit losses.

Revenue Recognition: The Company recognizes revenues from franchise sales upon commencement of operations by a franchisee. Franchise fee revenue from sales of individual franchises is recognized upon completion of training and the actual opening of a location. Typically, franchise fees are $50,000 for each domestic location and are collected 50% upon signing a deposit agreement and 50% at the signing of a lease and related franchise agreement. International franchise fees are typically $65,000 for each location, and are payable 100% upon signing a deposit agreement. The Company typically charges a $25,000 co-brand conversion fee.

The franchise fee may be adjusted at management’s discretion or in a situation involving store transfers. Deposits are non-refundable upon acceptance of the franchise application. These deposits are recorded as deferred income – current and noncurrent based upon the expected franchise restaurant opening dates. The Company acknowledges some of its franchisees have not compiled with their development timelines for opening franchise stores. These franchise rights are terminated and franchise fee revenue is recognized for non-refundable deposits.

In addition to franchise fee revenue, the Company collects a royalty calculated as a percentage of net sales from its franchisees. Royalties are recognized as revenue when the related sales are made by the franchisees.

During 2008 and 2009, the Company received a total of $500,000 from a franchisee of three restaurants in exchange for an exclusive area agreement for ten counties in the state of Georgia and reduced service fees for the franchisee’s restaurants for a ten-year period. The franchisee is required to open four new franchise restaurants in the exclusive territory during the ten-year term of the agreement.

The deferred fee is being amortized into income ratably over the ten-year term. Service fee revenues recognized in each of the 13 weeks ended March 26, 2017 and March 27, 2016 pursuant to the agreement were $12,125. As of March 26, 2017 and December 26, 2016, there remained deferred fees of approximately $68,675 and $80,800, respectively, relating to the exclusive area agreement.

Segment information: The Company owns international and domestic licensed operations. Our chief operating decision maker (“CODM”) is our Chief Executive Officer; our CODM reviews financial performance and allocates resources at an overall level on a recurring basis. Therefore, Management has determined that the Company has one operating segment and one reportable segment.

Advertising: The Company generally requires advertising payments of 2.0% of net sales from Buffalo’s Southwest Café restaurants. Co-branded restaurants generally pay 0.20% to 1.95%. The Company also receives, from time to time, payments from vendors that are to be used for advertising. Since the Company acts in a fiduciary role to collect and disburse these advertising funds, no revenue or expense is recorded.

Advertising funds are segregated from other Company assets and the balance of the Buffalo’s Creative and Advertising Fund is recorded as an asset by the Company with the offsetting advertising obligation recorded as a liability, Buffalo’s Creative and Advertising Fund - Contra.

F-28

Income Taxes: The Company accounts for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate.

Estimates: The preparation of financial statements in accordance with GAAP requires the use of estimates in determining assets, liabilities, revenues and expenses. Actual results may differ from those estimates.

Recently Issued Accounting Standards: In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue From Contracts With Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods and services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-04, which defers the effective date of ASU 2014-09 by one year, making it effective for annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, requires that deferred tax liabilities and assets should be classified as noncurrent in a classified statement of financial position. The amendments are effective prospectively for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating the impact of the pending adoption of ASU 2015-17 on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, requiring a lessee to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with a lease term of more than twelve months. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement and presentation of expenses and cash flows arising from a lease. This ASU is effective for interim and annual period beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees related to capital and operating leases existing at, or entered into after, the earliest comparative period presented in the financial statements, with certain practical expedients available. Early adoption is permitted. The Company does not currently have any leases that will have an impact on the consolidated financial statements or disclosures as a result of the adoption of this ASU.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to reduce diversity in practice in how transactions are classified in the statement of cash flows. This ASU is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

F-29

Note 3.	DEFERRED INCOME

Deferred income is as follows:

`	March 26, 2017	December 25,2016
Deferred franchise fees	$630,424	$735,424
Deferred royalties	68,708	80,833

Total	$699,132	$816,257

Deferred income – current	$241,208	$253,333
Deferred income – noncurrent	457,924	562,924

Total	$699,132	$816,257

Note 4.	Related party transactions

The Company had open accounts with affiliated entities under the common control of the Parent resulting in net amounts due to the Company of $2,284,984 and $2,116,485 as of March 26, 2017 and March 27, 2016, respectively. These advances are expected to be recovered through repayment for the use of the Parent’s tax net operating losses, and to a lesser extent from proceeds generated by the affiliates operations and investments.

Effective in 2013, the Parent’s operations were structured in such a way that significant direct and indirect administrative functions were provided to the Company. These services include operational personnel to sell franchise rights, assist with training franchisees and assisting franchisees with opening restaurants. The Parent also provides executive administration and accounting services for the Company. Expenses are allocated based on an estimate of management’s time spent on the activities of the Parent and its subsidiaries, and further allocated among the subsidiaries pro rata based on each subsidiary’s respective revenues as a percentage of overall revenues of the subsidiaries. These expenses were approximately $66,000 and $82,000, for the 13 weeks ended of March 26, 2017 and March 27, 2016, respectively and were reimbursed to the Parent in cash. The Company believes that the allocation of expenses is not materially different from what it would have been if the Company was a stand-alone entity.

During the 13 weeks ended March 26, 2017 and March 27, 2016, the Company recorded obligations to the Parent in the amount of $56,422 and $80,823 for use of the Parent’s net operating losses for tax purposes, respectively.

For part of the 13 weeks ended March 26, 2017 and all 13 weeks ended March 27, 2016, one Buffalo’s Southwest Café was operated by a relative of an officer. Royalty fees from this related party for the 13 weeks ended March 26, 2017 and March 27, 2016 were approximately $2,000 and $20,000, respectively. The store was sold to an unaffiliated party on January 3, 2017.

During the 13 weeks ended March 26, 2017, the Company declared and paid dividends in the amount of $100,000, and none for the 13 weeks ended March 27, 2016.

F-30

Note 5.	Income taxes

The Company files its Federal and most state income tax returns on a consolidated basis with the Parent. For financial reporting purposes, the Company calculates its tax provision as if the Company files its tax returns on a stand-alone basis. The taxes payable to the Parent determined by this calculation of $56,422 and $80,823 were offset against the balances due from affiliates as of March 26, 2017 and March 27, 2016, respectively. As of March 26, 2017, the Parent has estimated aggregate federal net operating loss carry forwards of $71,338,448 to offset future federal taxable income generated by the Parent and its subsidiaries, including the Company. These carryforwards begin to expire in 2018.

Deferred taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for calculating taxes payable on a stand-alone basis.

Significant components of the Company’s net deferred tax assets are as follows:

	March 26, 2017	December 25, 2016
Net deferred tax assets
Deferred franchise fees	$214,343	$250,044
Deferred royalties	23,361	27,483
Reserve	(27,483)	(27,483)
Total	$210,221	$250,044

Components of the income tax provision are as follows:

	13 Weeks Ended
	March 26, 2017	March 27, 2016
Current
Federal	$56,422	$80,823
State	—	300
Foreign	—	—
	56,422	81, 123
Deferred
Federal	23,332	19,082
State	16,490	16,490
	39,822	35,572
Total income tax expense	$96,244	$116,695

The statutory income tax rate of 34% approximates the effective tax rate for the periods presented.

As of March 26, 2017, the Company’s annual tax filings for the prior three years are open for audit by Federal and for the prior four years for state tax agencies. Management evaluated the Company’s overall tax positions and has determined that no provision for uncertain income tax positions is necessary as of March 26, 2017 and March 27, 2016.

Note 6.	Buffalo’s creative and advertising fund

Under the terms of its franchise agreements, the Company collects fees for creative development and advertising from its franchisees based on percentages of sales as outlined in franchise agreements. The Company is to oversee all advertising and promotional programs and is to have sole discretion over expenditures from the fund.

The accompanying consolidated financial statements reflect the year-end balance of the advertising fund and the related advertising obligation, which were approximately $299,000 and $73,000 as of March 26, 2017 and March 27, 2016, respectively.

Note 7.	commitments AND CONTINGENCIES

Litigation: Periodically, the Company is involved in litigation in the normal course of business. The Company believes that the result of any potential litigation will not have a material adverse effect on the Company’s financial condition.

Note 8.	Retirement plan

The Company has a profit sharing plan (the Plan) with a 401(k) feature covering substantially all employees. There were no contributions made by the Company under the Plan for the 13 weeks ended March 26, 2017 and March 27, 2016.

F-31

Note 9.	geographic location and major franchisees

Revenues by geographic area are as follows:

`	13 Weeks Ended
	March 26, 2017	March 27, 2016
United States	$250,808	$268,375
Other countries	162,463	213,932
Total revenue	$413,271	$482,307

Revenues are shown based on the geographic location of our licensees. All of our assets are located in the United States.

During the 13 weeks ended March 26, 2017, three franchisees each accounted for more than 10% of the Company’s revenues, with total revenues of $130,814, $59,776 and $54,804. During the 13 weeks ended March 27, 2016, three franchisees each accounted for more than 10% of the Company’s revenues, with total revenues of $157,927, $60,615 and $56,949.

F-32

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholder

Buffalo’s Franchise Concepts, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Buffalo’s Franchise Concepts, Inc. and Subsidiary (Company) as of December 25, 2016 and December 27, 2015 and the related consolidated statements of operations, stockholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Buffalo’s Franchise Concepts, Inc. and Subsidiary as of December 25, 2016 and December 27, 2015 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Hutchinson and Bloodgood LLP

Glendale, California
May 5, 2017

F-33

BUFFALO’S FRANCHISE CONCEPTS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 25, 2016 and December 27, 2015

	2016	2015
Assets
Current assets
Cash	$—	$40,899
Accounts receivable	53,514	44,672
Other current assets	11	11
Deferred tax assets	250,044	322,294
Total current assets	303,569	407,876

Due from affiliates	2,292,543	1,946,744
Trademarks	27,000	27,000
Goodwill	5,365,100	5,365,100
Buffalo’s creative and advertising fund	191,058	24,079
Total assets	$8,179,270	$7,770,799

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$97,384	$83,033
Accrued expenses	87,656	21,967
Deferred income	253,333	389,333
Amount due selling stockholders	—	35,890
Total current liabilities	438,373	530,223

Deferred income – noncurrent	562,924	687,924
Buffalo’s creative and advertising fund - contra	191,058	24,079
Total liabilities	1,192,355	1,242,226

Commitments and contingencies (Notes 6 and 7)

Stockholder’s equity
Common stock, $.001 par value, 50,000,000 shares authorized	—	—
Additional paid-in capital	5,138,946	5,138,946
Retained earnings	1,847,969	1,389,627
Total stockholder’s equity	6,986,915	6,528,573
Total liabilities and stockholder’s equity	8,179,270	7,770,799

The accompanying notes are an integral part of these consolidated financial statements.

F-34

BUFFALO’S FRANCHISE CONCEPTS, INC. AND SUBSIDIARY

Consolidated Statements of Operations

Years Ended December 25, 2016 and December 27, 2015

	2016	2015
Revenues
Royalties	$1,348,910	$1,317,050
Franchise fees	255,000	706,366
Total revenues	1,603,910	2,023,416

Expenses
General and administrative	663,212	732,402
Total expenses	663,212	732,402

Income from operations	940,698	1,291,014

Other income	35,890	85,421

Income before taxes	976,588	1,376,435

Income tax expense	318,246	528,317

Net income	$658,342	$848,118

The accompanying notes are an integral part of these consolidated financial statements.

F-35

BUFFALO’S FRANCHISE CONCEPTS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholder’s Equity

For the Years Ended December 25, 2016 and December 27, 2015

	Additional
	Paid-In	Retained
	Capital	Earnings	Total

Balance, December 28, 2014	$5,138,946	$941,509	$6,080,455

Net income	—	848,118	848,118

Dividend distribution	—	(400,000)	(400,000)

Balance, December 27, 2015	5,138,946	1,389,627	6,528,573

Net income	—	658,342	658,342

Dividend distribution	—	(200,000)	(200,000)

Balance, December 25, 2016	$5,138,946	$1,847,969	$6,986,915

The accompanying notes are an integral part of these consolidated financial statements.

F-36

BUFFALO’S FRANCHISE CONCEPTS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 25, 2016 and December 27, 2015

	2016	2015
Cash flows from operating activities
Net income	$658,342	$848,118
Adjustments to reconcile net income to net cash flows provided by operating activities:
Amortization	—	10,000
Deferred income taxes	72,250	272,315
Changes in current operating assets and liabilities:
Accounts receivable	(8,842)	44,278
Other current assets	—	23,822
Accounts payable	14,351	(4,462)
Accrued expenses	65,689	(5,604)
Deferred income	(261,000)	(658,500)
Total adjustments	(117,552)	(318,151)
Net cash flows provided by operating activities	540,790	529,967

Cash flows from financing activities
Advances to affiliates	(345,799)	(60,751)
Repayments of loans from selling stockholders	(35,890)	(28,317)
Dividend distribution	(200,000)	(400,000)
Net cash flows used in financing activities	(581,689)	(489,068)

Net increase (decrease) in cash	(40,899)	40,899

Cash, beginning of year	40,899	—

Cash, end of year	$—	$40,899

Supplemental Disclosure of cash flow Information
Cash paid for income taxes	$2,323	$17,511

Supplemental Disclosure of Noncash INVESTING and Financing Activities

Income tax payable offset against amounts due from affiliates	$243,673	$238,491

The accompanying notes are an integral part of these consolidated financial statements.

F-37

BUFFALO’S FRANCHISE CONCEPTS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Years Ended December 25, 2016 and December 27, 2015

Note 1. Nature of business

Buffalo’s Franchise Concepts, Inc. is a Nevada corporation formed in June 2006. On December 8, 2006, the Nevada corporation acquired all of the issued and outstanding common stock of Buffalo’s Franchise Concepts, Inc., a Georgia corporation (BFCI-GA), which became a wholly-owned subsidiary. On November 28, 2011, all of the issued and outstanding stock of the Nevada corporation was acquired by Fog Cap Development LLC (Fog Cap), a wholly-owned subsidiary of Fog Cutter Capital Group Inc. (the Parent).

Buffalo’s Franchise Concepts, Inc., through its wholly-owned subsidiary, grants store franchise and development agreements for the operation of casual dining restaurants (Buffalo’s Southwest Cafés) and quick service restaurants outlets (Buffalo’s Express). The restaurants specialize in the sale of Buffalo-Style chicken wings, chicken tenders, burgers, ribs, wrap sandwiches, and salads. Franchisees are licensed to use the Company’s trade name, service marks, trademarks, logos, and unique methods of food preparation and presentation.

In 2012, the Parent began co-branding its Buffalo’s Express restaurants with Fatburger restaurants, the Parent’s other fast casual brand. These co-branded restaurants sell products of both brands and share back-of-the-house facilities.

At December 25, 2016, there were 21 operating Buffalo’s Southwest Cafés restaurants and 64 co-branded Buffalo’s Express restaurants. All of these restaurants were franchise locations except for one Buffalo’s Southwest Café restaurant which was owned by an affiliate. At December 27, 2015, there were 19 operating Buffalo’s Southwest Cafés restaurants and 62 co-branded Buffalo’s Express restaurants.

Note 2. Summary of significant accounting policies

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Buffalo’s Franchise Concepts, Inc. and its wholly-owned subsidiary, Buffalo’s Franchise Concepts, Inc., a Georgia corporation, (collectively, the Company). All significant intercompany accounts have been eliminated in consolidation.

Accounts Receivable: Accounts receivable consist of royalty fees from franchisees reduced by reserves for the estimated amount deemed uncollectible due to bad debts. As of December 25, 2016 and December 27, 2015, no allowance for doubtful accounts was recorded as the collectability of the receivable was reasonably assured.

Credit and Depository Risks: The Company maintains its cash accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes its cash balances are not exposed to significant risk of loss.

The Company’s customer base consists of franchisees located in Georgia, Texas, California, Canada, the UK, the UAE, Qatar, Saudi Arabia, Pakistan, Tunisia Malaysia, and the Philippines. Management reviews each of its customer’s financial conditions prior to signing a franchise agreement and believes that it has adequately provided for any exposure to potential credit losses.

F-38

Note 2. Summary of significant accounting policies (Continued)

Fiscal Year End: The Company operates on a 52-week calendar year. The fiscal year ends on the Sunday closest to December 31. Consistent with the industry, Buffalo measures its stores’ performance based upon 7 day work weeks. Using the 52-week cycle ensures consistent weekly reporting for operations and ensures that each week has the same days, since certain days are more profitable than others. Accordingly, the accompanying financial statements reflect the Company’s fiscal year ends of December 25, 2016 and December 27, 2015. The use of this fiscal year means a 53rd week is added to the fiscal year every 5 or 6 years.

Goodwill and Other Intangible Assets: Goodwill and other intangible assets with indefinite lives, such as trademarks, are not amortized but are reviewed for impairment annually or more frequently if indicators arise. Intangible assets that are not deemed to have indefinite lives are amortized over their useful lives, but are also reviewed for impairment annually or more frequently if indications arise. No impairment has been identified as of December 25, 2016 and December 27, 2015.

Franchise rights are amortized over the remaining lives of the agreements at the date of acquisition in December 2011. The weighted average amortization period is 64 months. Amortization expense for the year ended December 27, 2015 was approximately $10,000 and the rights were fully amortized as of December 27, 2015.

Revenue Recognition: The Company recognizes revenues from franchise sales upon commencement of operations by a franchisee. Franchise fee revenue from sales of individual franchises is recognized upon completion of training and the actual opening of a location. Typically, franchise fees are $50,000 for each domestic location and are collected 50% upon signing a deposit agreement and 50% at the signing of a lease and related franchise agreement. International franchise fees are typically $65,000 for each location, and are payable 100% upon signing a deposit agreement. The Company typically charges a $25,000 co-brand conversion fee.

The franchise fee may be adjusted at management’s discretion or in a situation involving store transfers. Deposits are non-refundable upon acceptance of the franchise application. These deposits are recorded as deferred income – current and noncurrent based upon the expected franchise restaurant opening dates. The Company acknowledges some of its franchisees have not compiled with their development timelines for opening franchise stores. These franchise rights are terminated and franchise fee revenue is recognized for non-refundable deposits.

In addition to franchise fee revenue, the Company collects a royalty calculated as a percentage of net sales from its franchisees. Royalties are recognized as revenue when the related sales are made by the franchisees.

During 2008 and 2009, the Company received a total of $500,000 from a franchisee of three restaurants in exchange for an exclusive area agreement for ten counties in the state of Georgia and reduced service fees for the franchisee’s restaurants for a ten-year period. The franchisee is required to open four new franchise restaurants in the exclusive territory during the ten-year term of the agreement.

Segment information: The Company owns international and domestic licensed operations. Our chief operating decision maker (“CODM”) is our Chief Executive Officer; our CODM reviews financial performance and allocates resources at an overall level on a recurring basis. Therefore, Management has determined that the Company has one operating segment and one reportable segment.

F-39

Note 2. Summary of significant accounting policies (Continued)

Revenue Recognition (continued): The deferred fee is being amortized into income ratably over the ten-year term. Service fee revenues recognized in 2016 and 2015 pursuant to the agreement were $48,500 each year. As of December 25, 2016 and December 27, 2015, there remained deferred fees of approximately $80,800 and $129,300, respectively, relating to the exclusive area agreement.

Advertising: The Company generally requires advertising payments of 2.0% of net sales from Buffalo’s Southwest Café restaurants. Co-branded restaurants generally pay 0.20% to 1.95%. The Company also receives, from time to time, payments from vendors that are to be used for advertising. Since the Company acts in a fiduciary role to collect and disburse these advertising funds, no revenue or expense is recorded.

Advertising funds are segregated from other Company assets and the balance of the Buffalo’s Creative and Advertising Fund is recorded as an asset by the Company with the offsetting advertising obligation recorded as a liability, Buffalo’s Creative and Advertising Fund - Contra.

Income Taxes: The Company accounts for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate.

Estimates: The preparation of financial statements in accordance with GAAP requires the use of estimates in determining assets, liabilities, revenues and expenses. Actual results may differ from those estimates.

Recently Issued Accounting Standards: In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue From Contracts With Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods and services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-04, which defers the effective date of ASU 2014-09 by one year, making it effective for annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, requires that deferred tax liabilities and assets should be classified as noncurrent in a classified statement of financial position. The amendments are effective prospectively for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating the impact of the pending adoption of ASU 2015-17 on its consolidated financial statements.

Recently Issued Accounting Standards (continued): In February 2016, the FASB issued ASU 2016-02, Leases, requiring a lessee to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with a lease term of more than twelve months. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement and presentation of expenses and cash flows arising from a lease. This ASU is effective for interim and annual period beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees related to capital and operating leases existing at, or entered into after, the earliest comparative period presented in the financial statements, with certain practical expedients available. Early adoption is permitted. The Company does not currently have any leases that will have an impact on the consolidated financial statements or disclosures as a result of the adoption of this ASU.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to reduce diversity in practice in how transactions are classified in the statement of cash flows. This ASU is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

F-40

Note 3. Related party transactions

The Company has made cumulative advances to affiliated entities under the common control of the Parent in the amount of $2,492,543 and $1,946,744 as of December 25, 2016 and December 27, 2015, respectively. These advances are expected to be recovered through repayment for the use of the Parent’s tax net operating losses, and to a lesser extent from proceeds generated by the affiliates operations and investments.

Effective in 2013, the Parent’s operations were structured in such a way that significant direct and indirect administrative functions were provided to the Company. These services include operational personnel to sell franchise rights, assist with training franchisees and assisting franchisees with opening restaurants. The Parent also provides executive administration and accounting services for the Company. Expenses are allocated based on an estimate of management’s time spent on the activities of the Parent and its subsidiaries, and further allocated among the subsidiaries pro rata based on each subsidiary’s respective revenues as a percentage of overall revenues of the subsidiaries. The Company believes that the allocation of expenses is not materially different from what it would have been if the Company was a stand-alone entity. These expenses were approximately $294,000 and $240,000, for the years ended December 25, 2016 and December 27, 2015, respectively and were reimbursed to the Parent in cash.

During the years ended December 25, 2016 and December 27, 2015, the Company recorded obligations to the Parent in the amount of $243,673 and $238,491 for use of the Parent’s net operating losses for tax purposes, respectively.

As of December 25, 2016, and December 27, 2015, one Buffalo’s Southwest Café was operated by a relative of an officer. Royalty fees from this related party in 2016 and 2015 were approximately $64,000 and $68,000, respectively.

During the years ended December 25, 2016 and December 27, 2015, the Company declared and paid dividends in the amount of $200,000 and $400,000, respectively.

Note 4. Income taxes

The Company files its Federal and most state income tax returns on a consolidated basis with the Parent. For financial reporting purposes, the Company calculates its tax provision as if the Company files its tax returns on a stand-alone basis. The taxes payable to the Parent determined by this calculation of $243,673 and $238,491 were offset against the balances due from affiliates as of December 25, 2016 and December 27, 2015, respectively. As of December 25, 2016, the Parent has estimated aggregate federal net operating loss carry forwards of $71,370,000 to offset future federal taxable income generated by the Parent and its subsidiaries, including the Company. These carryforwards begin to expire in 2018.

Deferred taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for calculating taxes payable on a stand-alone basis.

Significant components of the Company’s net deferred tax assets are as follows:

	December 25, 2016	December 27, 2015
Net deferred tax assets
Deferred franchise fees	$250,044	$322,294
Deferred royalties	27,483	43,973
Reserve	(27,483)	(43,973)
Total	$250,044	$322,294

F-41

Components of the income tax provision are as follows for the years ended:

	December 25, 2016	December 27, 2015
Current
Federal	$243,673	$238,491
State	—	—
Foreign	2,323	17,511
	245,996	256,002
Deferred
Federal	72,250	272,315
State	—	—
	72,250	272,315
Total income tax expense	$318,246	$528,317

A reconciliation of the statutory income tax rate to the effective tax rate is as follows:

	December 25, 2016	December 27, 2015

Statutory rate	34%	34%
Foreign withholding taxes	—	1
Effect of differences in estimated tax rates	(1)	3
Effective tax rate	33%	38%

As of December 25, 2016, the Company’s annual tax filings for the prior three years are open for audit by Federal and for the prior four years for state tax agencies. Management evaluated the Company’s overall tax positions and has determined that no provision for uncertain income tax positions is necessary as of December 25, 2016 and December 27, 2015.

Note 5. Buffalo’s creative and advertising fund

Under the terms of its franchise agreements, the Company collects fees for creative development and advertising from its franchisees based on percentages of sales as outlined in franchise agreements. The Company is to oversee all advertising and promotional programs and is to have sole discretion over expenditures from the fund.

During the years ended December 25, 2016 and December 27, 2015, the Company collected advertising fees and vender contributions of approximately $559,000 and $569,000, respectively. Advertising expenditures for the years 2016 and 2015 totaled approximately $392,000 and $591,000, respectively. The accompanying consolidated financial statements reflect the year-end balance of the advertising fund and the related advertising obligation, which were approximately $191,000 and $24,000 as of December 25, 2016 and December 27, 2015, respectively.

Note 6. commitments AND CONTINGENCIES

Litigation: Periodically, the Company is involved in litigation in the normal course of business. The Company believes that the result of any potential litigation will not have a material adverse effect on the Company’s financial condition.

Operating Leases: The Company entered into an office lease on March 1, 2012 with an unrelated entity. The lease had a one year term with multiple twelve month extensions, and terminated on June 30, 2016.

Total rent expense under operating leases for the years ended December 25, 2016 and December 27, 2015 was approximately $5,000 and $18,000, respectively.

F-42

Note 7. Retirement plan

The Company has a profit sharing plan (the Plan) with a 401(k) feature covering substantially all employees. There were no contributions made by the Company under the Plan for 2016 and 2015.

Note 8. geographic location and major franchisees

Revenues by geographic area are as follows:

	Year Ended	Year Ended
	December 25, 2016	December 27, 2015

United States	$1,083,692	$1,116,243
Other countries	520,218	907,173
Total revenue	$1,603,910	$2,023,416

Revenues are shown based on the geographic location of our licensees. All of our assets are located in the United States.

During the year ended December 25, 2016, three franchisees each accounted for more than 10% of the Company’s revenues, with total revenues of $345,759, $236,843 and $219,000. During the year ended December 25, 2016, three franchisees each accounted for more than 10% of the Company’s revenues, with total revenues of $470,000, $231,641 and $222,253.

F-43

PONDEROSA FRANCHISING COMPANY

Balance Sheets

(in thousands)

	March 27, 2017	December 26, 2016
	(unaudited)
Assets

Current assets:
Cash	$61	$50
Accounts receivable, net	331	404
Receivable - affiliate	-	5
Total current assets	392	459

Notes receivable, net	402	339
Total assets	$794	$798

Liabilities and Partners’ Capital

Current Liabilities:
Payable - affiliate	$3	$-

Commitments and contingencies

Partners’ capital	791	798
Total liabilities and partners’ capital	$794	$798

See independent auditor’s review report and notes to financial statements.

F-44

PONDEROSA FRANCHISING COMPANY

Statements of Income

(in thousands)

	Thirteen Weeks Ended
	March 27, 2017	March 28, 2016
	(unaudited)	(unaudited)
Revenues:
Franchise royalties	$731	$779
Franchise fees	-	5
Total revenues	731	784

General and administrative expenses	454	439

Interest income on notes receivable	7	7

Net income	$284	$352

See independent auditor’s review report and notes to financial statements.

F-45

PONDEROSA FRANCHISING COMPANY

Statements of Partners’ Capital

13 Week Periods ended March 27, 2017 and March 28, 2016

(in thousands)

Partners’ capital, December 28, 2015	$961
Distributions	(396)
Net income	351
Partners’ capital, March 28, 2016 (unaudited)	$916
Partners’ capital, December 26, 2016	$798
Distributions	(291)
Net income	284
Partners’ capital, March 27, 2017 (unaudited)	$791

See independent auditor’s review report and notes to financial statements.

F-46

PONDEROSA FRANCHISING COMPANY

Statements of Cash Flows

(in thousands)

	Thirteen Weeks Ended
	March 27, 2017	March 28, 2016
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$284	$352
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense (recovery)	(21)	9
Changes in assets and liabilities:
Accounts receivable, net	31	(10)
Receivable / payable - affiliate	8	-
Net cash provided by operating activities	302	351

Cash flows from financing activities:
Payments from notes receivable	-	10
Distributions to partners	(291)	(396)
Net cash used in financing activities	(291)	(386)

Net increase (decrease) in cash	11	(35)
Cash, beginning of period	50	85
Cash, end of period	$61	$50

See independent auditor’s review report and notes to financial statements.

Supplemental disclosures of non-cash financing activity:
Conversion of accounts receivable to notes receivable	$63	$-

See independent auditor’s review report and notes to financial statements.

F-47

PONDEROSA FRANCHISING COMPANY

Notes to Financial Statements

(1)	General

Ponderosa Franchising Company (the Partnership), a Delaware general partnership, is engaged in franchising Ponderosa Steakhouse restaurants. The Partnership was formed on August 9, 1994, at which time certain assets of the domestic franchising operations of Homestyle Dining LLC (HSD), formerly Metromedia Steakhouses Company, L.P., were transferred to the Partnership. HSD holds a 99% interest in the Partnership, and Jost Restaurant Financing, Inc. (JRF), a wholly owned subsidiary of HSD, holds the remaining 1% partnership interest. The Partnership relies on HSD for all of its corporate and general and administrative functions, as more fully described in note 3.

As of December 28, 2015, the Partnership had 77 units operating under franchise (and sub-franchise) agreements in 15 states within the continental United States. During the fiscal quarter ended March 28, 2016, 2 franchised restaurants closed. As of March 28, 2016, the Partnership had 75 units operating under franchise (and sub-franchise) agreements in 15 states within the continental United States. During the fiscal year ended December 26, 2016, 1 new franchised restaurant opened, and 10 franchised restaurants closed. As of December 26, 2016 and March 27, 2017, HSD operated 2 units. As of December 26, 2016 and March 27, 2017, the Partnership had 68 units operating under franchise (and sub-franchise) agreements in 14 states within the continental United States.

The operations of the Partnership are dependent upon the management and administrative services provided by HSD per the intercompany services agreement described in note 3. If HSD is not able to continue providing those services, the Partnership can request Metromedia Company (Metromedia), in accordance with the Partnership’s management agreement with Metromedia, to perform the management and administrative services required to continue the uninterrupted operations of the Partnership.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements of the Partnership are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The more significant of these accounting policies are described below.

The trademarks associated with the Ponderosa concept remain assets of HSD and are included in the accounts of HSD. HSD granted a license for the use of the domestic trademarks to the Partnership upon formation. There were no payments made for the use of the trademarks.

(b)	Accounting Period

The Partnership’s fiscal year is the 52 or 53 weeks ending on the last Monday of December. The Partnership’s fiscal quarters are 13 or 14 week periods. All fiscal quarters presented each comprise a 13 week fiscal quarter.

(c)	Accounts and Notes Receivable

Accounts receivable are recorded at the invoiced amount and are stated net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Partnership’s best estimate of the amount of probable credit losses in the Partnership’s existing accounts receivable. The Partnership determines the allowance based on historical collection data and current franchisee information. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 27, 2017 and December 26, 2016, accounts receivable of the Partnership were approximately $331,000 and $404,000, respectively, net of reserve balances recorded of $24,000 and $45,000, respectively.

F-48

Notes receivable are created when the settlement of a delinquent franchisee receivable account is reached and the entire balance is not immediately paid. All notes receivable have personal guarantees from the franchisee. The notes are made for the shortest time frame negotiable and will generally carry an interest rate of 5% to 12%. Reserve amounts, on the notes, are established generally at 100% or at lesser rates based on the likelihood of collection. As of March 27, 2017 and December 26, 2016, notes receivable of the Partnership were approximately $402,000 and $339,000, net of reserve balances recorded of $37,000 and $37,000 at March 27, 2017 and December 26, 2016, respectively.

(d)	Franchise Royalties, Fees and Finance Charges

Royalty fees are based on franchise restaurant sales and are recognized as revenue when earned. Initial franchise fees are recognized as revenue when the franchised restaurants commence operation as all services to be provided by the Partnership to earn such fees have been provided. Unearned fees are deferred and are classified as current or long-term liabilities based upon the expected franchise restaurant opening dates. Finance charges may be assessed on past due receivables from franchisees and are recognized when deemed collectible.

(e)	Income Taxes

Income taxes on the earnings of the Partnership are the responsibility of the partners; accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

Management evaluated the Partnership’s tax positions and concluded that the Partnership had taken no material uncertain tax positions that require adjustment to the financial statements. Interest related to unrecognized tax benefits, if any, is recorded in interest expense and penalties incurred in operating expenses.

(f)	Distributions to Partners

Earnings, losses, and other tax attributes of the Partnership are allocated to the partners on the basis stated in the partnership agreement. It is expected and has been the past practice that the Partnership will distribute to the partners those earnings deemed to be in excess of a reasonable level of capital needed to maintain a strong financial position for the Partnership.

(g)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(h)	Joint and Several Liabilities

Joint and several liabilities are recorded for the amount the Partnership agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the Partnership expects to pay on behalf of the co-obligors. See note 3 for further detail. The Partnership has not recorded any obligations under this arrangement as of March 27, 2017 and December 26, 2016.

(i)	Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The Partnership has not yet selected a transition method and is currently evaluating the effect that the standard will have on the financial statements.

F-49

In February 2016, the FASB issued ASU 2016-02, Leases, requiring a lessee to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with a lease term of more than twelve months. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement and presentation of expenses and cash flows arising from a lease. This ASU is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees related to capital and operating leases existing at, or entered into after, the earliest comparative period presented in the financial statements, with certain practical expedients available. Early adoption is permitted. The Partnership does not currently have any leases that will have an impact on the financial statements or disclosures as a result of the adoption of this ASU.

(j)	Subsequent Events

In preparing these financial statements, the Partnership has evaluated events and transactions for potential recognition or disclosure through June 19, 2017.

(3)	Related Party Transactions

On January 1, 2010, the Partnership entered into an intercompany services agreement with HSD, whereby HSD provides various management and administrative services. These services include assistance in the areas of marketing, franchise operations and field support, franchise sales, accounting, purchasing and credit and collections. These expenses are charged to the Partnership based on actual usage or other allocation methods, which approximates actual usage. The Partnership believes the expenses charged are reasonable; however, such expenses may not necessarily be indicative of the cost of obtaining such services if the Partnership operated on a stand-alone basis. In the fiscal quarters ending on March 27, 2017 and March 28, 2016, HSD charged the Partnership approximately $446,000 and $426,000, respectively, for these various management and administrative services which have been included in general and administrative expenses in the statements of income.

HSD also has a management agreement with Metromedia, whereby Metromedia provides management and administrative services at an agreed-upon fixed amount.

Additionally, all cash receipts and disbursements are handled by HSD on behalf of the Partnership.

On October 14, 2009, HSD and certain affiliates, including the Partnership, (collectively, Borrowers) entered into a Credit Agreement (Credit Agreement) with Metromedia which provides for: (1) a term loan of $5,840,000 (first term loan), (2) a term loan of $9,300,000 (second term loan), and (3) a revolving line of credit in an aggregate principal amount not in excess of $5,280,000. The revolving line of credit agreement was subsequently amended, to extend the available borrowing limit to the level needed to cover actual and anticipated draws against the revolving line of credit. The interest on these notes accrues and is payable at a rate of 7.5% per annum. No proceeds were received by the Partnership; however, the Partnership is jointly and severally liable as a co-borrower and guarantor.

The balances at March 27, 2017 for the first term loan, second term loan, and the revolving line of credit are approximately $7,531,000, $12,042,000 and $21,529,000, respectively. Effective January 1, 2017, the maturity dates on the first term loan, the second term loan and the revolving line of credit were extended to December 31, 2017. Effective January 1, 2014, the interest rate on the outstanding principal balance plus any accrued and unpaid interest as of December 31, 2013 on such loans was amended to (i) 0.28% per annum with respect to the first term loan and the second term loan ; and (ii) with respect to the revolving line of credit, 0.28% initially, and then at the short-term Applicable Federal Rate published each month by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Service Code, as may be adjusted from time to time. Effective January 1, 2014, for any calendar year during which any amounts under the loans remain outstanding, any accrued interest not paid by December 31 shall be capitalized to the principal balance. In the quarters ending March 27, 2017 and March 28, 2016, additional funds were drawn against the revolving line of credit in the aggregate amounts of $65,700 and $318,900, respectively. From time to time, total advances per the revolving line of credit agreement have been and are in excess of the maximum line amount available. Effective January 20, 2017, Metromedia executed a waiver of default for the failure by the Borrowers to immediately repay the aggregate outstanding advances to the extent required to eliminate such excesses, as required by the revolving line of credit agreement.

(4)	Commitments and Contingencies

The Partnership is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition, results of operations, or cash flows of the Partnership.

F-50

Independent Auditor’s Report

To the Partners

Ponderosa Franchising Company

Richardson, Texas

Report on the Financial Statements

We have audited the accompanying financial statements of Ponderosa Franchising Company, which comprise the balance sheets as of December 26, 2016 and December 28, 2015, the related statements of income, changes in partners’ equity and cash flows for the three years ended December 26, 2016, December 28, 2015,and December 29, 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ponderosa Franchising Company as of December 26, 2016 and December 28, 2015, and the results of its operations and its cash flows for the three years ended December 26, 2016, December 28, 2015, and December 29, 2014 in accordance with accounting principles generally accepted in the United States of America.

/S/ RSM US LLP

Dallas, Texas

February 6, 2017

F-51

PONDEROSA FRANCHISING COMPANY

Balance Sheets

December 26, 2016 and December 28, 2015

(in thousands)

	2016	2015
Assets

Current assets:
Cash	$50	$85
Accounts receivable, net	404	473
Receivable - affiliate	5	12
Total current assets	459	570

Notes receivable, net	339	391
Total assets	$798	$961

Liabilities and Partners’ Capital

Liabilities, none	$-	$-

Commitments and contingencies

Partners’ capital	798	961
Total liabilities and partners’ capital	$798	$961

See notes to financial statements.

F-52

PONDEROSA FRANCHISING COMPANY

Statements of Income

Years ended December 26, 2016, December 28, 2015 and December 29, 2014

(in thousands)

	2016	2015	2014
Revenues:
Franchise royalties	$3,263	$3,582	$3,718
Franchise fees	5	50	3
Other revenue	-	1	-
Total revenues	3,268	3,633	3,721

General and administrative expenses	1,728	2,010	2,167

Interest income on notes receivable	24	29	15

Net income	$1,564	$1,652	$1,569

See notes to financial statements.

F-53

PONDEROSA FRANCHISING COMPANY

Statements of Partners’ Capital

Years ended December 26, 2016, December 28, 2015 and December 29, 2014

(in thousands)

Partners’ capital, December 30, 2013	$706
Distributions	(1,383)
Net income	1,569
Partners’ capital, December 29, 2014	892
Distributions	(1,583)
Net income	1,652
Partners’ capital, December 28, 2015	961
Distributions	(1,727)
Net income	1,564
Partners’ capital, December 26, 2016	$798

See notes to financial statements.

F-54

PONDEROSA FRANCHISING COMPANY

Statements of Cash Flows

Years ended December 26, 2016, December 28, 2015 and December 29, 2014

(in thousands)

	2016	2015	2014
Cash flows from operating activities:
Net income	$1,564	$1,652	$1,569
Adjustments to reconcile net income to net cash provided by operating activites:
Bad debt expense	51	21	29
Changes in assets and liabilities:
Accounts receivable, net	18	39	(192)
Accrued liabilities	-	(3)	3
Receivable / payable - affiliate	8	(27)	1
Net cash provided by operating activities	1,641	1,682	1,410

Cash flows from financing activities:
Increase in notes receivable	-	(69)	-
Payments from notes receivable	51	-	14
Distributions to partners	(1,727)	(1,583)	(1,383)
Net cash used in financing activities	(1,676)	(1,652)	(1,369)

Net increase (decrease) in cash	(35)	30	41
Cash, beginning of year	85	55	14
Cash, end of year	$50	$85	$55

See notes to financial statements.

F-55

PONDEROSA FRANCHISING COMPANY

Notes to Financial Statements

(1)	General

Ponderosa Franchising Company (the Partnership), a Delaware general partnership, is engaged in franchising Ponderosa Steakhouse restaurants. The Partnership was formed on August 9, 1994, at which time certain assets of the domestic franchising operations of Homestyle Dining LLC (HSD), formerly Metromedia Steakhouses Company, L.P., were transferred to the Partnership. HSD holds a 99% interest in the Partnership, and Jost Restaurant Financing, Inc. (JRF), a wholly owned subsidiary of HSD, holds the remaining 1% partnership interest. The Partnership relies on HSD for all of its corporate and general and administrative functions, as more fully described in note 3.

As of December 28, 2015, the Partnership had 77 units operating under franchise (and sub-franchise) agreements in 15 states in the continental United States. During the fiscal year ended December 26, 2016, 1 new franchised restaurant opened, and 10 franchised restaurants closed. As of December 26, 2016, the Partnership had 68 units operating under franchise (and sub-franchise) agreements in 14 states within the continental United States. As of December 26, 2016, HSD operated 2 Ponderosa Steakhouse units.

The operations of the Partnership are dependent upon the management and administrative services provided by HSD per the intercompany services agreement described in note 3. If HSD is not able to continue providing those services, the Partnership can request Metromedia Company (Metromedia), in accordance with the Partnership’s management agreement with Metromedia, to perform the management and administrative services required to continue the uninterrupted operations of the Partnership.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements of the Partnership are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The more significant of these accounting policies are described below.

The trademarks associated with the Ponderosa concept remain assets of HSD and are included in the accounts of HSD. HSD granted a license for the use of the domestic trademarks to the Partnership upon formation. There were no payments made for the use of the trademarks.

(b)	Accounting Period

The Partnership’s fiscal year is the 52 or 53 weeks ending on the last Monday of December. All periods presented comprise a 52 week year.

(c)	Cash

At various times during the year, the Partnership maintained cash balances at a financial institution in excess of federally insured amounts. The Partnership has not experienced any losses in such accounts and management believes that there is no significant credit risk on such accounts.

(d)	Accounts and Notes Receivable

Accounts receivable are recorded at the invoiced amount and are stated net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Partnership’s best estimate of the amount of probable credit losses in the Partnership’s existing accounts receivable. The Partnership determines the allowance based on historical collection data and current franchisee information. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 26, 2016 and December 28, 2015, accounts receivable of the Partnership were approximately $404,000 and $473,000, respectively, net of reserve balances recorded of $45,000 and $30,000, respectively.

F-56

Notes receivable are created when the settlement of a delinquent franchisee receivable account is reached and the entire balance is not immediately paid. All notes receivable have personal guarantees from the franchisee. The notes are made for the shortest time frame negotiable and will generally carry an interest rate of 6% to 12%. Reserve amounts, on the notes, are established generally at 100% or at lesser rates based on the likelihood of collection. As of December 26, 2016 and December 28, 2015, notes receivable of the Partnership were approximately $339,000 and $391,000, net of reserve balances recorded of $37,000 and $3,000 at December 26, 2016 and December 28, 2015, respectively.

(e)	Franchise Royalties, Fees and Finance Charges

Royalty fees are based on franchise restaurant sales and are recognized as revenue when earned. Initial franchise fees are recognized as revenue when the franchised restaurants commence operation as all services to be provided by the Partnership to earn such fees have been provided. Unearned fees are deferred and are classified as current or long-term liabilities based upon the expected franchise restaurant opening dates. Finance charges may be assessed on past due receivables from franchisees and are recognized when deemed collectible.

(f)	Income Taxes

Income taxes on the earnings of the Partnership are the responsibility of the partners; accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

Management evaluated the Partnership’s tax positions and concluded that the Partnership had taken no material uncertain tax positions that require adjustment to the financial statements. Interest related to unrecognized tax benefits, if any, is recorded in interest expense and penalties incurred in operating expenses.

(g)	Distributions to Partners

Earnings, losses, and other tax attributes of the Partnership are allocated to the partners on the basis stated in the partnership agreement. It is expected and has been the past practice that the Partnership will distribute to the partners those earnings deemed to be in excess of a reasonable level of capital needed to maintain a strong financial position for the Partnership.

(h)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i)	Joint and Several Liabilities

Joint and several liabilities are recorded for the amount the Partnership agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the Partnership expects to pay on behalf of the co-obligors. See note 3 for further detail. The Partnership has not recorded any obligations under this arrangement as of December 26, 2016 and December 28, 2015.

F-57

(j)	Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The Partnership has not yet selected a transition method and is currently evaluating the effect that the standard will have on the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, requiring a lessee to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with a lease term of more than twelve months. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement and presentation of expenses and cash flows arising from a lease. This ASU is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees related to capital and operating leases existing at, or entered into after, the earliest comparative period presented in the financial statements, with certain practical expedients available. Early adoption is permitted. The Partnership does not currently have any leases that will have an impact on the financial statements or disclosures as a result of the adoption of this ASU.

(k)	Subsequent Events

In preparing these financial statements, the Partnership has evaluated events and transactions for potential recognition or disclosure through February 6, 2017.

(3)	Related Party Transactions

On January 1, 2010, the Partnership entered into an intercompany services agreement with HSD, whereby HSD provides various management and administrative services. These services include assistance in the areas of marketing, franchise operations and field support, franchise sales, accounting, purchasing and credit and collections. These expenses are charged to the Partnership based on actual usage or other allocation methods, which approximates actual usage. The Partnership believes the expenses charged are reasonable; however, such expenses may not necessarily be indicative of the cost of obtaining such services if the Partnership operated on a stand-alone basis. In 2016, 2015 and 2014, HSD charged the Partnership approximately $1,605,000, $1,952,000, and $2,115,000, respectively, for these various management and administrative services which have been included in general and administrative expenses in the Statements of Income.

HSD also has a management agreement with Metromedia, whereby Metromedia provides management and administrative services at an agreed-upon fixed amount.

Additionally, all cash receipts and disbursements are handled by HSD on behalf of the Partnership.

On October 14, 2009, HSD and certain affiliates, including the Partnership, (collectively, Borrowers) entered into a Credit Agreement (Credit Agreement) with Metromedia which provides for: (1) a term loan of $5,840,000 (first term loan), (2) a term loan of $9,300,000 (second term loan), and (3) a revolving line of credit in an aggregate principal amount not in excess of $5,280,000. The revolving line of credit agreement was subsequently amended, to extend the available borrowing limit to the level needed to cover actual and anticipated draws against the revolving line of credit. The interest on these notes accrues and is payable at a rate of 7.5% per annum. No proceeds were received by the Partnership; however, the Partnership is jointly and severally liable as a co-borrower and guarantor.

F-58

The balances at December 26, 2016 for the first term loan, second term loan, and the revolving line of credit are approximately $7,510,000, $12,008,000 and $21,316,000, respectively. Effective January 1, 2017, the maturity dates on the first term loan, the second term loan and the revolving line of credit were extended to December 31, 2017. Effective January 1, 2014, the interest rate on the outstanding principal balance plus any accrued and unpaid interest as of December 31, 2013 on such loans was amended to (i) 0.28% per annum with respect to the first term loan and the second term loan ; and (ii) with respect to the revolving line of credit, 0.28% initially, and then at the short-term Applicable Federal Rate published each month by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Service Code, as may be adjusted from time to time. Effective January 1, 2014, for any calendar year during which any amounts under the loans remain outstanding, any accrued interest not paid by December 31 shall be capitalized to the principal balance. In 2016 and 2015, additional funds were drawn against the revolving line of credit in the aggregate amounts of approximately $398,000 and $1,732,000, respectively. From time to time, total advances per the revolving line of credit agreement have been and are in excess of the maximum line amount available. Effective January 20, 2017, Metromedia executed a waiver of default for the failure by the Borrowers to immediately repay the aggregate outstanding advances to the extent required to eliminate such excesses, as required by the revolving line of credit agreement.

(4)	Commitments and Contingencies

The Partnership is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition, results of operations, or cash flows of the Partnership.

F-59

BONANZA RESTAURANT COMPANY

Balance Sheets

(in thousands)

	March 27, 2017	December 26, 2016
	(unaudited)
Assets

Current assets:
Cash	$51	$50
Accounts receivable, net	45	55
Receivable - affiliate	3	-
Total Current Assets	$99	$105

Liabilities and Partners’ Capital

Liabilities:
Payable - affiliate	$-	$5

Commitments and contingencies

Partners’ capital	99	100
Total liabilities and partners’ capital	$99	$105

See independent auditor’s review report and notes to financial statements.

F-60

BONANZA RESTAURANT COMPANY

Statements of Income

(in thousands)

	Thirteen Weeks Ended
	March 27, 2017	March 28, 2016
	(unaudited)	(unaudited)
Revenues:
Franchise royalties	$132	$173
Franchise fees	-	6
Total revenues	132	179

General and administrative expenses	139	126

Net income (loss)	$(7)	$53

See independent auditor’s review report and notes to financial statements.

F-61

BONANZA RESTAURANT COMPANY

Statements of Partners’ Capital

13 Week Periods ended March 27, 2017 and March 28, 2016

(in thousands)

Partners’ capital, December 28, 2015	$91
Distributions	(70)
Net income	53
Partners’ capital, March 28, 2016 (unaudited)	$74
Partners’ capital, December 26, 2016	$100
Contributions	6
Net loss	(7)
Partners’ capital, March 27, 2017 (unaudited)	$99

See independent auditor’s review report and notes to financial statements.

F-62

BONANZA RESTAURANT COMPANY

Statements of Cash Flows

(in thousands)

	Thirteen Weeks Ended
	March 27, 2017	March 28, 2016
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(7)	$53
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Bad debt expense	4	5
Changes in assets and liabilities:
Accounts receivable, net	6	10
Payable / receivable - affiliate	(8)	-
Net cash provided by (used in) operating activities	(5)	68

Cash flows from financing activities:
Contributions from partners	6	-
Distributions to partners	-	(70)
Net cash provided by (used in) financing activities	6	(70)

Net (decrease) increase in cash	1	(2)
Cash, beginning of period	50	52
Cash, end of period	$51	$50

See independent auditor’s review report and notes to financial statements.

F-63

BONANZA RESTAURANT COMPANY

Notes to Financial Statements

(5)	General

Bonanza Restaurant Company (the Partnership), a Delaware general partnership, is engaged in franchising Bonanza Steakhouse and Bonanza Steak & BBQ restaurants. The Partnership was formed on August 9, 1994, at which time certain assets of the domestic franchising operations of Homestyle Dining LLC (HSD), formerly Metromedia Steakhouses Company, L.P., were transferred to the Partnership. HSD holds a 99% interest in the Partnership, and Jost Restaurant Financing, Inc. (JRFI), a wholly owned subsidiary of HSD, holds the remaining 1% partnership interest. The Partnership relies on HSD for all of its corporate and general and administrative functions, as more fully described in note 3.

As of December 28, 2015, the Partnership had 21 Bonanza Steakhouse units operating under franchise (and sub-franchise) agreements in 9 states within the continental United States, Canada, and Puerto Rico. During the fiscal quarter ended March 28, 2016, 1 franchised restaurant closed. As of March 28, 2016, the Partnership had 20 Bonanza Steakhouse units operating under franchise (and sub-franchise) agreements in 9 states within the continental United States, Canada, and Puerto Rico. During the fiscal year ended December 26, 2016, 1 new franchised restaurant opened, and 1 franchised restaurant closed. As of December 26, 2016, the Partnership had 21 Bonanza Steakhouse or Bonanza Steak & BBQ units operating under franchise (and sub-franchise) agreements in 10 states within the continental United States, Canada, and Puerto Rico. As of December 26, 2016, HSD did not operate any Bonanza Steakhouse or Bonanza Steak & BBQ units. During the fiscal quarter ended March 27, 2017, 1 franchised restaurant closed. As of March 27, 2017, the Partnership had 20 Bonanza Steakhouse or Bonanza Steak & BBQ units operating under franchise (and sub-franchise) agreements in 10 states within the continental United States, Canada, and Puerto Rico.

The operations of the Partnership are dependent upon the management and administrative services provided by HSD per the intercompany services agreement described in note 3. If HSD is not able to continue providing those services, the Partnership can request Metromedia Company (Metromedia), in accordance with the Partnership’s management agreement with Metromedia, to perform the management and administrative services required to continue the uninterrupted operations of the Partnership.

(6)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements of the Partnership are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The more significant of these accounting policies are described below.

The trademarks associated with the Bonanza concept remain assets of HSD and are included in the accounts of HSD. HSD granted a license for the use of the domestic trademarks to the Partnership upon formation. There were no payments made for the use of the trademarks.

(b)	Accounting Period

The Partnership’s fiscal year is the 52 or 53 weeks ending on the last Monday of December. The Partnership’s fiscal quarters are 13 or 14 week periods. All fiscal quarters presented each comprise a 13 week fiscal quarter.

(c)	Accounts and Notes Receivable

Accounts receivable are recorded at the invoiced amount and are stated net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Partnership’s best estimate of the amount of probable credit losses in the Partnership’s existing accounts receivable. The Partnership determines the allowance based on historical collection data and current franchisee information. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 27, 2017 and December 26, 2016, accounts receivable of the Partnership were approximately $45,000 and $55,000, respectively, net of reserve balances recorded of $40,000 and $36,000, respectively.

F-64

Notes receivable are created when the settlement of a delinquent franchisee receivable account is reached and the entire balance is not immediately paid. All notes receivable have personal guarantees from the franchisee. The notes are made for the shortest timeframe negotiable and will generally carry an interest rate of 5% to 12%. Reserve amounts, on the notes, are established generally at 100% or at lesser rates based on the likelihood of collection. There were no outstanding notes receivable as of March 27, 2017 and December 26, 2016.

(d)	Franchise Royalties, Fees and Finance Charges

Royalty fees are based on franchise restaurant sales and are recognized as revenue when earned. Initial franchise fees are recognized as revenue when the franchised restaurants commence operation as all services to be provided by the Partnership to earn such fees have been provided. Unearned fees are deferred and are classified as current or long-term liabilities based upon the expected franchise restaurant opening dates. Finance charges may be assessed on past due receivables from franchisees and are recognized when deemed collectible.

(e)	Other Income

In the quarter ending March 28, 2016, the Partnership received approximately $40,000 from a settlement agreement reached during the year ending December 29, 2014, which had not been previously recorded as income, as management had previously determined that the receivable was not collectable.

(f)	Income Taxes

Income taxes on the earnings of the Partnership are the responsibility of the partners; accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

Management evaluated the Partnership’s tax positions and concluded that the Partnership had taken no material uncertain tax positions that require adjustment to the financial statements. Interest related to unrecognized tax benefits, if any, is recorded in interest expense and penalties incurred in operating expenses.

(g)	Distributions to Partners

Earnings, losses, and other tax attributes of the Partnership are allocated to the partners on the basis stated in the partnership agreement. It is expected and has been the past practice that the Partnership will distribute to the partners those earnings deemed to be in excess of a reasonable level of capital needed to maintain a strong financial position for the Partnership.

(h)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i)	Joint and Several Liabilities

Joint and several liabilities are recorded for the amount the Partnership agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the Partnership expects to pay on behalf of the co-obligors. See note 3 for further details. The Partnership has not recorded any obligations under this arrangement as of March 27, 2017 and December 26, 2016.

F-65

(j)	Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The Partnership has not yet selected a transition method and is currently evaluating the effect that the standard will have on the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, requiring a lessee to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with a lease term of more than twelve months. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement and presentation of expenses and cash flows arising from a lease. This ASU is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees related to capital and operating leases existing at, or entered into after, the earliest comparative period presented in the financial statements, with certain practical expedients available. Early adoption is permitted. The Partnership does not currently have any leases that will have an impact on the financial statements or disclosures as a result of the adoption of this ASU.

(k)	Subsequent Events

In preparing these financial statements, the Partnership has evaluated events and transactions for potential recognition or disclosure through June 19, 2017.

(7)	Related Party Transactions

On January 1, 2010, the Partnership entered into an intercompany services agreement with HSD, whereby HSD provides various management and administrative services. These services include assistance in the areas of marketing, franchise operations and field support, franchise sales, accounting, purchasing and credit and collections. These expenses are charged to the Partnership based on actual usage or other allocation methods, which approximates actual usage. The Partnership believes the expenses charged are reasonable; however, such expenses may not necessarily be indicative of the cost of obtaining such services if the Partnership operated on a stand-alone basis. In the fiscal quarters ending on March 27, 2017 and March 28, 2016, HSD charged the Partnership approximately $97,000 and $110,000, respectively, for these various management and administrative services which have been included in general and administrative expenses in the statements of income.

HSD also has a management agreement with Metromedia, whereby Metromedia provides management and administrative services at an agreed-upon fixed amount.

Additionally, all cash receipts and disbursements are handled by HSD on behalf of the Partnership.

On October 14, 2009, HSD and certain affiliates, including the Partnership, (collectively, Borrowers) entered into a Credit Agreement (Credit Agreement) with Metromedia which provides for: (1) a term loan of $5,840,000 (first term loan), (2) a term loan of $9,300,000 (second term loan), and (3) a revolving line of credit in an aggregate principal amount not in excess of $5,280,000. The revolving line of credit agreement was subsequently amended, to extend the available borrowing limit to the level needed to cover actual and anticipated draws against the revolving line of credit. The interest on these notes accrues and is payable at a rate of 7.5% per annum. No proceeds were received by the Partnership; however, the Partnership is jointly and severally liable as a co-borrower and guarantor.

F-66

The balances at March 27, 2017 for the first term loan, second term loan, and the revolving line of credit are approximately $7,531,000, $12,042,000 and $21,529,000, respectively. Effective January 1, 2017, the maturity dates on the first term loan, the second term loan and the revolving line of credit were extended to December 31, 2017. Effective January 1, 2014, the interest rate on the outstanding principal balance plus any accrued and unpaid interest as of December 31, 2013 on such loans was amended to (i) 0.28% per annum with respect to the first term loan and the second term loan ; and (ii) with respect to the revolving line of credit, 0.28% initially, and then at the short-term Applicable Federal Rate published each month by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Service Code, as may be adjusted from time to time. Effective January 1, 2014, for any calendar year during which any amounts under the loans remain outstanding, any accrued interest not paid by December 31 shall be capitalized to the principal balance. In the quarters ending March 27, 2017 and March 28, 2016, additional funds were drawn against the revolving line of credit in the aggregate amounts of $65,700 and $318,900, respectively. From time to time, total advances per the revolving line of credit agreement have been and are in excess of the maximum line amount available. Effective January 20, 2017, Metromedia executed a waiver of default for the failure by the Borrowers to immediately repay the aggregate outstanding advances to the extent required to eliminate such excesses, as required by the revolving line of credit agreement.

(8)	Commitments and Contingencies

The Partnership is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition, results of operations, or cash flows of the Partnership.

F-67

Independent Auditor’s Report

To the Partners

Bonanza Restaurant Company

Richardson, Texas

Report on the Financial Statements

We have audited the accompanying financial statements of Bonanza Restaurant Company, which comprise the balance sheets as of December 26, 2016 and December 28, 2015, the related statements of income, changes in partners’ capital and cash flows for the three years ended December 26, 2016, December 28, 2015, and December 29, 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bonanza Restaurant Company as of December 26, 2016 and December 28, 2015, and the results of its operations and its cash flows for the three years ended December 26, 2016, December 28, 2015, and December 29, 2014 in accordance with accounting principles generally accepted in the United States of America.

/S/ RSM US LLP
Dallas, Texas
February 6, 2017

F-68

BONANZA RESTAURANT COMPANY

Balance Sheets

December 26, 2016 and December 28, 2015

(in thousands)

	2016	2015
Assets

Current assets:
Cash	$50	$52
Accounts receivable, net	55	52
Total assets	$105	$104

Liabilities and Partners’ Capital

Liabilities:
Payable - affiliate	$5	$13

Commitments and contingencies

Partners’ capital	100	91
Total liabilities and partners’ capital	$105	$104

See notes to financial statements.

F-69

BONANZA RESTAURANT COMPANY

Statements of Income

Years ended December 26, 2016, December 28, 2015 and December 29, 2014

(in thousands)

	2016	2015	2014
Revenues:
Franchise royalties	$560	$625	$686
Franchise fees	15	-	-
Total revenues	575	625	686

General and administrative expenses	466	542	556

Other Income:
Other income	40	-	-
Interest income on accounts receivable	1	-	-
Total other income	41	-	-

Net income	$150	$83	$130

See notes to financial statements.

F-70

BONANZA RESTAURANT COMPANY

Statements of Partners’ Capital

Years ended December 26, 2016, December 28, 2015 and December 29, 2014

(in thousands)

Partners’ capital, December 30, 2013	$104
Distributions	(115)
Net income	130
Partners’ capital, December 29, 2014	119
Distributions	(111)
Net income	83
Partners’ capital, December 28, 2015	91
Distributions	(141)
Net income	150
Partners’ capital, December 26, 2016	$100

See notes to financial statements.

F-71

BONANZA RESTAURANT COMPANY

Statements of Cash Flows

Years ended December 26, 2016, December 28, 2015 and December 29, 2014

(in thousands)

	2016	2015	2014
Cash flows from operating activities:
Net income	$150	$83	$130
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	14	13	3
Changes in assets and liabilities:
Accounts receivable, net	(17)	(12)	14
Payable / receivable - affiliate	(8)	28	(1)
Net cash provided by operating activities	139	112	146

Cash flows from financing activities:
Distributions to partners	(141)	(111)	(115)
Net cash used in financing activities	(141)	(111)	(115)

Net (decrease) increase in cash	(2)	1	31
Cash, beginning of year	$52	51	20
Cash, end of year	$50	$52	$51

Supplemental disclosure of non-cash financing activity:
Forgiveness of notes receivable	$-	$(13)	$-

See notes to financial statements.

F-72

BONANZA RESTAURANT COMPANY

Notes to Financial Statements

(1)	General

Bonanza Restaurant Company (the Partnership), a Delaware general partnership, is engaged in franchising Bonanza Steakhouse and Bonanza Steak & BBQ restaurants. The Partnership was formed on August 9, 1994, at which time certain assets of the domestic franchising operations of Homestyle Dining LLC (HSD), formerly Metromedia Steakhouses Company, L.P., were transferred to the Partnership. HSD holds a 99% interest in the Partnership, and Jost Restaurant Financing, Inc. (JRFI), a wholly owned subsidiary of HSD, holds the remaining 1% partnership interest. The Partnership relies on HSD for all of its corporate and general and administrative functions, as more fully described in note 3.

As of December 28, 2015, the Partnership had 21 Bonanza Steakhouse or Bonanza Steak & BBQ units operating under franchise (and sub-franchise) agreements in 9 states within the continental United States, Canada, and Puerto Rico. During the fiscal year ended December 26, 2016, 1 new franchised restaurant opened, and 1 franchised restaurant closed. As of December 26, 2016, the Partnership had 21 Bonanza Steakhouse or Bonanza Steak & BBQ units operating under franchise (and sub-franchise) agreements in 10 states within the continental United States, Canada, and Puerto Rico. As of December 26, 2016, HSD did not operate any Bonanza Steakhouse or Bonanza Steak & BBQ units.

The operations of the Partnership are dependent upon the management and administrative services provided by HSD per the intercompany services agreement described in note 3. If HSD is not able to continue providing those services, the Partnership can request Metromedia Company (Metromedia), in accordance with the Partnership’s management agreement with Metromedia, to perform the management and administrative services required to continue the uninterrupted operations of the Partnership.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements of the Partnership are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The more significant of these accounting policies are described below.

The trademarks associated with the Bonanza concept remain assets of HSD and are included in the accounts of HSD. HSD granted a license for the use of the domestic trademarks to the Partnership upon formation. There were no payments made for the use of the trademarks.

(b)	Accounting Period

The Partnership’s fiscal year is the 52 or 53 weeks ending on the last Monday of December. All periods presented comprise a 52 week year.

(c)	Cash

At various times during the year, the Partnership maintained cash balances at a financial institution in excess of federally insured amounts. The Partnership has not experienced any losses in such accounts and management believes that there is no significant credit risk on such accounts.

(d)	Accounts and Notes Receivable

Accounts receivable are recorded at the invoiced amount and are stated net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Partnership’s best estimate of the amount of probable credit losses in the Partnership’s existing accounts receivable. The Partnership determines the allowance based on historical collection data and current franchisee information. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 26, 2016 and December 28, 2015, accounts receivable of the Partnership were approximately $55,000 and $52,000, net of reserve balances recorded of $36,000 and $22,000, respectively.

F-73

Notes receivable are created when the settlement of a delinquent franchisee receivable account is reached and the entire balance is not immediately paid. All notes receivable have personal guarantees from the franchisee. The notes are made for the shortest timeframe negotiable and will generally carry an interest rate of 9% to 12%. Reserve amounts, on the notes, are established generally at 100% or at lesser rates based on the likelihood of collection.

The Partnership wrote off approximately $13,000 of notes receivable in 2015, which had previously already been reserved and therefore not shown on the balance sheet as of December 28, 2015. There were no outstanding notes receivable as of December 26, 2016 and December 28, 2015.

(e)	Franchise Royalties, Fees and Finance Charges

Royalty fees are based on franchise restaurant sales and are recognized as revenue when earned. Initial franchise fees are recognized as revenue when the franchised restaurants commence operation as all services to be provided by the Partnership to earn such fees have been provided. Unearned fees are deferred and are classified as current or long-term liabilities based upon the expected franchise restaurant opening dates. Finance charges may be assessed on past due receivables from franchisees and are recognized when deemed collectible.

(f)	Other Income

In the year ending December 26, 2016, the Partnership received approximately $40,000 from a settlement agreement reached during the year ending December 29, 2014, which had not been previously recorded as income, as management had previously determined that the receivable was not collectable.

(g)	Income Taxes

Income taxes on the earnings of the Partnership are the responsibility of the partners; accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

Management evaluated the Partnership’s tax positions and concluded that the Partnership had taken no material uncertain tax positions that require adjustment to the financial statements. Interest related to unrecognized tax benefits, if any, is recorded in interest expense and penalties incurred in operating expenses.

(h)	Distributions to Partners

Earnings, losses, and other tax attributes of the Partnership are allocated to the partners on the basis stated in the partnership agreement. It is expected and has been the past practice that the Partnership will distribute to the partners those earnings deemed to be in excess of a reasonable level of capital needed to maintain a strong financial position for the Partnership.

(i)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-74

(j)	Joint and Several Liabilities

Joint and several liabilities are recorded for the amount the Partnership agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the Partnership expects to pay on behalf of the co-obligors. See note 3 for further details. The Partnership has not recorded any obligations under this arrangement as of December 26, 2016 and December 28, 2015.

(k)	Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The Partnership has not yet selected a transition method and is currently evaluating the effect that the standard will have on the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, requiring a lessee to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with a lease term of more than twelve months. Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement and presentation of expenses and cash flows arising from a lease. This ASU is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption for lessees related to capital and operating leases existing at, or entered into after, the earliest comparative period presented in the financial statements, with certain practical expedients available. Early adoption is permitted. The Partnership does not currently have any leases that will have an impact on the financial statements or disclosures as a result of the adoption of this ASU.

(k)	Subsequent Events

In preparing these financial statements, the Partnership has evaluated events and transactions for potential recognition or disclosure through February 6, 2017.

(3)	Related Party Transactions

On January 1, 2010, the Partnership entered into an intercompany services agreement with HSD, whereby HSD provides various management and administrative services. These services include assistance in the areas of marketing, franchise operations and field support, franchise sales, accounting, purchasing and credit and collections. These expenses are charged to the Partnership based on actual usage or other allocation methods, which approximates actual usage. The Partnership believes the expenses charged are reasonable; however, such expenses may not necessarily be indicative of the cost of obtaining such services if the Partnership operated on a stand-alone basis. In 2016, 2015 and 2014, HSD charged the Partnership approximately $364,000, $488,000, and $511,000, respectively, for these various management and administrative services which have been included in general and administrative expenses in the Statements of Income.

HSD also has a management agreement with Metromedia, whereby Metromedia provides management and administrative services at an agreed-upon fixed amount.

Additionally, all cash receipts and disbursements are handled by HSD on behalf of the Partnership.

On October 14, 2009, HSD and certain affiliates, including the Partnership, (collectively, Borrowers) entered into a Credit Agreement (Credit Agreement) with Metromedia which provides for: (1) a term loan of $5,840,000 (first term loan), (2) a term loan of $9,300,000 (second term loan), and (3) a revolving line of credit in an aggregate principal amount not in excess of $5,280,000. The revolving line of credit agreement was subsequently amended, to extend the available borrowing limit to the level needed to cover actual and anticipated draws against the revolving line of credit. The interest on these notes accrues and is payable at a rate of 7.5% per annum. No proceeds were received by the Partnership; however, the Partnership is jointly and severally liable as a co-borrower and guarantor.

F-75

The balances at December 26, 2016 for the first term loan, second term loan, and the revolving line of credit are approximately $7,510,000, $12,008,000 and $21,316,000, respectively. Effective January 1, 2017, the maturity dates on the first term loan, the second term loan and the revolving line of credit were extended to December 31, 2017. Effective January 1, 2014, the interest rate on the outstanding principal balance plus any accrued and unpaid interest as of December 31, 2013 on such loans was amended to (i) 0.28% per annum with respect to the first term loan and the second term loan ; and (ii) with respect to the revolving line of credit, 0.28% initially, and then at the short-term Applicable Federal Rate published each month by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Service Code, as may be adjusted from time to time. Effective January 1, 2014, for any calendar year during which any amounts under the loans remain outstanding, any accrued interest not paid by December 31 shall be capitalized to the principal balance. In 2016 and 2015, additional funds were drawn against the revolving line of credit in the aggregate amounts of approximately $398,000 and $1,732,000, respectively. From time to time, total advances per the revolving line of credit agreement have been and are in excess of the maximum line amount available. Effective January 20, 2017, Metromedia executed a waiver of default for the failure by the Borrowers to immediately repay the aggregate outstanding advances to the extent required to eliminate such excesses, as required by the revolving line of credit agreement.

(4)	Commitments and Contingencies

The Partnership is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition, results of operations, or cash flows of the Partnership.

F-76

FATBURGER
FATBURGER
BAR
HAPPY HOUR

FATBURGER & BUFFALO'S
Los Angeles, Ca.

FATBURGER
FATBURGER

BONANZA STEAKHOUSE

119

120

Shares

Common Stock

Preliminary Offering Circular

  , 2017

PART III—EXHIBITS

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Selling Agency Agreement
2.1	Certificate of Incorporation (currently in effect)
2.2	Amended and Restated Certificate of Incorporation (to be effective upon the closing of this Offering)
2.3	Bylaws
3.1	Form of Selling Agent Warrant (included in Exhibit 1.1)
4.1	Form of Subscription Agreement
4.2	Form of Subscription Agreement for BANQ subscribers
6.1†	2017 Omnibus Equity Incentive Plan and forms of award agreements *
6.2	Office Lease, dated November 10, 2016, by and among Duesenberg Investment Company, LLC, Fatburger North America, Inc., Fog Cutter Capital Group Inc., and Fatburger Corporation
6.3	Form of Indemnification Agreement
6.4†	Form of Tax Sharing Agreement, to be effective upon the closing of this Offering.
6.5†	Promissory Note in the principal amount of $30,000,000, to be issued by FAT Brands Inc. to Fog Cutter Capital Group Inc. (effective upon the closing of this Offering)
6.6	Membership Interest Purchase Agreement, dated March 10, 2017, by and between Metromedia Company, JWK Enterprises LLC and Fog Cutter Capital Group, Inc., and amendments thereto
8.1	Form of Closing Escrow Agreement with Wilmington Trust, N.A.
11.1	Consents of Hutchinson and Bloodgood LLP, Independent Registered Public Accounting Firm
11.2	Consent of RSM US LLP, Independent Auditors
11.3†	Consent of Loeb & Loeb LLP (included in Exhibit 12.1)
12.1†	Opinion of Loeb & Loeb LLP
13.1	“Testing the waters” materials
15.1	Correspondence by or on behalf of the Company previously submitted pursuant to Rule 252(d).

† To be filed by amendment.

* Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 6, 2017.

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Wiederhorn and Ron Roe, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew A. Wiederhorn	President/Chief Executive Officer and Director	September 6, 2017
Andrew A. Wiederhorn	(Principal Executive Officer)

/s/ Ron Roe	Senior Vice President and Chief Financial Officer	September 6, 2017
Ron Roe	(Principal Financial and Accounting Officer)

/s/ James Neuhauser	Director	September 6, 2017
James Neuhauser

/s/ Edward H. Rensi	Director	September 6, 2017
Edward H. Rensi

III-2